As filed with the Securities and Exchange Commission on May 6, 2021.

Registration Statement No. 333 - 255026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KALEYRA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7374	82-3027430
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dario Calogero

Chief Executive Officer

Kaleyra Inc.

Via Marco D’Aviano, 2

Milano MI, Italy 20131

Telephone: +39 02 288 5841

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman, Esq. Peter J. Ekberg, Esq. DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 Tel: (415) 615-6095	Richard G. Halle Nick Continenza Vivial Inc. 160 Inverness Drive West, Suite 250 Englewood, CO 80112 Tel: (877) 742-3779	Ackneil M. Muldrow III, Esq. Adé Heyliger, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue, New York, NY 10153 Tel: (212) 310-8825

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the Merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, par value $0.0001 per share	1,600,000	N/A	$20,000,000.00	$ 2,182.00

(1)	Based on the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant (“Kaleyra”) to be issued in connection with the Merger.
(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $20,000,000.00, calculated as the product of (i) 1,600,000 shares of Common Stock, the estimated maximum number of shares of Common Stock that may be issued in the Merger and (ii) $12.50.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 1,600,000.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2021

PROXY STATEMENT FOR

SPECIAL MEETING OF

KALEYRA, INC.

PROSPECTUS FOR 1,600,000 SHARES OF COMMON STOCK

OF

KALEYRA INC.

The board of directors of Kaleyra Inc., a Delaware corporation (“Kaleyra”), has unanimously approved the merger (the “Merger”) of Volcano Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Vivial Inc., a Delaware corporation (“Vivial”), with Vivial surviving the Merger as a wholly-owned subsidiary of Kaleyra pursuant to the terms of that certain Agreement and Plan of Merger dated as of February 18, 2021 (the “Merger Agreement”) by and among Kaleyra, Merger Sub, Vivial and GSO Special Situations Master Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands solely in its capacity as Stockholder Representative (“Stockholder Representative”), for the acquisition of the business owned by Vivial known as mGage (“mGage”), a leading global mobile messaging provider. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”) and is more fully described elsewhere in this proxy statement/prospectus.

In connection with the Merger, Vivial will form a wholly-owned subsidiary (“SpinCo”), into which it will transfer two other wholly-owned subsidiaries, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its subsidiaries (the “Reorganization”). Following the Reorganization, Vivial will cause its stockholders to receive on a pro rata basis 100% of the shares of SpinCo common stock (the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”). As a result of and following the Separation, Vivial will solely own the business of mGage immediately prior to the consummation of the Merger.

Kaleyra will acquire mGage for a total purchase price of approximately $215 million, subject to adjustments. The consideration to mGage shareholders will consist of cash in the amount of $195 million and an additional $20 million in consideration paid through the issuance of 1,600,000 shares of Kaleyra common stock, par value $0.0001 per share (“Common Stock”), at $12.50 per share. The Merger is expected to be consummated in the second fiscal quarter of 2021. In support of the consummation of the Merger, on February 18, 2021, Kaleyra entered into subscription agreements (the “PIPE Subscription Agreements”), each dated February 18, 2021, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, an aggregate of 8,400,000 shares (the “PIPE Shares”) of Kaleyra Common Stock to the PIPE Investors at $12.50 per share, and Kaleyra also entered into convertible note subscription agreements (the “Convertible Note Subscription Agreements”), each dated February 18, 2021, with certain institutional investors (the “Convertible Note Investors”), pursuant to which Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, $200 million aggregate principal amount of 6.125% unsecured convertible notes (the “Convertible Notes”). The issuance of the Convertible Notes, together with the issuance of the PIPE Shares, constitutes the “Financing.”

Certain of our stockholders who collectively own approximately 39.3% of the outstanding shares of Kaleyra Common Stock have each entered into support agreements pursuant to which such stockholders have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents/proxies approving the proposals for which Kaleyra is soliciting consents in connection with the merger agreement. Nonetheless, we will still require holders of additional shares outstanding and entitled to vote to approve the proposals included in this proxy statement/prospectus.

The Kaleyra Common Stock is currently listed on the NYSE American stock exchange (“NYSE American”) under the symbol “KLR.” Upon closing, we intend to apply to list the shares of our Common Stock to be issued to the Vivial equity holders under the Merger Agreement, as well as our shares of Common Stock to be issued in the Financing, on the NYSE American under the same symbol. It is a condition to consummation of the Merger Agreement described above that Kaleyra receives confirmation from the NYSE American that the securities to be issued under the Merger Agreement and as part of the Financing have been conditionally approved for listing on the NYSE American, but there can be no assurance such listing conditions will be met or that Kaleyra will obtain such confirmation from the NYSE American. If such listing conditions are not met or if such confirmation is not obtained, the Merger Agreement described above may not be consummated unless the NYSE American condition set forth in the Merger Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of Kaleyra with detailed information about the proposed issuance of Common Stock in the Merger and the Financing other matters to be considered at the special meeting of Kaleyra. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” and incorporated by reference to Item 1A of our Annual Report on Form 10-K for our most recent fiscal year ended December 31, 2020.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated             , 2021, and is first being mailed to Kaleyra’s shareholders on or about May 10, 2021.

Kaleyra Inc.

Via Marco D’Aviano, 2

Milano MI, Italy 20131

Dear Kaleyra Inc. Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of the stockholders of Kaleyra Inc., a Delaware corporation (“Kaleyra,” “we,” “us,” “our” or the “Company”), which will be held May 27, 2021 at 10:00 am., Pacific Daylight Time, via live webcast at https://www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://www.cstproxy.com/Kaleyra/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Please note that you will only be able to access the Special Meeting by means of remote communication.

On February 18, 2021, Kaleyra executed an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 18, 2021, by and among Kaleyra, its wholly-owned subsidiary, Volcano Merger Sub, Inc. (“Merger Sub”), Vivial Inc. (“Vivial”) and GSO Special Situations Master Fund LP, solely in its capacity as the Stockholder Representative (“Stockholder Representative”), for the acquisition of the business owned by Vivial known as mGage (“mGage”), a leading global mobile messaging provider (the transaction contemplated by the Merger Agreement, the “Merger”). Kaleyra will acquire mGage for a total purchase price of approximately $215,000,000, subject to adjustments. The consideration to mGage shareholders will consist of cash in the amount of $195,000,000 and an additional $20 million in consideration paid through the issuance of 1,600,000 shares of Kaleyra common stock, par value $0.0001 per share (“Parent Common Stock”) at $12.50 per share.

In connection with the Merger, Vivial will form a wholly-owned subsidiary (“SpinCo”), into which it will transfer two other wholly-owned subsidiaries, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its subsidiaries (the “Reorganization”). Following the Reorganization, Vivial will cause its stockholders to receive on a pro rata basis 100% of the shares of SpinCo common stock (the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”). As a result of and following the Separation, Vivial will solely own the business of mGage immediately prior to the consummation of the Merger.

In support of the consummation of the Merger, on February 18, 2021, Kaleyra entered into subscription agreements (the “PIPE Subscription Agreements”), each dated February 18, 2021, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, an aggregate of 8,400,000 shares (the “PIPE Shares”) of Parent Common Stock to the PIPE Investors at $12.50 per share, and Kaleyra also entered into convertible note subscription agreements (the “Convertible Note Subscription Agreements”), each dated February 18, 2021, with certain institutional investors (the “Convertible Note Investors”), pursuant to which Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, $200,000,000 aggregate principal amount of 6.125% unsecured convertible notes (the “Convertible Notes”). The issuance of the Convertible Notes, together with the issuance of the PIPE Shares, constitutes the “Financing.”

At the effective time of the Merger (the “Effective Time”), each share of Vivial common stock, par value $0.01 per share (collectively, the “Vivial Common Stock”), issued and outstanding immediately prior to the Effective Time (including shares of Vivial Common Stock resulting from the conversion of restricted stock units prior to the Effective Time) will be cancelled and converted into and will thereafter represent the right to receive, without interest, in accordance with a schedule to be delivered by Vivial prior to the closing of the Merger, (i) the

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Estimated Per Share Merger Consideration plus (ii) such share’s Allocable Share of any Adjustment Amount distributed pursuant to the Merger Agreement and Adjustment Escrow Amount in accordance with an escrow agreement to be established for the Adjustment Escrow Amount plus (iii) its Allocable Share of any amount from the Stockholder Representative Expense Fund distributed. “Allocable Share” means with respect to each share of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in Vivial’s treasury or by Kaleyra or Merger Sub and the such amount of shares that are repurchased in accordance with Vivial’s existing Investor Rights Agreement)), a fraction (a) the numerator of which is one and (b) the denominator of which is the aggregate number of shares of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in Vivial’s treasury or by Kaleyra or Merger Sub). The “Adjustment Amount” means the Final Merger Consideration minus the Estimated Merger Consideration.

The “Merger Consideration” means an amount equal to (a) $195,000,000 minus (b) the amount of the Closing Debt plus (c) the amount of the Closing Cash plus (d) if the Closing Net Working Capital exceeds $7,500,000 (the “Net Working Capital Target”), the amount of such excess minus (e) if the Net Working Capital Target exceeds the Closing Net Working Capital, the amount of such excess minus (f) the Closing Company Transaction Expenses plus (g) $20,000,000 (the “Parent Common Stock Consideration Amount”); provided, however, in no event shall Closing Cash exceed $7,000,000 (the “Maximum Closing Cash Amount”). The “Estimated Merger Consideration” is the estimated calculation of the Merger Consideration that will be made by Vivial two business days prior to the anticipated date of closing of the Merger (the “Closing Date”) using the formula set forth in the prior sentence. The “Estimated Per Share Merger Consideration” means an amount equal to (x) the Closing Payment divided by (y) the aggregate number of shares of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Vivial’s treasury or by Kaleyra or Merger Sub). The “Closing Payment” means the Estimated Merger Consideration minus $2,000,000 (the “Adjustment Escrow Amount”) minus $500,000 (the “Stockholder Representative Expense Fund”). “Final Merger Consideration” means the Merger Consideration finally determined by the parties following the adjustment process specified in the Merger Agreement.

The “Closing Cash” means the cash outstanding of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. (Eastern Daylight Time) on the date immediately preceding the Closing Date. The “Closing Debt” means the aggregate indebtedness outstanding of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. (Eastern Daylight Time) on the date immediately preceding the Closing Date. The “Closing Net Working Capital” means the Net Working Capital of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. (Eastern Daylight Time) on the date immediately preceding the Closing Date. “Net Working Capital” means: (a) current assets minus (b) current liabilities (including uncleared checks written by Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation), in each case determined in accordance with Vivial’s accounting principles. For the avoidance of doubt, Net Working Capital shall exclude long term assets and liabilities, and any items of Indebtedness, income taxes, deferred tax assets and liabilities, cash, Closing Company Transaction Expenses, and intercompany balances among Vivial, mGage and any of Vivial’s wholly owned subsidiaries that remain following the Separation.

The “Closing Company Transaction Expenses” means the Company Transaction Expenses outstanding on the Closing Date to the extent not paid by Vivial at 11:59 p.m. (Eastern Daylight Time) on the date immediately preceding the Closing Date. “Company Transaction Expenses” means all (a) expense reimbursement payable to any other bidders of the transactions contemplated by the Merger Agreement, (b) fees, costs, charges, expenses and obligations payable to Vivial’s advisors and other fees, costs, charges, expenses and obligations of professional service firms incurred by Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation in connection with the transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement and the Distribution and Reorganization, in each case to the extent unpaid as of the Closing Date, (c) the amount of the aggregate of the Employee Payments, and all employer taxes related thereto, (d) the cost of terminating in full all obligations or liabilities under any advisory or similar affiliate agreements

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(if any), (e) all transfer taxes allocable to SpinCo under the Merger Agreement, (f) 50% of all other transfer taxes not expressly allocable to SpinCo, (g) 50% of the costs fees and expenses of obtaining, and relating to, a tail director and officer insurance policy, and (h) 50% of the fees to be paid for antitrust review of the Merger; provided, that Company Transaction Expenses shall not include any amounts (i) to the extent included in the calculation of the Adjustment Amount as Closing Debt, (ii) to the extent included as current liabilities in the calculation of Net Working Capital and (iii) any fees or expenses incurred by or on behalf of Kaleyra or Merger Sub in connection with the transactions contemplated by the Merger Agreement or any other transaction document, whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Kaleyra or Merger Sub). The “Employee Payments” means, without duplication, in respect of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation any payments in respect of (a) severance, change in control, retention, transaction or similar bonus, termination or similar amounts payable and (b) any payments in respect of equity-based compensation (including any profits interests), in each case of clause (a) or (b), payable to any person solely in connection with the closing of the Merger to the extent due and payable as of such closing.

The Parent Common Stock Consideration Amount shall be paid with the issuance of such number of shares of Parent Common Stock equal to (a) the Parent Common Stock Consideration Amount, divided by (b) $12.50, or a total of 1,600,000 shares of Parent Common Stock. The remainder of the Merger Consideration shall be paid in cash.

Certain of our stockholders who collectively own approximately 39.3% of the outstanding shares of Parent Common Stock have each entered into support agreements pursuant to which such stockholders have agreed, subject to the terms and conditions of such support agreements, to execute and return written consents/proxies approving the proposals for which Kaleyra is soliciting consents in connection with the merger agreement. Nonetheless, we will still require holders of additional shares outstanding and entitled to vote to approve the proposals included in this proxy statement/prospectus.

The Parent Common Stock is currently listed on the NYSE American stock exchange (“NYSE American”) under the symbol “KLR.” Upon Closing, we intend to apply to list the shares of the Parent Common Stock to be issued to the Vivial equity holders under the Merger Agreement, as well as our shares Parent Common Stock to be issued in the Financing, on the NYSE American under the same symbol. It is a condition to consummation of the Merger Agreement described above that Kaleyra receives confirmation from the NYSE American that the securities to be issued under the Merger Agreement and as part of the Financing have been conditionally approved for listing on the NYSE American, but there can be no assurance such listing conditions will be met or that Kaleyra will obtain such confirmation from the NYSE American. If such listing conditions are not met or if such confirmation is not obtained, the Merger Agreement described above may not be consummated unless the NYSE American condition set forth in the Merger Agreement is waived by the applicable parties.

At the Special Meeting, Company stockholders will be asked to consider and vote upon (1) a proposal to approve the issuance of more than 20% of the outstanding Parent Common Stock in connection with the shares of the Parent Common Stock issuable under the Merger Agreement as well as in connection with the Financing, as well as (2) a proposal to increase the number of shares of the Parent Common Stock available for issuance under the Kaleyra Inc 2019 Equity Incentive Plan by 4,000,000.

We are providing you with the accompanying proxy statement/prospectus and accompanying proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Information about the Special Meeting, the Merger and other related business to be considered by the Company’s stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus, including the Annexes and the accompanying financials statements of the Company and of Vivial carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” included as Item 1A to our Annual Report on Form 10-K for our most recent fiscal year ended December 31, 2020 and incorporated by reference herein, a copy of which accompanies this proxy statement/prospectus.

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After careful consideration, our Board has approved the Merger Agreement and the transactions contemplated therein, and recommends that our stockholders vote “FOR” adoption of the NYSE American Stock Issuance Proposal to facilitate the financing of the Merger, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus.

Approval of each of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may still vote during the Special Meeting by visiting https://www.cstproxy.com/Kaleyra/2021 with your 12-digit control number assigned by Continental Stock Transfer & Trust Company included on your proxy card or obtained from them via email. The transactions contemplated by the Merger Agreement will be consummated only if the Transaction Proposals are approved at the Special Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

On behalf of our Board, I would like to thank you for your support of Kaleyra and look forward to a successful completion of the Merger.

Sincerely,

Dario Calogero

Chief Executive Officer

May 6, 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2021, and is expected to be first mailed to Company stockholders on or about May 10, 2021.

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NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF KALEYRA, INC.

TO BE HELD May 27, 2021

To the Stockholders of Kaleyra Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Kaleyra Inc., a Delaware corporation (“Kaleyra,” “we,” “us,” “our” or the “Company”), which will be held on May 27, 2021 at 10:00 a.m., Pacific Daylight Time, via live webcast at https:// www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://www.cstproxy.com/Kaleyra/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business which you will be asked to consider and vote on:

1.

Proposal No. 1 - The NYSE American Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of NYSE American (“NYSE American”), the issuance of more than 20% of the outstanding Parent Common Stock in connection with the Merger, and the transactions contemplated by the PIPE Subscription Agreements (as defined below) and the Convertible Note Subscription Agreements (as defined below), including up to 8,400,000 shares of Parent Common Stock to the PIPE Investors and 11,851,852 shares of the Parent Common Stock upon conversion of the Convertible Notes (as defined below);

2.

Proposal No. 2 - The Incentive Plan Proposal – To approve an increase to the number of shares of the Parent Common Stock available for issuance under the Kaleyra Inc. 2019 Equity Incentive Plan (the “Incentive Plan”) by 4,000,000 shares;

3.

Proposal No. 3 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company and Vivial.

The record date for the Special Meeting is May 6, 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://www.cstproxy.com/Kaleyra/2021.

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The Company and Vivial cannot complete the Merger unless the Company’s stockholders approve the issuance of additional shares of the Parent Common Stock as contemplated under the NYSE American Stock Issuance Proposal, including the issuance of Parent Common Stock to Vivial equity holders as merger consideration and the issuance of shares of to the PIPE Investors and upon conversion of the Convertible Notes. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the matters described in this proxy statement/prospectus.

A majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote must be present in person via the virtual meeting platform or by proxy to constitute a quorum for the transaction of business at the Special Meeting. Approval of each of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting. The Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Dario Calogero

Chief Executive Officer

Milan, Italy

May 6, 2021

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SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

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There are currently 31,307,336 shares of Parent Common Stock issued and outstanding, and 12,879,345 shares of Parent Common Stock issued to our directors and our executive officers or any of their affiliates (the “Insider Shares”). We refer to the holders of the remaining 18,427,991 shares of Parent Common Stock as our “public stockholders.” There are currently no shares of preferred stock issued and outstanding.

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For more information regarding the Parent Common Stock and warrants, please see the section entitled “Description of Securities” contained in the Company’s Registration Statement on Form 8-A (File No. 001-38320), filed with the Commission on November 25, 2019 pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

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Vivial Networks, a wholly-owned subsidiary of Vivial, which also does business as mGage, is a leading global mobile messaging provider. For more information about Vivial Networks, please see the sections entitled “Information about mGage-Business” and “Vivial Networks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

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Subject to the terms of the Merger Agreement and customary adjustments, at the Effective Time (as defined below) of the Merger, each share of Vivial Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time of the Merger (other than shares owned by Vivial as treasury stock or Dissenting Shares (as defined below)) will convert into a number of shares of Parent Common Stock as set forth in the Merger Agreement (the “Merger Consideration”).

•	The Company has agreed to pay Vivial equity holders aggregate consideration consisting of cash proceeds of $195,000,000 and up to 1,600,000 shares of Parent Common Stock valued at $12.50 per share.

•	The PIPE Investors (as defined below) have agreed to purchase 8,400,000 shares of Parent Common Stock at $12.50 per share, in the aggregate, for $105,000,000 of gross proceeds.

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The Convertible Note Investors (as defined below) have agreed to purchase pursuant to the Convertible Note Subscription Agreements (as defined below) with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to the Closing, the Convertible Notes (as defined below) for an aggregate purchase price of $200,000,000. The Convertible Notes are convertible into 11,851,852 shares of Parent Common Stock.

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It is anticipated that, upon completion of the Merger: (i) the Company’s existing public stockholders (other than the PIPE Investors and the Convertible Note Investors) will retain an ownership interest of approximately 44.6% in the post-combination company; (ii) the PIPE Investors will own approximately 20.3% of the post-combination company (such that public stockholders, including the PIPE Investors, will own approximately 64.9% of the post-combination company); and (iii) the former Vivial equity holders will own approximately 3.9% of the post-combination company.

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The ownership percentage with respect to the post-combination company following the Merger does not take into account (i) warrants to purchase Parent Common Stock that will remain outstanding immediately following the Merger, (ii) conversion of any of the Convertible Notes or (iii) the issuance of any shares upon completion of the Merger under the Incentive Plan, a copy of which as proposed to be amended and restated is attached to this proxy statement/prospectus as Annex B. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus - Impact of the Merger on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” “Proposal No. 2 - The Incentive Plan Proposal.”

•	At the Special Meeting, the stockholders of the Company will be asked to vote on:

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Proposal No. 1 - The NYSE American Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the NYSE American, the issuance of more than 20% of the outstanding Parent Common Stock in connection with the Merger, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 1,600,000 shares of Parent Common Stock to the Vivial equity holders, 8,400,000 shares of Parent Common Stock to the PIPE Investors, 11,851,852 shares of the Parent Common Stock upon conversion of the Convertible Notes (as defined below);

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Proposal No. 2 - The Incentive Plan Proposal –- To approve an increase in the number of shares of the Parent Common Stock available for issuance under the Kaleyra Inc. 2019 Equity Incentive Plan by 4,000,000 shares;

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Proposal No. 3 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal, and the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal.

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The Merger Agreement may be terminated at any time prior to the consummation of the Merger upon agreement of the parties thereto, or by the Company or Vivial in specified circumstances. For more information about the termination rights under the Merger Agreement, please see the section entitled “The Merger - Agreement and Plan of Merger - Termination.”

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The proposed Merger involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors” and our risk factors included under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, a copy of which is included with this proxy statement/prospectus and which is incorporated herein by reference.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Kaleyra” refer to Kaleyra Inc., a Delaware corporation, and the term “post-combination company” refers to the Company following the consummation of the Merger.

In this proxy statement/prospectus:

“Board” or “Board of Directors” means the board of directors of the Company.

“Closing” means the closing of the transactions contemplated by the Merger Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Convertible Note Investment” means the private placement pursuant to which the Convertible Note Investors have subscribed for the Convertible Notes for an aggregate purchase price of $200,000,000.

“Convertible Note Investors” means certain institutional investors that will invest in the Convertible Note Investment.

“Convertible Note Shares” means the 11,851,852 shares of Parent Common Stock to be issued upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements and the Indenture.

“Convertible Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on February 18, 2021, between the Company and certain investors, pursuant to which such Convertible Note Investors have agreed to purchase an aggregate of $200,000,000 in the Convertible Note Investment.

“Convertible Notes” means the 6.125% Convertible Senior Notes due 2026 and that are convertible into Convertible Note Shares at a conversion price of $16.875 per share.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLA” means DLA Piper LLP (US), counsel to the Company.

“Distribution” means the distribution by Vivial, after the Reorganization and prior to the Closing, of all of the shares of SpinCo common stock to Vivial equity holders on a pro rata basis according to their ownership of Vivial.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing” means the issuance of the Convertible Notes, together with the issuance of the PIPE Shares.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the Kaleyra Inc. 2019 Equity Incentive Plan.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“mGage” means the global mobile engagement business of Vivial prior to the Closing.

“MacKenzie” means MacKenzie Partners, Inc., proxy solicitor to the Company.

“Merger” means the transactions contemplated by the Merger Agreement, including the Merger of Merger Sub with and into Vivial, with Vivial continuing as the surviving company.

“Merger Agreement” means that certain Merger Agreement, dated as of February 18, 2021, by and among Company, Merger Sub, Vivial and GSO Special Situations Master Fund LP, as the Stockholder Representative.

“Merger Sub” means Project Volcano Merger Sub Inc., a Delaware corporation.

“NYSE American” means the NYSE American stock exchange.

“Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

“Registration Statement” means this registration statement on Form S-4 and any amendments thereto, as filed with the SEC.

“Reorganization” means the transfer by Vivial to SpinCo of all equity, assets and liabilities of Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, each of which is a wholly-owned subsidiary of Vivial, and their respective subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” means the Reorganization and the Distribution, collectively.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement to be entered into by the parties thereto for purposes of effectuating the Separation.

“SpinCo” means a Delaware corporation to be formed by Vivial as a wholly-owned subsidiary of Vivial for purposes of effectuating the Separation.

“Transition Services Agreement” means a Transition Services Agreement to be entered into immediately prior to Closing between SpinCo and Merger Sub pursuant to which the parties would provide certain business services to one another for a limited period after the Closing.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“Vivial” means Vivial Inc., a Delaware corporation and its subsidiaries.

“Vivial Common Stock” means the shares of Vivial common stock, par value $0.01 per share.

“Vivial equity holder” means each holder of Vivial Common Stock or a vested equity award.

“Vivial Networks” means Vivial Networks LLC, a wholly-owned subsidiary of Vivial, and the owner of the business known as mGage.

“Weil” means Weil, Gotshal & Manges LLP, counsel to Vivial.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Merger and the Proposals and the voting procedures for the Special Meeting, which will be held on May 27, 2021 at 10:00 a.m., Pacific Daylight Time, via live webcast at https://www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://www.cstproxy.com/Kaleyra/2021 and using a control number assigned by Continental Stock Transfer & Trust Company.

Q: Why am I receiving this proxy statement/prospectus?

A: You are being asked to consider and vote upon proposals to approve the issuance of additional shares of our Common Stock that will exceed 20% of our currently outstanding fully-diluted shares in connection with the issuance of shares to Vivial equity holders under the Merger as well as in connection with the Financing, and to approve an increase to the number of our shares of Parent Common Stock available for issuance under our 2019 Equity Incentive Plan by 4,000,000 shares, among other proposals. These proposals are required under the terms of the Merger Agreement. We have entered into the Merger Agreement, pursuant to which the Company’s wholly owned subsidiary, Merger Sub, will merge with and into Vivial, with Vivial surviving the Merger. Subject to the terms of the Merger Agreement and customary adjustments, at the Effective Time of the Merger, each share of Vivial Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares owned by Vivial as treasury stock or Dissenting Shares) will convert into a number of shares of Parent Common Stock as set forth in the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its Annexes contain important information about the proposed Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on May 27, 2021 at 10:00 a.m., Pacific Daylight Time, via live webcast at https://www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the Special Meeting by visiting https://www.cstproxy.com/Kaleyra/2021 and using a control number assigned by Continental Stock Transfer & Trust Company.

To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Q: How can I attend and vote at the Special Meeting?

A: Any stockholder wishing to attend the virtual meeting should register for the meeting by May 26, 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Special Meeting, go to https://www.cstproxy.com/Kaleyra/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access

Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?

A: You are being asked to approve the following proposals:

1. Proposal No. 1 - The NYSE American Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of the NYSE American, the issuance of more than 20% of the outstanding Parent Common Stock in connection with the Merger, including 1,600,000 shares of our Common Stock to former Vivial stockholders under the Merger, 8,400,000 shares of Common Stock to the PIPE Investors, and 11,851,852 shares of our Common Stock upon conversion of the Convertible Notes;

2. Proposal No. 2 - The Incentive Plan Proposal - To approve the increase in the number of shares of Parent Common Stock available for issuance under Incentive Plan by 4,000,000 shares; and

3. Proposal No. 3 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal.

Q: Are the proposals conditioned on one another?

A: No. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are not conditioned on approval of any other proposal. However, the transactions contemplated by the Merger Agreement may not be consummated if the NYSE American Stock Issuance Proposal is not approved at the Special Meeting.

Our current deadline to consummate the Merger is June 30, 2021; however this can be extended to July 31, 2021 upon the occurrence of certain circumstances.

Q: Why are we not providing stockholders with the opportunity to vote on the Merger?

A: Our Board of Directors has unanimously approved of the Merger Agreement and the transactions contemplated thereby, and under the Delaware General Corporation Law and other governing documents, approval of our stockholders of the Merger Agreement is not required. Vivial stockholders are required to approve the Merger Agreement, however, Kaleyra and two stockholders of Vivial owning a majority of the Vivial Common Stock (the “Key Company Stockholders”), concurrently with the execution and delivery of the Merger Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Vivial Common Stock in favor of the Merger Agreement and the Merger. As a result, approval by the Vivial stockholders of the Merger and the Merger Agreement is assured. Separately, Vivial and certainly stockholders of Kaleyra owning beneficially approximately 39.3% of our outstanding shares of Common Stock have entered into the Parent Insider Support Agreement (the “Parent Insider Support Agreement”), pursuant to which the stockholders of Kaleyra who entered into such agreement have agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the stockholders’ meeting of Kaleyra (or validly execute and return and cause such consent to be granted with respect to), all of their shares of Parent Common Stock (subject to the right to be able to transfer a certain specified amount of shares) in favor of “Proposal 1 – NYSE American Stock Issuance Proposal” and against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Kaleyra under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated.

Q: What revenues and profits/losses has Vivial Networks generated in the last two years?

A: For its most recent fiscal years ended December 31, 2020 and 2019, Vivial Networks generated revenues of approximately $141.3 million and $111.9 million, respectively, and earned income of approximately $23.8 million and $10.8 million, respectively. For additional information, please see the sections entitled “Selected Consolidated Historical Financial and Other Information of Vivial Networks” and “Vivial Networks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q: How will Vivial be acquired in the Merger?

A: Pursuant to the Merger Agreement, Vivial will become a wholly owned subsidiary of the Company as a result of the Company’s wholly owned subsidiary, Merger Sub, merger with and into Vivial, with Vivial surviving the Merger.

Q: Following the Merger, will our securities continue to trade on a stock exchange?

A: Yes. We intend to apply to continue the listing of our Common Stock on the NYSE American under the symbol “KLR”, upon the Closing.

Q: What has been the trading price of our Common Stock following the announcement of the Merger?

A: On February 18, 2021, the trading date immediately prior to the public announcement of the Merger, our Common Stock, closed at $16.68. On May 4, 2021, the trading date immediately prior to the date of this proxy statement/prospectus, our Common Stock closed at $12.93.

Q: How will the Merger impact the shares of the Company outstanding after the Merger?

A: After the Merger and the consummation of the transactions contemplated thereby, including the PIPE Investment and the Convertible Note Investment, the amount of Parent Common Stock outstanding will increase by approximately 31.9% to 41,307,336 shares of Parent Common Stock. Additional shares of Parent Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of shares of Parent Common Stock upon exercise of warrants, conversion of the Convertible Notes and settlement of our existing restricted stock units or those that are issued in the future.

Q: Will the management and board of directors of Vivial change in the Merger?

A: Yes. The board of directors of Vivial will be replaced at the Closing by the board members of Merger Sub (each of whom is a current officer of the Company). Management of Vivial will be replaced by current members of management of the Company.

Q: What equity stake will current stockholders of the Company, the PIPE Investors and the Vivial equity holders hold in the Company after the Closing?

A: It is anticipated that, upon completion of the Merger: (i) the Company’s existing public stockholders (other than the PIPE Investors and the Convertible Note Investors) will retain an ownership interest of approximately 44.6% in the post-combination company; (ii) the PIPE Investors will own approximately 20.3% of the post-combination company (such that public stockholders, including the PIPE Investors, will own approximately 64.9% of the post-combination company); and (iii) the former Vivial equity holders will own approximately 3.9% of the post-combination company.

For more information, please see the sections entitled “Summary of the Proxy Statement - Impact of the Merger on the Company’s Public Float” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: Will we obtain new financing in connection with the Merger?

A: Yes. The PIPE Investors have agreed to purchase 8,400,000 shares of Parent Common Stock for $12.50 per share in the aggregate, for $105,000,000 of gross proceeds pursuant to the PIPE Subscription Agreement. The PIPE Subscription Agreements are contingent upon, among other things, stockholder approval of the NYSE American Stock Issuance Proposal and the Closing.

Additionally, the Convertible Note Investors have agreed to purchase an aggregate of $200,000,000 of gross proceeds, pursuant to the Convertible Note Subscription Agreements. The Convertible Note Subscription Agreements are contingent upon, among other things, stockholder approval of the NYSE American Stock Issuance Proposal and the Closing.

Q: What conditions must be satisfied to complete the Merger?

A: There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of the Company of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “The Merger - Agreement and Plan of Merger - Conditions to Closing.”

Q: Are there any arrangements to help ensure that the Company will have sufficient funds from the PIPE Investment and the Convertible Note Investment, to fund the aggregate purchase price?

A: The Company will use the proceeds of the PIPE Investment and the Convertible Note Investment to pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Merger Agreement in connection with the transactions contemplated by the Merger Agreement, including the Merger, and pursuant to the terms of the Merger Agreement.

Q: Why is the Company proposing the NYSE American Stock Issuance Proposal?

A: We are proposing the NYSE American Stock Issuance Proposal in order to comply with NYSE American Company Guide Sections 712(b) and 713(a), which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Merger, we expect to issue (i) up to 1,600,000 shares of Parent Common Stock to the Vivial equity holders, (ii) 8,400,000 shares of Parent Common Stock to the PIPE Investors, and (iii) 11,851,852 shares of our Common Stock upon conversion of the Convertible Notes. Because we may issue 20% or more of outstanding Parent Common Stock when considering together the Merger Consideration, the PIPE Investment and the Convertible Note Investment, we are required to obtain stockholder approval of such issuance pursuant to NYSE American Company Guide Sections 712(b) and 713(a). For more information, please see the section entitled “Proposal No. 1 - The NYSE American Stock Issuance Proposal.”

Q: Why is the Company proposing the Incentive Plan Proposal?

A: The purpose of the Incentive Plan Proposal is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 2 - The Incentive Plan Proposal” for additional information.

Q: Why is the Company proposing the Adjournment Proposal?

A: We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal, but no other proposal if the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal are approved. Please see the section entitled “Proposal No. 3 - The Adjournment Proposal” for additional information.

Q: What happens if you sell your shares of Parent Common Stock before the Special Meeting?

A: The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Parent Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting.

Q: What constitutes a quorum at the Special Meeting?

A: A majority of the voting power of all outstanding shares of the capital stock of the Company entitled to vote must be present in person or by proxy (which would include presence at the virtual Special Meeting) to constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 15,653,669 shares of Parent Common Stock would be required to achieve a quorum.

Q: What vote is required to approve the proposals presented at the Special Meeting?

A:

Proposal No. 1 - The NYSE American Stock Issuance Proposal: The approval of the NYSE American Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE American Stock Issuance Proposal. For purposes of NYSE American rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 2 - The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote by proxy, as well as an abstention and broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE American rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 3 - The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q: May the Company or the Company’s directors or officers or their affiliates purchase shares in connection with the Merger?

A: In connection with the stockholder vote to approve the proposed Merger, directors and officers or their respective affiliates may purchase shares in the open market or privately negotiate transactions to purchase shares from stockholders. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

Q: How many votes do you have at the Special Meeting?

A: Each stockholder is entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record by such stockholder as of May 6, 2021, the record date for the Special Meeting. As of the close of business on the record date, there were 31,307,336 outstanding shares of Parent Common Stock.

Q: How will our directors and officers vote?

A: Neither we nor our directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the Merger. Currently, our directors and officers, along with those affiliated stockholders party to the Parent Insider Support Agreement, own approximately 41.1% of our issued and outstanding shares of Parent Common Stock and will be able to vote all such shares at the Special Meeting.

Q: How do I vote?

A: If you were a stockholder of record on May 6, 2021, you may vote by granting a proxy. Specifically, you may vote:

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By Mail - You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Votes submitted by mail must be received by 5:00 p.m. Pacific Daylight Time on May 6, 2021.

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You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting.

•	If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

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Voting at the Special Meeting - We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://www.cstproxy.com/Kaleyra/2021, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting.

If you hold your shares in street name, you must submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Q: What will happen if I abstain from voting or fail to vote at the Special Meeting?

A: At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Adjournment Proposal. In addition, for purposes of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal, the NYSE American considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q: If I am not going to attend the Special Meeting, should I return my proxy card instead?

A: Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully. If you are a stockholder of record of Parent Common Stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner of Parent Common Stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q: What is the difference between a stockholder of record and a “street name” holder?

A: If your shares are registered directly in your name with the Company’s Transfer Agent, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: How will a broker non-vote impact the results of each proposal?

A: Broker non-votes will not have any effect on the outcome of any proposals.

Q: May I change my vote after I have returned my signed proxy card or voting instruction form?

A: Yes. If you are a holder of record of Parent Common Stock as of the close of business on the record date, whether you vote by mail, you can change or revoke your proxy before it is voted at the Special Meeting by:

•

delivering a signed written notice of revocation to our Secretary at Via, Marco D’Aviano, 2, Milano Ml, Italy 20131, prior to The Special Meeting, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending and voting at the Special Meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of Parent Common Stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: What happens if the Merger is not consummated?

A: There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “The Merger - Agreement and Plan of Merger” for information regarding the parties’ specific termination rights.

In addition, if the Merger is not consummated, which would occur in the event “Proposal 1 – The NYSE American Stock Issuance Proposal” is not approved, the Merger Agreement would be subject to termination and neither the Separation nor the Financing would be consummated. In addition, in certain circumstances where a termination of the Merger Agreement occurs, the Company would be obligated to pay Vivial a termination fee. See “The Merger – Agreement and Plan of Merger – Termination.”

Q: When is the Merger expected to be completed?

A: The closing of the Merger is expected to take place on or prior to the second business day following the satisfaction or waiver of the conditions described below in the subsection entitled “The Merger - Agreement and Plan of Merger - Conditions to Closing.” The closing is expected to occur in the first half of 2021. The Merger Agreement may be terminated by the Company or Vivial if the Closing has not occurred by June 30, 2021, although either the Company or Vivial may extend this date to July 31, 2021 in the event that the SEC has not declared this Registration Statement effective by May 14, 2021.

For a description of the conditions to the completion of the Merger, see the section entitled “The Merger - Agreement and Plan of Merger – Conditions to Closing.”

Q: What do you need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Merger will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: Who can vote at the special meeting?

A: Only holders of record of the Parent Common Stock, including those shares held as a constituent part of our units, at the close of business on May 6, 2021 are entitled to have their vote counted at the special meeting and any adjournments or postponements thereof. On this record date, 31,307,336 shares of Parent Common Stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares or units were registered directly in your name with the Company’s Transfer Agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares or units were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement/ prospectus are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A: We will pay the cost of soliciting proxies for the Special Meeting. We have engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay MacKenzie a fee of $9,000, plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Parent Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Parent Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

c/o Kaleyra Inc.

Via Marco D’Aviano, 2

Milano MI, Italy 20131

Attn: Secretary

Telephone: +39 02 288 5841

You may also contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company and Vivial to fully understand the proposed Merger (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 98 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume: (i) no inclusion of any shares of Parent Common Stock issuable pursuant to the Incentive Plan at or following the Closing; (iii) an equity raise of approximately $105,000,000 of gross proceeds from the PIPE Investment of 8,400,000 shares of Parent Common Stock at $12.50 per share; and (iv) no issuance of 11,851,852 shares of Parent Common Stock on conversion of the Convertible Notes issued pursuant to the convertible debt raise of approximately $200,000,000 of gross proceeds from the Convertible Investment.

Parties to the Merger

The Company

We are a Delaware corporation formerly known as GigCapital, Inc., and as a result of our business combination with Kaleyra S.p.A. on November 25, 2019, we changed our name to Kaleyra, Inc.

Kaleyra provides its customers and business partners with a trusted cloud communications platform (the “Platform”) that seamlessly integrates software services and applications for business-to-consumer communications between Kaleyra’s customers and their end-user customers and partners on a global basis. The demand for cloud communications is increasingly driven by the growing, and often mandated, need for enterprises to undertake a digital transformation that includes omnichannel, mobile-first interactive end-user customer communications. This complements new workflows that Kaleyra’s customers have developed which are driven by software and artificial intelligence to automate certain end-user customer-facing processes before, during and after transactions. These communications are increasingly managed through mobile network operators as the gateway to reach end-user consumers’ mobile devices. Kaleyra’s Platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end-user customers. Kaleyra’s Platform couples a “Software as a Service” or SaaS business model, creating what is generally referred to as a “cloud communications platform as a service”, or simply CPaaS.

Kaleyra is a result of the expansion of the former Ubiquity, which was founded in Milan, Italy in 1999. Ubiquity secured a leading market position in mobile messaging on behalf of the Italian financial services industry and then sought to expand its products and geographic offerings. Ubiquity acquired Solutions Infini of Bangalore, India in 2017 and Buc Mobile of Vienna, Virginia in 2018. It was rebranded as Kaleyra S.p.A. in February 2018. Following the integration of the acquired entities, the combined company is collectively engaged in the operation of the Platform on behalf of Kaleyra’s customers.

The mailing address of the Company’s principal executive office is c/o Kaleyra Inc., Via Marco D’Aviano, 2, Milano MI, Italy.

Additional information regarding the Company can be found in Item 1 (“Business”) in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020 filed with the SEC on March 16, 2021, a copy of which is incorporated by reference into this proxy statement/prospectus and which is incorporated by reference herein.

Merger Sub

Merger Sub, a Delaware corporation, is a wholly owned subsidiary of the Company, formed by the Company in February 2021 to consummate the Merger. In the Merger, Merger Sub will merge with and into Vivial, with Vivial continuing as the surviving corporation (the “Surviving Corporation”).

The mailing address of Merger Sub’s principal executive office is Via Marco D’Aviano, 2, Milano MI, Italy.

Vivial

Vivial Networks, a wholly-owned indirect subsidiary of Vivial, was formed to invest in and acquire digital marketing companies. On August 21, 2015, Vivial Networks completed the acquisition of mGage. mGage is a global mobile engagement provider which enables brands to intelligently personalize mobile communications for the omni-channel consumer, across marketing and customer care interactions, primarily through SMS and MMS text marketing and engagement campaigns. Currently, mGage provides these services in North America, South America, Europe, and Asia with plans for further global expansion

For more information about Vivial, please see the sections entitled “Information About mGage” and “Vivial Networks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emerging Growth Company

The Company is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Company has elected to take advantage of such extended transition period.

The Company will remain an emerging growth company until the earlier of (1) December 31, 2025 (the last day of the fiscal year following the fifth anniversary of the consummation of the Company’s initial public offering), (2) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which the Company has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

Separation

In connection with the Merger, Vivial will form a wholly-owned subsidiary (“SpinCo”), into which it will transfer two other wholly-owned subsidiaries, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its subsidiaries (the “Reorganization”). Following the Reorganization, Vivial will cause its stockholders to receive on a pro rata basis 100% of the shares of SpinCo common stock (the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”). As a result of and following the Separation, Vivial will solely own the business of mGage immediately prior to the consummation of the Merger.

Merger Consideration to the Vivial Stockholders

At the Effective Time, each share of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Vivial Common Stock resulting from the conversion of restricted stock units prior to the Effective Time) will be cancelled and converted into and will thereafter represent the right to receive, without interest, in accordance with a schedule to be delivered by Vivial prior to the closing of the Merger, (i) the Estimated Per Share Merger Consideration plus (ii) such share’s Allocable Share of any Adjustment Amount distributed pursuant to the Merger Agreement and Adjustment Escrow Amount in accordance with an escrow agreement to be established for the Adjustment Escrow Amount plus (iii) its Allocable Share of any amount from the Stockholder Representative Expense Fund distributed. See “The Merger – Agreement and Plan of Merger – The Merger” for additional information about the consideration payable to the Vivial Stockholders under the Merger.

Related Agreements

There are a number of separate agreements that have been entered into under the Merger Agreement, including the Stockholder Support Agreement, Parent Insider Support Agreement, a Separation and Distribution Agreement, and a Transition Services Agreement.

Stockholder Support Agreement. Kaleyra and two stockholders of Vivial owning a majority of the Vivial Common Stock (the “Key Company Stockholders”), concurrently with the execution and delivery of the Merger Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Vivial Common Stock in favor of the Merger Agreement and the Merger.

Parent Insider Support Agreement. Vivial and those stockholders of Kaleyra identified in the Parent Insider Support Agreement, concurrently with the execution and delivery of the Merger Agreement, have entered into the Parent Insider Support Agreement (the “Parent Insider Support Agreement”), pursuant to which the stockholders of Kaleyra who entered into such agreement have agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the stockholders’ meeting of Kaleyra (or validly execute and return and cause such consent to be granted with respect to), all of their shares of Parent Common Stock (subject to the right to be able to transfer a certain specified amount of shares) in favor of (A) the approval and adoption of the Merger Agreement and approval of the Merger, including the Merger, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Kaleyra under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by Kaleyra for consummation of the Merger.

The foregoing descriptions of the related agreements and the transactions contemplated thereby are not complete and are subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which has been filed with our Current Report on Form 8-K on February 23, 2021, the terms of which are incorporated herein by reference. See also “The Merger – Related Agreements.”

Separation and Distribution Agreement. Vivial and Spinco will enter into a Separation and Distribution Agreement immediately prior to the consummation of the Merger (the “Separation and Distribution Agreement”) which will memorialize the various rights and obligations of such parties in connection with the Separation. Pursuant to the Separation and Distribution Agreement, Vivial and SpinCo will agree, among other things, to (i) allocate and transfer those assets used in the SpinCo business and separately identified by such parties, along with any liabilities relating to, arising out of or resulting from the operation of the SpinCo business along with specified liabilities relating to operation of SpinCo business prior to the Distribution and, (ii) terminate certain intercompany contracts and liabilities and settle all intercompany receivables at the time of the Distribution. The Distribution shall occur prior to Closing so long as (a) the Reorganization has been completed and the conditions set forth in Article VI of the Merger Agreement, other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger. The foregoing description of the Separation and Distribution Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement. See also “The Merger – Related Agreements – Separation and Distribution Agreements.”

Transition Services Agreement. Simultaneously with the consummation of the Merger, SpinCo and Merger Sub will enter into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which SpinCo will agree to provide certain services related to the mGage business for a specified period of time in order to facilitate the transactions contemplated by the Merger. Merger Sub will further agree to pay a service fee specified for each service provided. The foregoing description of the Transition Services Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement. See “The Merger – Related Agreements – Transition Services Agreement.”

Kaleyra Inc. 2019 Equity Incentive Plan

Our Board and stockholders approved the Incentive Plan, effective on November 25, 2019. The purpose of the Incentive Plan is to advance the interest of the Company by providing stock-based compensation to participating thereby promoting the long-term alignment with the Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of service providers with exceptional qualifications and linking service providers directly to stockholder interests through increased stock ownership. These incentives are provided through the grant of incentive stock options, nonqualified stock options, stock appreciation rights, performance awards, cash-based awards, unrestricted stock, restricted stock, and restricted stock units. For more information about the Incentive Plan, please see the section entitled “Proposal No. 2 - The Incentive Plan Proposal - Summary of the Incentive Plan.”

Board of Vivial following the Merger

Following the merger, the board of directors of Vivial will be replaced by the members of the board of directors of Merger Sub, each of whom is currently an officer of the Company.

Impact of the Merger on the Company’s Public Float

It is anticipated that, upon completion of the Merger: (i) the Company’s existing public stockholders (other than the PIPE Investors and the Convertible Note Investors) will retain an ownership interest of approximately 44.3% in the Company; (ii) the PIPE Investors will own approximately 20.5% of the Company (such that public stockholders, including PIPE Investors, will own approximately 64.9% of the Company); and (iii) the former Vivial equity holders will own approximately 3.9% of the Company, not including any shares of Parent Common Stock that will be issuable upon conversion of the Convertible Notes or the exercise of any warrants. The PIPE Investors have agreed to purchase 8,400,000 shares of Parent Common Stock in the aggregate, for $105,000,000 of gross proceeds. The Convertible Note Investors have agreed to purchase an aggregate principal amount of $200,000,000 of Convertible Notes. The ownership percentage with respect to the Company following the Merger does not take into account (i) warrants to purchase Parent Common Stock that will remain outstanding immediately following the Merger, (ii) conversion of any of the Convertible Notes, or (iii) the issuance of any shares upon completion of the Merger under the Incentive Plan, a copy of which as proposed to be amended and restated is attached to this proxy statement/prospectus as Annex B. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the Company as a result of the Merger will be different. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 2 - The Incentive Plan Proposal.”

Please see “Unaudited Pro Forma Combined Financial Information - Description of the Merger” on page 33.

Proposals

The stockholders of the Company will be asked to vote on:

•

a proposal to approve, for purposes of complying with applicable sections of the NYSE American Company Guide, the issuance of more than 20% of the outstanding Parent Common Stock pursuant to the Merger, the PIPE Investment and the Convertible Note Investment (Proposal No. 1);

•

a proposal to approve an increase to the number of shares of Parent Common Stock available for issuance under the Incentive Plan, a copy of which as proposed to be amended and restated is attached to this proxy statement/prospectus as Annex B (Proposal No. 2); and

•

a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal (Proposal No. 3).

Please see the sections entitled “Proposal No. 1 - The NYSE American Stock Issuance Proposal,” “Proposal No. 2 -The Incentive Plan Proposal,” and “Proposal No. 3 - The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held on May 27, 2021 at 10:00 a.m., Pacific Daylight Time, via live webcast at https://www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting https://www.cstproxy.com/Kaleyra/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by May 26, 2021 at https:// www.cstproxy.com/Kaleyra/2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Parent Common Stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https:// www.cstproxy.com/Kaleyra/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power and Record Date

Only Company stockholders of record at the close of business on May 6, 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,307,336 shares of Parent Common Stock outstanding and entitled to vote, and 12,879,345 are Insider Shares held by our officers and directors.

Tax Consequences

For a description of the material U.S. federal income tax consequences of the ownership and disposition of Parent Common Stock, please see the information set forth in the section entitled “Certain U.S. Federal Income Tax Considerations.”

Accounting Treatment

The Merger will be accounted for as an acquisition of Vivial by the Company under the acquisition method of accounting in accordance with U.S. GAAP. For additional information, see note 1 in “Unaudited Pro Forma Combined Financial Information” and “The Merger – Accounting Treatment” on page 58.

Appraisal Rights

Appraisal rights are not available to holders of shares of Parent Common Stock in connection with the Merger.

Pursuant to Section 262 of the DGCL, Vivial stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect or waive, lose, forfeit, validly withdraw or revoke or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Vivial Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such shares of Vivial Common Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Merger Agreement. Vivial stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Vivial by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Vivial or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL to properly exercise and perfect their right to appraisal. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Vivial stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of Vivial Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of Vivial who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Vivial Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares”.

Please see the sections entitled “Appraisal Rights.”

Proxy Solicitation

Proxies may be solicited by mail. The Company has engaged MacKenzie to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Company Stockholders—Revoking Your Proxy.”

Reasons for the Approval of the Merger

In approving the Merger Agreement and the Merger and recommending that the Company’s stockholders approve the Merger Agreement and the Merger, the Board considered the following positive factors which are based upon our due diligence, although not weighted or in any order of significance:

•	Market Impact. A combination of the Company with the mGage business will create a top-5 global CPaaS platform with a strong position in the US, Latin American and Asian Pacific markets.

•	Expansion for the Company. An mGage acquisition vastly expands the Company’s existing U.S. customer base and research and development footprint.

•	Product Fit. The mGage business provides a highly complementary product, market and channel fit across CPaaS services and marketing / engagement services.

•	Synergies. The acquisition of the mGage business brings significant potential for highly realizable cost synergies and cross-selling opportunities.

•	Client Base. Vivial Networks has an entrenched, long-term and blue-chip client base across diverse and attractive end-markets.

•

Terms of the Merger Agreement. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Company and Vivial.

The criteria and situations described above were not intended to be exhaustive and we indicated our evaluation of any particular initial Merger might reflect other considerations, factors and criteria deemed relevant by our management in effecting the relevant transaction, consistent with our business objective and strategy.

For more information about our decision-making process, please see the section entitled “The Merger – The Company Board’s Reasons for Approval of the Merger.”

Conditions to Closing of the Merger

Conditions to Each Party’s Obligations

The respective obligations of the Company and Vivial to complete the Merger are subject to the satisfaction of the following conditions:

•

the applicable waiting period(s) under the HSR Act and, if required, any other applicable antitrust law in respect of the transactions contemplated by the Merger Agreement must have expired or been terminated;

•	there must not be in effect any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•

the approval by the Vivial stockholders of the Merger Agreement pursuant to stockholder consent, and approval by the Company stockholders at the Special Meeting of the NYSE American Stock Issuance Proposal shall have been obtained; and

•	the Company Common Stock to be issued in connection with the Merger must have been approved for listing on the NYSE American, subject only to official notice of issuance thereof.

Conditions to the Company’s Obligations

The obligation of the Company to complete the Merger is also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the accuracy of the representations and warranties of Vivial as of the date of the Merger Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “The Merger – Agreement and Plan of Merger - Conditions to Closing” on page 55;

•	each of the covenants of Vivial to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•	no material adverse effect must have occurred since the date of the Merger Agreement that is continuing;

•	Vivial must have delivered a certificate signed by an officer of Vivial certifying that the preceding conditions have been satisfied;

•	the transactions contemplated by the PIPE Subscription Agreement must be consummated concurrently with the Closing;

•	the transactions contemplated by the Convertible Note Subscription Agreements must be consummated concurrently with the Closing;

•

certain specified individuals must have entered into employment agreements with the Company or Vivial on terms and conditions reasonably satisfactory to the Company (but no less favorable to such employees than their current employment arrangements); and

•	consents to certain specified contracts must have been obtained.

Conditions to Vivial’s’ Obligations

The obligation of Vivial to complete the merger is also subject to the satisfaction, or waiver by Vivial, of the following conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Merger Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “The Merger – Agreement and Plan of Merger - Conditions to Closing” on page 54;

•	each of the covenants of the Company to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects; and

•

the Company must have delivered a certificate signed by an officer of the Company, dated as of the Closing, certifying that, to the knowledge and belief of such officer, the two preceding conditions have been fulfilled.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Merger (a “Second Request”), the waiting period with respect to the Merger will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Vivial each certify compliance with the Second Request.

Complying with a Second Request can take a significant period of time. On March 11, 2021, the Company and Vivial filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Merger, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Daylight Time on April 12, 2021 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

At any time before or after consummation of the Merger, notwithstanding any termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Vivial is aware of any material regulatory approvals or actions that are required for completion of the Merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Parent Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Parent Common Stock represented in person or by proxy and entitled to vote at the Special Meeting.

A failure to vote or an abstention will have no effect on the Adjournment Proposal. In addition, for purposes of the NYSE American Stock Issuance Proposal, and the Incentive Plan Proposal, the NYSE American considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

It is important for you to note that in the event that the NYSE American Stock Issuance Proposal does not receive the requisite vote for approval, we will not consummate the Merger.

Recommendation to Company Stockholders

Our Board believes that each of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

Risk Factors

In evaluating the Merger and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section included as Item 1A in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020, a copy of which accompanies this proxy statement/prospectus and which is incorporated herein by reference. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Vivial to complete the Merger, and (ii) the business, cash flows, financial condition and results of operations of Vivial prior to the consummation of the Merger and the performance of Vivial’s business following consummation of the Merger.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data for the Company as of and for the years ended December 31, 2020 and 2019. The information below is only a summary and should be read in conjunction with our audited consolidated financial statements and the notes related thereto, which are included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2020 and incorporated by reference herein.

	Year Ended December 31,
(in thousands, except share and per share data)	2020	2019
Statement of Operations Data:
Revenue	$147,368	$129,558
Cost of revenue	122,932	103,205

Gross profit	24,436	26,353

Operating expenses:
Research and development	9,745	5,310
Sales and marketing	12,866	6,031
General and administrative	28,195	17,431

Total operating expenses	50,806	28,772

Loss from operations	(26,370)	(2,419)
Other income, net	112	136
Financial expense, net	(1,475)	(439)
Foreign currency loss	(1,353)	(517)

Loss before income tax expense (benefit)	(29,086)	(3,239)
Income tax expense (benefit)	(2,276)	2,273

Net loss	$(26,810)	$(5,512)

Net loss per common share, basic and diluted	$(1.09)	$(0.48)

Weighted-average shares used in computing net loss per common share, basic and diluted	24,652,004	11,603,381

	As of December 31,
(in thousands)	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$32,970	$16,103
Restricted cash	—	20,894
Total assets	118,502	117,404
Debt for forward share purchase agreements	483	34,013
Bank and other borrowings, current and noncurrent portion	42,772	23,698
Lines of credit	5,273	3,627
Notes payable, current and noncurrent portion	10,200	18,578
Total liabilities	125,931	156,178
Total stockholders’ equity (deficit)	(7,429)	(38,774)

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION OF VIVIAL NETWORKS

The following tables show selected historical financial information of Vivial Networks for the periods and as of the dates indicated. This information was derived from the audited financial statements of Vivial Networks for the two years ended December 31, 2020 and December 31, 2019. The information below is only a summary and should be read in conjunction with the section entitled “Vivial Networks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations of Vivial Networks.” as well as Vivial’s historical financial statements and the notes and schedules related thereto, included elsewhere in this Registration Statement.

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands)

	December 31,	December 31,
	2020	2019
Revenue	$141,274	$111,890
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	89,906	72,727
Selling, general and administrative expense	24,112	24,526
Depreciation and amortization	3,496	3,843

Total operating expenses	117,514	101,096

Operating income	23,760	10,794
Other (income) expenses:
Interest (income)	(2)	(10)

Total other (income) expenses, net	(2)	(10)

Net income	$23,762	$10,804

VIVIAL NETWORKS LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2020	December 31, 2019
Working capital	$5,612	$4,876
Cash and cash equivalents	$27,839	$11,013
Property and equipment, net	$8,478	$9,281
Total assets	$69,032	$50,391
Total liabilities	$27,150	$25,319
Total member equity	$41,882	$25,072

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following tables show selected unaudited pro forma combined financial information about the financial condition and results of operations of the combined company after giving effect to Transactions, as defined in the section entitled “Unaudited Pro Forma Combined Financial Information.” The selected unaudited pro forma combined balance sheet data as of December 31, 2020 give effect to the Transactions as if they occurred on December 31, 2020. The selected unaudited pro forma combined statement of operations data for the year ended December 31, 2020 give effect to the Transactions as if they occurred on January 1, 2020.

The selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma combined financial information. Additionally, the unaudited pro forma combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the section entitled “Notes to the Pro Forma Combined Financial Information.” In addition, the unaudited pro forma combined financial information was based on, and should be read in conjunction with, the audited historical consolidated financial statements of Kaleyra and Vivial Networks as of and for the year ended December 31, 2020, which have been included in this proxy statement/prospectus. See the sections entitled “Unaudited Pro Forma Combined Financial Information” and “Where You Can Find More Information” for additional information.

	Historical		Pro forma
(in thousands, except share and per share data)	Kaleyra	Vivial Networks	Pro forma Combined

Revenue	$147,368	$141,274	$288,642
Cost of revenue	122,932	92,973	223,525

Gross profit	24,436	48,301	65,117

Operating expenses:
Research and development	9,745	12,943	22,688
Sales and marketing	12,866	5,761	26,645
General and administrative	28,195	5,608	37,653

Total operating expenses	50,806	24,312	86,986

Income (loss) from operations	(26,370)	23,989	(21,869)
Other income, net	112	—	112
Financial income (expense), net	(1,475)	2	(40,478)
Foreign currency income (loss)	(1,353)	(229)	(1,582)

Loss before income tax expense (benefit)	(29,086)	23,762	(63,817)
Income tax expense (benefit)	(2,276)	—	(6,506)

Net income (loss)	$(26,810)	$23,762	$(57,311)

Net loss per common share basic and diluted:	$(1.09)		$(1.65)

Weighted average common shares used in computing net loss per common share basic and diluted	24,652,004		34,652,004

	Historical		Pro forma
(in thousands)	Kaleyra	Vivial Networks	Pro forma Combined
Cash and cash equivalents	$32,970	$27,839	$121,820
Intangible assets, net	7,574	—	111,274
Goodwill	16,657	—	124,727
Total assets	118,502	69,032	463,984
Debt for forward share purchase agreements	483	—	483
Bank and other borrowings, current and noncurrent portion	42,772	—	42,772
Lines of credit	5,273	—	5,273
Notes payable, current and noncurrent portion	10,200	—	85,594
Total liabilities	125,931	27,150	347,955
Total stockholders’ equity (deficit)	(7,429)	41,882	116,029

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this proxy statement/prospectus, including those incorporated by reference from the Annual Report on Form 10-K for our fiscal year ended December 31, 2020, a copy of which accompanies this proxy statement/prospectus, including, without limitation, statements in the section of the Annual Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Actual results and stockholders’ value will be affected by a variety of risks and factors, including, without limitation, international, national and local economic conditions, merger, acquisition and Merger risks, financing risks, geo-political risks, acts of terror or war, and those risk factors described under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for our fiscal year ended December 31, 2020, a copy of which accompanies this proxy statement/prospectus and which is incorporated herein by reference. Many of the risks and factors that will determine these results and stockholders’ value are beyond the Company’s ability to control or predict. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

All such forward-looking statements speak only as of the date of this proxy statement/prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this Special Note Regarding Forward-Looking Statements.

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about the:

•	benefits from the Merger;

•	ability to complete an initial Merger, including the Merger;

•	future financial performance following the Merger;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial Merger;

•

officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business or in approving our initial Merger, as a result of which they would then receive expense reimbursements;

•	public securities’ potential liquidity and trading; and

•	impact from the outcome of any known and unknown litigation.

Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about Vivial or the business owned by Vivial known as mGage:

•	the financial and business performance of Vivial, including financial projections and business metrics and any underlying assumptions thereunder;

•	changes in Vivial’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	Vivial’s product development timeline and expected start of production;

•	the implementation, market acceptance and success of Vivial’s business model;

•	Vivial’s ability to scale in a cost-effective manner;

•	developments and projections relating to Vivial’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on Vivial’s business and the actions Vivial may take in response thereto;

•	Vivial’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	Vivial’s future capital requirements and sources and uses of cash;

•	Vivial’s ability to obtain funding for its operations;

•	Vivial’s business, expansion plans and opportunities; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company or Vivial “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either the Company or Vivial has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against the Company, Vivial or others following announcement of the Merger and the transactions contemplated in the Merger Agreement;

•

the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or Vivial or other conditions to closing in the Merger Agreement;

•	the ability to maintain the listing of the Parent Common Stock on the NYSE American following the Merger;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Merger;

•

the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Merger;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on the Company’s business;

•

the ability of the Company to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•	the Company’s ability to raise capital;

•	the possibility that the Company or Vivial may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Item 1A. Risk Factors” in our Annual Report on Form 10-K that accompanies this proxy statement/prospectus, and other filings that have been made or will be made with the SEC by the Company.

RISK FACTORS

Pursuant to General Instruction B to Form S-4 regarding registration of additional securities, Item 1A (Risk Factors) of Kaleyra’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 is incorporated herein by reference. A copy of our most recent Annual Report on Form 10-K accompanies this proxy statement/prospectus.

Certain of our warrants may be accounted for as a warrant liability and may be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of Parent Common Stock.

We have 373,692 warrants that were issued in private placements that occurred concurrently with our initial public offering (the “private warrants”). These private warrants and the shares of Parent Common Stock issuable upon the exercise of the private warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the units sold in the Company’s initial public offering, in which case the 373,692 private warrants could be redeemed by the Company for $3,737. Under U.S. GAAP, we are required to evaluate contingent exercise provisions of these warrants and then their settlement provisions to determine whether they should be accounted for as a warrant liability or as equity. Any settlement amount not equal to the difference between the fair value of a fixed number of our equity shares and a fixed monetary amount precludes these warrants from being considered indexed to our own stock, and therefore, from being accounted for as equity. As a result of the provision that the private warrants, when held by someone other than the initial purchasers or their permitted transferees, will be redeemable by the Company, the requirements for accounting for these warrants as equity are not satisfied. Therefore, we will account for these private warrants as a warrant liability and record (a) that liability at fair value, which we have determined as the same as the fair value of the warrants included in the units sold in the Company’s initial public offering, and (b) any subsequent changes in fair value as of the end of each period for which earnings are reported. As the fair value of the warrants is not considered material to the historical consolidated financial statements, it will be recorded in the consolidated financial statements for the quarter ended March 31, 2021. The impact of changes in fair value on earnings may have an adverse effect on the market price of Parent Common Stock.

The Restructuring and the Distribution could result in tax liability for Vivial

The Distribution is expected to be a taxable event for Vivial and, therefore, if any gain is recognized by Vivial, Inc. it could be responsible for any federal, state or local income tax resulting from such gain. Similarly, the steps comprising the Restructuring could result in income or non-income taxes. Pursuant to the Merger Agreement, SpinCo has agreed to indemnify Vivial and the Company for any such taxes, but if any such taxes are due and indemnification payments are not received from SpinCo, the liability for such taxes could negatively impact the Company and Vivial.

No Indemnification for other tax liabilities of Vivial

The Merger Agreement does not provide for indemnification for any tax liabilities of Vivial other than those associated with the Restructuring or the Distribution. Thus, if Vivial and its subsidiaries have a material amount of unpaid historic tax liabilities, the payment of such liabilities could negatively impact the Company and Vivial.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

On February 18, 2021, Kaleyra and Vivial executed the Merger Agreement for the acquisition by Kaleyra of the business owned by Vivial known as mGage.

For the purpose of the preparation of this unaudited pro forma combined financial information the historical financial information of mGage has been derived from the audited historical consolidated financial statements of Vivial Networks LLC (“Vivial Networks”), a subsidiary of Vivial, which, together with its subsidiaries, substantially represents the operations of mGage.

The following unaudited pro forma combined financial information is based on the audited historical consolidated financial statements of Kaleyra as of and for the year ended December 31, 2020, and the audited historical consolidated financial statements of Vivial Networks as of and for the year ended December 31, 2020, as adjusted to give effect to the following transactions (together, the “Transactions”):

•	The Merger;

•	The issuance of PIPE Shares;

•	The issuance of the Convertible Notes;

•	The payment by Kaleyra of the Merger Consideration to Vivial equity holders (as further described below); and

•	The payment by Kaleyra of certain fees, expenses and other amounts associated with the Merger.

The unaudited pro forma combined balance sheet as of December 31, 2020 (the “pro forma combined balance sheet”) gives effect to the Transactions as if they had occurred on December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 (the “Pro forma combined statement of operations”) gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma combined financial information does not necessarily reflect what the combined company’s financial condition or results of operations would have been, had the Merger occurred on the dates indicated. It also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial condition and results of operations of the combined company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Kaleyra Inc.

Pro Forma Combined Balance Sheet

As of December 31, 2020

(Unaudited)

	Historical		Pro forma
(in thousands)	Kaleyra	Vivial Networks	Closing Cash Adjustment	Financing Adjustment	Merger Adjustment	Pro forma Combined
			Note 4	Note 5	Note 6
ASSETS
Current assets:
Cash and cash equivalents	$32,970	$27,839	$(27,839)	$287,000	$(198,150)	$121,820
Short-term investments	4,843	—	—	—	—	4,843
Trade receivables, net	43,651	31,224	—	—	—	74,875
Prepaid expenses	1,447	1,491	—	—	—	2,938
Other current assets	2,134	—	—	—	—	2,134

Total current assets	85,045	60,554	(27,839)	287,000	(198,150)	206,610
Property and equipment, net	6,726	8,478	—	—	—	15,204
Intangible assets, net	7,574	—	—	—	103,700	111,274
Goodwill	16,657	—	—	—	108,070	124,727
Deferred tax assets	703	—	—	—	3,669	4,372
Other long-term assets	1,797	—	—	—	—	1,797

Total Assets	$118,502	$69,032	$(27,839)	$287,000	$17,289	$463,984

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$51,768	$26,525	$—	$—	$—	$78,293
Debt for forward share purchase agreements	483	—	—	—	—	483
Notes payable due to related parties	7,500	—	—	—	—	7,500
Lines of credit	5,273	—	—	—	—	5,273
Current portion of bank and other borrowings	10,798	—	—	—	—	10,798
Deferred revenue	3,666	578	—	—	—	4,244
Payroll and payroll related accrued liabilities	3,292	—	—	—	—	3,292
Other current liabilities	5,988	—	—	—	—	5,988

Total current liabilities	88,768	27,103	—		—	115,871
Long-term portion of bank and other borrowings	31,974	—		—	—	31,974
Long-term portion of notes payable	2,700	—	—	75,394	—	78,094
Derivative liability	—	—	—	113,206	—	113,206
Deferred tax liabilities					6,274	6,274
Long-term portion of employee benefit obligation	1,886	—	—	—	—	1,886
Other long-term liabilities	603	47		—	—	650

Total liabilities	125,931	27,150	—	188,600	6,274	347,955

Stockholders’ equity (deficit):
Common stock	3	—	—	1	—	4
Additional paid-in capital	93,628	65,497	(27,839)	98,399	(9,450)	220,235
Treasury stock, at cost	(30,431)	—	—	—	—	(30,431)
Accumulated other comprehensive income (loss)	(2,826)	(225)	—	—	225	(2,826)
Accumulated deficit	(67,803)	(23,390)	—	—	20,240	(70,953)

Total stockholders’ equity (deficit)	(7,429)	41,882	(27,839)	98,400	11,015	116,029

Total Liabilities and Stockholders’ Equity (Deficit)	$118,502	$69,032	$(27,839)	$287,000	$17,289	$463,984

See accompanying notes to unaudited pro forma combined financial information.

Kaleyra Inc.

Pro Forma Combined Statement of Operations

For the year Ended December 31, 2020

(Unaudited)

	Historical		Pro forma
(in thousands, except share and per share data)	Kaleyra	Vivial Networks Reclassified	Financing Adjustment	Merger Adjustment	Pro forma Combined
		Note 3	Note 5	Note 6
Revenue	$147,368	$141,274	$—	$—	$288,642
Cost of revenue	122,932	92,973	—	7,620	223,525

Gross profit	24,436	48,301	—	(7,620)	65,117

Operating expenses:
Research and development	9,745	12,943	—	—	22,688
Sales and marketing	12,866	5,761	—	8,018	26,645
General and administrative	28,195	5,608	—	3,850	37,653

Total operating expenses	50,806	24,312	—	11,868	86,986

Income (loss) from operations	(26,370)	23,989	—	(19,488)	(21,869)
Other income, net	112	—	—	—	112
Financial income (expense), net	(1,475)	2	(39,005)	—	(40,478)
Foreign currency income (loss)	(1,353)	(229)	—	—	(1,582)

Income (loss) before income tax expense (benefit)	(29,086)	23,762	(39,005)	(19,488)	(63,817)
Income tax expense (benefit)	(2,276)	—	—	(4,230)	(6,506)

Net income (loss)	$(26,810)	$23,762	$(39,005)	$(15,258)	$(57,311)

Net loss per common share basic and diluted:	$(1.09)				$(1.65)

Weighted average common shares used in computing net loss per common share basic and diluted	24,652,004				34,652,004

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO THE PRO FORMA COMBINED FINANCIAL INFORMATION

(Unaudited)

1.	Basis of Presentation

The unaudited pro forma combined financial information has been derived from the audited historical consolidated financial statements of Kalerya as of and for the year ended December 31, 2020 and the audited historical consolidated financial statements of Vivial Networks as of and for the year ended December 31, 2020. Certain Vivial Networks historical amounts have been reclassified to conform to the Kaleyra’s financial statement presentation.

The unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. In addition, the acquisition method of accounting for business combinations was used in accordance with Accounting Standards Codification 805, Business Combinations, with Kaleyra treated as the acquirer. Under the acquisition method of accounting, the fair value of the purchase consideration, will be determined as of the closing date of the Merger when Kaleyra obtains control of Vivial Networks. The purchase price will be allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The preliminary pro forma purchase price allocation was based on the fair value of the estimated Merger Consideration (as described below) and preliminary estimates of the fair values of the acquired assets and liabilities assumed. In arriving at the estimated fair values, Kaleyra has considered the estimates of independent valuation professionals, which were based on preliminary and limited reviews of the assets related to mGage. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial combined information, and are subject to revision based on a final determination of fair values as of the closing of the Merger. Differences between these preliminary estimates and the final Merger accounting may have a material impact on the accompanying pro forma combined financial information and the post-Merger company’s future results of operations and financial position.

Kaleyra and Vivial have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2.	The Merger

Estimated Merger Consideration

As per the Merger Agreement, the Merger Consideration shall consist of cash consideration and Parent Common Stock. In particular, the Common Stock Consideration shall be paid with the issuance of a total of 1,600,000 shares of Parent Common Stock. The remainder of the Merger Consideration shall be paid in cash (Cash Consideration).

The estimated Merger Consideration may be adjusted for customary adjustments in respect of the cash, indebtedness, and net working capital as of the closing of the Merger, as well as an adjustment on the basis of the stock price of Parent Common Stock as of the closing date of the Merger. These adjustments, if any, will affect the estimated Merger Consideration.

The following table summarizes the components of the estimated Merger Consideration:

(in thousands, except share data)	Shares	Kalerya share price as of March 15, 2021
Estimated Cash Consideration (1)			$195,000
Estimated fair value of Parent Common Stock to be issued to Vivial equity holders (2)	1,600,000	17.63	$28,208

Estimated Merger Consideration			$223,208

(1)	Amount subject to adjustment upon finalization of the net working capital adjustment.
(2)

1,600,000 shares of Kaleyra newly issued common stock will be issued as pursuant to the Merger Agreement to the Vivial equity holders. For purposes of the unaudited pro forma combined balance sheet, the estimated value of Parent Common Stock for the Merger Consideration is based upon the $17.63 per share closing Parent Common Stock price as of March 15, 2021. The final Merger Consideration at closing may change materially from the amount shown. A 15% change in the closing price per share of Parent Common Stock would increase or decrease the estimated Merger Consideration by approximately $4,231,000.

Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation as if the Merger had been completed on December 31, 2020:

(in thousands)	As of December 31, 2020
Property and equipment	$8,478
Intangible assets (1)	103,700
Deferred tax assets on NOLs	25,446
Trade receivables	31,224
Prepaid expenses	1,491
Deferred tax liabilities on intangible assets	(28,051)
Accounts payable and other liabilities (current and non-current)	(26,572)
Deferred revenue	(578)

Net identifiable assets acquired	115,138
Goodwill	108,070

Net assets acquired	$223,208

(1)	Refer to Note 6 a. (ii) for information on the intangible assets acquired.

The preliminary purchase price allocation has been used to prepare the Merger pro forma adjustment (See Note 6). The purchase price allocation will be finalized following the effective date of the Merger when the valuation analysis is complete. The final allocation could differ materially from the preliminary allocation used in the Merger pro forma adjustment.

3.	Accounting Policies and Reclassifications

For the purpose of the preparation of this unaudited pro forma combined financial information, Kaleyra performed a preliminary assessment of Vivial Networks’ financial information to identify differences in accounting policies in financial statements presentation as compared to those of Kaleyra. At the time of preparing this unaudited pro forma combined financial information, Kaleyra has not identified all the proper reclassifications necessary to conform Vivial Networks’ accounting policies to Kaleyra’s accounting policies. Following the Merger, the combined company will finalize the review of accounting policies, which could be materially different from the amounts set forth in the unaudited pro forma combined financial information presented herein.

No reclassifications were made to present Vivial Networks’ balance sheet as of December 31, 2020 to conform with that of Kaleyra.

Refer to the table below for a summary of reclassifications made to present Vivial Networks’ statement of operations for the year ended December 31, 2020 to conform with that of Kaleyra:

(in thousands) Kaleyra Presentation	Vivial Networks Presentation	Historical Vivial Networks	Accounting policy and reclassification adjustments	Note	Historical Vivial Networks reclassified
Revenue	Revenue	$141,274	$—		$141,274
	Operating expenses:	—	—		—
Cost of revenue	Cost of revenue (exclusive of certain depreciation and amortization expenses included below)	89,906	3,067	(1)	92,973

Gross profit		—			48,301
Operating expenses:			—
Research and development		—	12,943	(2)	12,943
Sales and marketing		—	5,761	(3)	5,761
General and administrative	Selling, general and administrative expense	24,112	(18,504)	(4)	5,608
	Depreciation and amortization	3,496	(3,496)	(5)	—

Total operating expenses	Total operating expenses	117,514	(229)		24,312

Loss from operations	Operating income	23,760	229		23,989

	Other(income) expense:	—	—		—
Other income, net	Other(income)	—	—		—
Financial income (expense), net	Interest income	2	—		2
Foreign currency income (loss)	Interest expense	—	(229)	(6)	(229)

	Total other expense, net	2	(229)

Loss before income tax expense (benefit)	Income (Loss) before income taxes	23,762	—		23,762

Income tax expense (benefit)	Income tax (benefit)	—			—

Net income	Net income	$23,762	$—		$23,762

(1)	Represents a reclassification of Depreciation and amortization to Cost of revenue.
(2)	Represents a reclassification of Selling, general and administrative expense to Research and development.
(3)	Represents a reclassification of Selling, general and administrative expense to Sales and marketing.
(4)	Includes a reclassification of Depreciation and amortization to General and administrative.
(5)	Represents a reclassification of Depreciation and amortization to Cost of revenue and General and administrative.
(6)	Represents a reclassification of Selling, general and administrative expense to Foreign currency income (loss).

4.	Closing cash pro forma adjustment

As per the Merger Agreement, closing cash shall not exceed $7,000,000 and the final Cash Consideration will be adjusted for any residual cash amount. For the purpose of the preparation of the unaudited pro forma combined financial information, Kaleyra has assumed closing cash equal to zero and the estimated Cash Consideration equal to $195,000,000. Kaleyra has assumed the reduction of cash will be accounted for as an equity distribution. Vivial Networks final closing cash may differ from that presented in the pro forma combined financial information; the estimated Cash Consideration will be adjusted accordingly.

5.	Financing pro forma adjustment

The following summarizes the pro forma adjustments related to the Financing. Proceeds from the Financing include:

(i)

Proceeds from the issue and sale by Kaleyra (to be completed immediately prior to the closing of the Merger), of an aggregate of 8,400,000 shares of Parent Common Stock (the “PIPE Shares”) to certain institutional investors (the “PIPE Investors”) at $12.50 per share, pursuant to the subscription agreements dated February 18, 2021 (the “PIPE Subscription Agreements”); and

(ii)

Proceeds from the issue in a private placement (to be completed immediately prior to the closing of the Merger), of $200,000,000 aggregate principal amount of unsecured convertible notes (the “Notes”) to certain institutional investors. The Notes will bear interest at a rate of 6.125% per annum, payable semi-annually, and will be convertible into shares of Parent Common Stock at a conversion price of $16.875 per share in accordance with the terms of the indenture governing the Notes, and will mature five years after their issuance.

a. Financing pro forma adjustments to the Balance Sheet

i.	Pro forma adjustment to Cash and cash equivalents consists of the following:

(in thousands)	As of December 31, 2020
Proceeds from Parent Common Stock issued to the PIPE Investors	$105,000
Common stock issuance costs	(6,600)
Proceeds from issuance of the Notes	200,000
Notes issuance costs	(11,400)

Net pro-forma adjustment to Cash and cash equivalents	$287,000

ii.	Pro forma adjustment to Long-term portion of notes payable consists of the following:

(in thousands)	As of December 31, 2020
Proceeds from issuance of the Notes	$200,000
Notes issuance costs (1)	(11,400)
Derivative liability value	(113,206)

Net pro forma adjustment to Long- term portion of notes payable	$75,394

(1)	Amortized over the contractual term of the Notes.

iii.

Pro forma adjustment to Derivative liability consists of $113,206,000 and reflects the bifurcation of: the conversion feature, the mandatory and voluntary redemption provisions and the interest make-whole provision.

iv.	Pro forma adjustment to Total stockholders’ equity (deficit) consists of the following:

(in thousands)	As of December 31, 2020
	Common Stock	Additional paid-in capital	Total stockholders’ equity
Proceeds from Parent Common Stock issued to the PIPE Investors	$1	$104,999	$105,000
Common stock issuance costs	—	(6,600)	(6,600)

	$1	$98,399	$98,400

b. Financing pro forma adjustments to the Statement of Operations

i.	Pro forma adjustment to Financial expense, net consists of the following:

(in thousands)	Year ended December 31, 2020
Contractual interest expense on the Notes	$12,250
Amortization of the Notes issuance costs	2,906
Accretion expenses of the Notes discount	23,849

Financial expense, net	$39,005

No pro forma adjustment was recognized for the change in fair value of derivative related to the Notes, as it cannot be reasonably estimated.

No pro forma tax benefit has been reflected in connection with the pro forma adjustment on Financial expense, net as Kaleyra is in a net loss tax position and a valuation allowance would be established for the amount of any deferred tax assets.

6.	Merger pro forma adjustment

a. Merger pro forma adjustment to the Balance Sheet

i.	Pro forma adjustment to Cash and cash equivalents consists of the following:

(in thousands)	As of December 31, 2020
Estimated Cash Consideration (1)	$195,000
Estimated Merger expenses	3,150

Net pro forma adjustment to Cash and cash equivalents	$198,150

(1)	Amount subject to adjustment upon finalization of the net working capital adjustment.

ii.

Pro forma adjustment to Intangible assets, net to recognize the estimated fair value of intangible assets acquired consisting of customer relationships, developed technology and trade names that would have been recorded if the Merger occurred on December 31, 2020 consists of the following:

(in thousands)	As of December 31, 2020
Preliminary fair value of identifiable intangible assets:
Customer relationships	$57,400
Developed technology	38,100
Trade names	8,200

Total adjustment to Intangible assets, net	$103,700

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset. The calculated value is preliminary and subject to change could vary materially from the final purchase allocation.

iii.	Pro forma adjustment of $108,070,000 to Goodwill to recognize the resulting goodwill that would have been recorded if the Merger had been completed on December 31, 2020.

iv.

Pro forma adjustments of $28,051,000 to record deferred tax liabilities recognized on Intangible assets, net acquired in the Merger and of $25,466,000 to record deferred tax assets on Vivial federal net operating loss carryforwards (“NOLs”). Deferred tax assets and liabilities have been presented on a net basis, where applicable. The combined company’s ability to use NOLs to offset future taxable income for U.S. federal and state income tax purposes is subject to limitations. In general, under Section 382 of the U.S. Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. As of the date hereof, Kaleyra has not made a final determination of the ability to utilize all tax attributes, which determination will be subject to a formal Section 382 analysis upon consummation of the Merger.

v.	Pro forma adjustment to Total stockholders’ equity consists of the following:

	As of December 31, 2020
(in thousands)	Common Stock	Additional paid-in capital	Accumu- lated other comprehen- sive income (loss)	Accumulated deficit	Total stockholders’ equity
Shares of Parent Common Stock to be issued to Vivial equity holders	$—	$28,208	$—	$—	$28,208
Elimination of Vivial Networks’ historical equity, as adjusted to reflect the closing cash distribution		(37,658)	225	23,390	(14,043)
Estimated Merger expenses (1)	—	—	—	(3,150)	(3,150)

	$—	$(9,450)	$225	$20,240	$11,015

(1)	Represents estimated transactions expenses and fees incurred in connection with the Merger. These expenses will not affect the combined statement of operations beyond twelve months after the Merger.

b. Merger pro forma adjustment to the statement of operations

i.

Pro forma adjustment for amortization of Intangible assets, net is based on the estimated fair values of intangible assets acquired amortized over the respective estimated useful lives. The table below presents the pro forma adjustments for amortization for the year ended December 31, 2020:

(in thousands, except estimated useful life in years)	Estimated useful life (in years)	Estimated Fair Value	Year ended December 31, 2020
Customer relationships	9	$57,400	$6,378
Developed technology	5	38,100	7,620
Trade names	5	8,200	1,640

Pro forma adjustment for Amortization expense			$15,638

Amortization expense related to customer relationships and trade names has adjusted Sales and marketing; amortization expense related to developed technology has adjusted Cost of revenue.

ii.

Pro forma adjustment to record estimated transaction costs incurred in connection with the Merger for $3,150,000 and certain incremental insurance costs associated with the Merger for $700,000. The estimated Merger transaction costs will not affect the combined statements of operations beyond twelve months after the Merger.

iii.

Pro forma adjustment to record the income tax impacts of the pro forma adjustments for amortization using a statutory tax rate of 27.05%. This rate does not reflect the combined company’s effective tax rate, which may differ from the rates assumed for purposes of preparing these statements. The applicable statutory tax rates used for these unaudited pro forma combined financial statements will likely vary from the actual effective rates in periods as of and subsequent to the completion of the Merger.

7.	Pro forma loss per common share

Pro forma loss per common share for the year ended December 31, 2020 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding has been calculated as if the shares issued in the Transactions had been issued and outstanding on January 1, 2020. The following table sets forth the computation of pro forma weighted average common and diluted shares outstanding for the year ended December 31, 2020:

Year ended December 31, 2020
Historical Kaleyra weighted average shares	24,652,004
Shares of Parent Common Stock issued to Vivial equity holders	1,600,000
Shares of Parent Common Stock issued to PIPE Investors	8,400,000

Pro forma weighted average shares used in computing net loss per share – basic and diluted	34,652,004

Kaleyra’s historical consolidated statement of operations for the year ended December 31, 2020 was in a net loss position, thus Kaleyra’s stock awards and outstanding warrants were excluded from the computation of diluted loss per share because their effect would have been anti-dilutive. There is no adjustment for the dilutive impact of stock awards and outstanding warrants in the pro forma combined financial information due to the combined results being in a net loss position.

***

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•	historical per share information of the Company for the year ended December 31, 2020; and

•	unaudited pro forma per share information of the post-combination company for the year ended December 31, 2020.

This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma combined financial information and the historical financial information of the Company and Vivial Networks, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger. Uncertainties that could impact the Company’s or Vivial’s financial condition include risks that affect its operations and outlook such as increases in costs, disruption of supply or shortage of raw materials, including as a result of the COVID-19 pandemic. For more information on the risks that could impact the Company’s or Vivial’s financial condition and results of operations, please see the section entitled “Risk Factors.”

You are also urged to read the section entitled “Unaudited Pro Forma Combined Financial Information.”

	Historical		Combined Pro Forma

	Kaleyra	Vivial Networks

Selected Unaudited Pro Forma Combined Statement of Operations – As of December 31, 2020 and for the year ended December 31, 2020
Net income (loss)	$(26,810)	$23,762	$(57,311)
Net loss per share – basic and diluted	$(1.09)	NA	$(1.65)
Cash dividends per share (1)	$—	$—	$—
Weighted average shares outstanding – basic and diluted	24,652,004		34,652,004

(1)	No dividends have been paid by the Company or Vivial.

Weighted average common shares outstanding, basic and diluted:
Kaleyra weighted average shares outstanding	24,652,004
Sale of additional Kaleyra shares to the PIPE Investors	8,400,000
Sale of additional Kaleyra shares in conjunction with the Merger	1,600,000

Weighted average common shares outstanding, basic and diluted	34,652,004

Percent of shares owned by former Vivial equity holders	3.9%

THE MERGER

Background of the Merger

The terms of the Merger are the result of negotiations among the representatives of the Company and Vivial. The following is a brief description of the background of these negotiations and the resulting Merger.

On October 8, 2020, representatives of Guggenheim Securities, LLC (“Guggenheim Securities”), the financial advisor to Vivial, met with the Company’s Executive Chairman of the Board, Dr. Avi Katz, and another member of the Board, Mr. Neil Miotto, as well as counsel to the Company, Mr. Jeffrey Selman of DLA Piper LLP (US) (“DLA Piper”). Although the purpose of the meeting was broader than discussing Vivial, and Dr. Katz and Mr. Miotto were attending the meeting as members of GigFounders, LLC (“GigFounders”), which was at the time an investor in the Company, the representatives of Guggenheim Securities informed Dr. Katz and Mr. Miotto that Vivial had separately engaged an advisory team from Guggenheim Securities to assist in the sale of the mGage business. Immediately following the meeting, Guggenheim Securities forwarded to Dr. Katz a non-disclosure agreement for GigFounders to execute and learn more about the opportunity.

On October 9, 2020, Dr. Katz executed the non-disclosure agreement as the sole managing member of GigFounders. The non-disclosure agreement did not contain any standstill provisions.

On October 11, 2020, a representative of the investment banking team of Guggenheim Securities provided to GigFounders for evaluation a presentation of mGage and the financial model.

On October 12, 2020, Dr. Katz e-mailed representatives of the investment banking team at Guggenheim Securities and raised the possibility of Vivial selling the mGage business to the Company. Dr. Katz and representatives of Guggenheim Securities agreed to arrange a call for later that week to discuss this possibility. Dr. Katz also informed the Company’s Chief Executive Officer, Mr. Dario Calogero, and Chief Financial Officer, Mr. Giacomo Dall’Aglio, that he had spoken with the investment banking team at Guggenheim Securities about the possibility of the Company acquiring the mGage business and that he was continuing the discussions.

Following a telephone conversation with Dr. Katz, on October 17, a representative of the investment banking team of Guggenheim Securities provided a non-disclosure agreement for the Company to sign that was identical to the non-disclosure agreement that GigFounders had entered into. Mr. Dall’Aglio executed the non-disclosure agreement on behalf of the Company and returned it to Guggenheim Securities on October 18, 2020.

Over the next nine days, representatives of the Company conducted initial business diligence on the mGage business, including an introductory telephone conversation between Dr. Katz and Vivial’s Chief Executive Officer, Mr. James Continenza, that occurred on October 26, 2020, and representatives of the Company participating in a meeting where the mGage business was presented to the Company on October 27, 2020. Following that latter meeting, a representative of the investment banking team at Guggenheim Securities provided the Company with a process letter for the submission of an indication of interest in the acquisition of the mGage business that was to be submitted to Guggenheim Securities by November 2, 2020.

On November 1, 2020, the Company delivered to representatives of the investment banking team at Guggenheim Securities a non-binding written indication of interest of the Company to acquire the mGage business from Vivial. The indication of interest contemplated, subject to the completion of the Company’s due diligence of mGage, an enterprise valuation of $225 million, with cash and/or Parent Common Stock valued at $190 million to be paid at the closing of the transaction and $35 million to be deferred for one year pursuant to a seller’s note bearing simple interest at the rate of LIBOR plus a margin of one percent (1%) per annum.

On November 2, 2020, a representative of the investment banking team of Guggenheim Securities e-mailed Dr. Katz to state that Vivial was considering the submitted indication of interest and that the submission was competitive with other offers that Vivial had received.

The following day, on November 3, 2020, a representative of the investment banking team of Guggenheim Securities provided the Company with a final offer instruction letter for submission of a final bid on December 2, 2020, and also informed the Company that it would be conducting management presentations and opening up a virtual data room, and asked the Company to submit its full due diligence request list.

On November 4, 2020, Mr. Dall’Aglio asked the investment banking team of Guggenheim Securities if management presentations could be conducted on either November 11 or 12, 2020, and the parties agreed to hold the presentation meeting on November 11, 2020.

On November 10, 2020, a representative of Guggenheim Securities provided to representatives of the Company a copy of the written presentation materials that would be provided during the management presentation the following day.

On November 11, 2020, representatives of Vivial, the Company and the investment banking team of Guggenheim Securities attended a meeting where the representatives of Vivial presented the mGage business to the representatives of the Company and answered questions about the business.

Following this meeting and the presentation of the mGage business, the Company began discussions with (a) another team at Guggenheim Securities about the Company engaging Guggenheim Securities to raise debt for the Company to facilitate the cash component of the proposed purchase price, and (b) Oppenheimer & Co. Inc. (“Oppenheimer”) about serving as financial advisor to the Company and also acting to raise capital through the offering and sale of equity securities, including convertible instruments.

On November 23, 2020, the Company executed an engagement letter with Guggenheim Securities to engage it to act as the Company’s sole placement agent or sole arranger with respect to any private placement of debt securities and/or senior secured credit facilities.

On that same day, the Company executed an engagement letter with Oppenheimer to act as the Company’s financial advisor in connection with the possible acquisition of the mGage business and to also serve as co-placement agent with Northland Securities, Inc. (“Northland”) if the Company were to seek to raise additional capital to fund the acquisition through a private-investment-in-public-equity (“PIPE”) private placement of equity or equity-linked securities.

On November 24, 2020, the Company separately executed an engagement with Northland to serve as co-placement agent with Oppenheimer.

Between the November 11, 2020 management presentation of Vivial to the Company and continuing through December 1, 2020, the Company continued to conduct initial business diligence of the mGage business, and the Company also requested on November 23, 2020 that DLA Piper commence legal diligence, which began on November 24, 2020. The virtual data room to which the Company and DLA Piper were provided access included a draft Merger Agreement, TSA and SDA which the November 3, 2020 final offer instruction letter directed be marked up when submitting a bid for the mGage acquisition by December 2, 2020. DLA Piper conducted a review of those three agreements, but the Company opted to not mark those documents up as part of the Company’s response to the final offer instruction letter.

Between November 23, 2030, when the Company engaged it, and December 1, 2020, the financing team of Guggenheim Securities began initial outreach to potential lenders to provide debt capital to the Company in support of a possible acquisition of the mGage business.

On December 1, 2020, the Company provided Guggenheim Securities with (a) a non-binding letter of intent to acquire Vivial Networks and the mGage business, (b) a comment memorandum prepared by DLA Piper to the draft Merger Agreement that was in the virtual data room, (c) a support letter for the proposed acquisition from one of the Company’s existing lenders, and (d) a letter from one of the potential lenders to the Company that the financing team of Guggenheim Securities had reached out to, that it was highly interested in providing senior secured term loan financing to support the proposed acquisition. The non-binding letter of intent stated that the Company had set the cash-free/debt-free enterprise value for Vivial Networks and the mGage business at $225 million, and that the Company would pay all of the consideration payable at closing in cash. The non-binding letter of intent also stated that the Company intended to fund this cash payment through a combination of debt financing, the sale of equity securities in a PIPE and a $35 million seller’s note that would be due on the first anniversary of the closing of the acquisition and that would bear simple interest at the rate of LIBOR plus a margin of one percent (1%) per annum, provided that post-closing and through these periods, it has not been determined that there were any breaches or inaccuracies in any of the representations and warranties provided by Vivial Networks or its sellers.

On December 2, 2020, representatives of the investment banking team of Guggenheim Securities informed the Company that Vivial had decided to move forward with the Company to negotiate the acquisition of Vivial Networks and the mGage business along the lines set out in the non-binding letter of intent, and also introduced DLA Piper to Vivial’s counsel at Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”).

During the month of December 2020, the Company and its advisors, including DLA Piper, continued to conduct business, legal and tax diligence on Vivial Networks and the mGage business. During this time, representatives of DLA Piper and Akin Gump also began discussing the Merger Agreement and the proposed structure of both the acquisition and the spin out of the other parts of Vivial that would not be acquired by the Company.

On December 16, 2020, representatives of DLA Piper provided to Akin Gump an initial set of revisions to the draft Merger Agreement.

On December 21, 2020, representatives of the investment banking team of Guggenheim Securities informed the Company that Vivial had determined that it needed to revise down its previously forecast projected gross profit and adjusted EBITDA for the periods of 2021 through 2025.

On December 22, 2020, a representative of the investment banking team of Guggenheim Securities provided to the Company a revised financial model that reflected these revisions to the previously forecast projected gross profit and adjusted EBITDA for the periods of 2021 through 2025, showing a compound annual growth rate of revenues of 19% during this period, but the compound annual growth rates for gross profit was reduced from a prior projection of 16.1% to 12.3%, and for adjusted EBITDA, a reduction from 22.1% to 16.5%. Following the delivery of this information, the Company informed Guggenheim Securities that it would reconsider the terms of its proposed purchase price for the acquisition of Vivial Networks and the mGage business.

On December 23, 2020, a representative of Akin Gump provided DLA Piper with a material issues list to the draft of the Merger Agreement provided on December 16, 2020.

On December 24, 2020, the Company told the investment banking team of Guggenheim Securities that it believed that in light of the revised financial model, the purchase price should be reduced to $190 million and the amount of cash paid at closing should also be reduced to $160 million, and requested to be able to speak directly with representatives of an affiliate of the majority stockholder of Vivial (“Blackstone”) regarding the acquisition and purchase price.

On December 28, 2020, a representative of the investment banking team of Guggenheim Securities informed the Company that Vivial proposed a revised purchase price of $220 million with $30 million to be paid by way of a one year promissory note after the closing and the remaining $190 million to be paid in cash at the closing of the acquisition. The proposal also provided that the existing Vivial stockholders would be willing to backstop the transaction by participating in a convertible note offering by the Company through the purchase by such parties in up to $20 million of convertible notes.

That same day, Dr. Katz communicated to the investment banking team of Guggenheim Securities that the Company proposed a total enterprise value for Vivial Networks of $210 million and to pay $160 million in cash at the closing of the acquisition and to issue an additional $50 million of senior convertible preferred stock to the existing Vivial stockholders on a term sheet to be prepared by Blackstone for a larger offering of senior convertible preferred stock that would be part of the financing of the $160 million cash payment.

On December 30, 2020, a representative of the investment banking team of Guggenheim Securities provided to the Company a proposed term sheet prepared by Blackstone that provided illustrative terms for a senior convertible preferred stock offering of $100 million that would include $55 million to be purchased by existing Vivial stockholders, provided that the Company agree to a total enterprise value of Vivial Networks of $215 million, with a cash payment for the acquisition of Vivial Networks at the closing of $160 million. That night, the Company provided Guggenheim Securities and Blackstone with comments to the proposed term sheet.

On December 31, 2020, a representative of Guggenheim Securities provided to the Company a revised proposed term sheet prepared by the investment banking team of Blackstone in response to the Company’s comments. The revised proposed term sheet reduced the amount of the senior convertible preferred stock that would be purchased by existing Vivial stockholders to $35 million, and provided that there would also be a separate PIPE for $100 million of common stock of which the existing Vivial stockholders would purchase $20 million of Kaleyra Common Stock.

That evening, Dr. Katz, Mr. Selman, and representatives of Blackstone and the investment banking team of Guggenheim Securities met to discuss the revised proposed term sheet. During this meeting, it was agreed that the enterprise value for Vivial Networks would be $215 million, that the Company would pay $160 million in cash at the closing of the acquisition, and that the existing Vivial stockholders would purchase $35 million in a convertible preferred stock offering of $100 million, and an additional $20 million in Parent Common Stock in a PIPE offering of $100 million.

On January 3 and 4, 2021, representatives of the Company, Blackstone, the investment banking team of Guggenheim Securities and Oppenheimer began planning for the Company’s proposed Financing. Between those dates and January 12, 2021, the parties prepared an investor presentation to be used in support of the anticipated securities offerings.

Also during January 2021, the Company and DLA Piper continued to engage in business, tax and legal diligence of Vivial Networks and the mGage business.

On January 16, 2021, a representative of Akin Gump provided a revised draft Merger Agreement to DLA Piper. Among other things, this revised draft of the Merger Agreement reflected the revised proposed payment structure for the acquisition of Vivial Networks and the mGage business.

During the remainder of January 2021, the Company, with the assistance of Oppenheimer and Northland, began to contact potential purchasers of convertible preferred stock and a common stock PIPE. During these meetings, it was communicated by potential investors that there would be a preference for a convertible note security rather than convertible preferred stock. In addition, the financing team of Guggenheim Securities continued to engage with potential lenders that might finance the cash acquisition price if the Company’s equity offerings were unsuccessful.

On January 28, 2021, representatives of the Company, Oppenheimer, the investment banking team of Guggenheim Securities and Blackstone met to discuss the status of the Company’s financing efforts. At that meeting, it was decided that the Company would pursue a convertible note security rather than the issuance of convertible preferred stock. As a result, the Company directed the financing team of Guggenheim Securities to no longer pursue potential lenders in connection with debt financing in support of the potential acquisition of Vivial Networks and the mGage business.

On January 29, 2021, Dr. Katz discussed with a representative of Blackstone that the convertible note security offering would be for $180 million, and that the Company’s common stock PIPE offering would be for $30 million. Following this discussion, between the end of January and February 17, 2021, meetings with potential purchasers of each of these securities occurred.

On January 31, 2021, a representative of DLA Piper provided a revised draft Merger Agreement to Akin Gump that, among other things, further reflected the change in securities that would be part of the financing of the acquisition.

On February 8, 2021, in advance of a call to discuss the draft Merger Agreement, a representative of Akin Gump sent DLA Piper a material issues list for the Merger Agreement, which representatives of the two law firms then discussed. One of the issues that was raised was the amount of securities that would be part of the merger consideration with the change in securities from convertible preferred stock to convertible notes.

On February 12, 2021, Dr. Katz spoke with a representative of Blackstone, and they agreed that the Company would pay $195 million in cash to the existing stockholders of Vivial at the closing, and that those stockholders would also receive $20 million in newly issued shares of the Company’s common stock at the same purchase price as the Company’s proposed common stock PIPE offering.

Also on February 12, 2021, drafts of subscription agreements for both the convertible note security and the common stock PIPE were distributed by DLA Piper for review by potential investors, including Blackstone and the other existing stockholders of Vivial.

On February 13, 2021, Vivial’s principal outside lawyer at Akin Gump announced he would be joining the law firm of Weil, and Vivial indicated it would continue its engagement on the potential transaction with Weil.

From February 15, 2021 through February 18, 2021, various potential purchasers of the Company’s convertible note security and common stock PIPE provided comments to the forms of subscription agreements, which were discussed by representatives of the Company, Blackstone, Oppenheimer, the investment banking team of Guggenheim Securities, DLA Piper, Akin Gump and Weil.

During this same period, representatives of DLA Piper, Akin Gump and Weil worked to complete the negotiations and drafting of the Merger Agreement. On February 15, 2021, a representative of DLA Piper provided to Akin Gump and Weil a revised draft Merger Agreement that responded to the material issues list provided by Akin Gump February 8, 2021.

On this same date, the Company’s Board met and received a status update regarding the negotiations of both the Merger Agreement and the subscription agreement. The Board also discussed the enterprise valuation for Vivial Networks, and the information that it felt that it needed to consider in assessing the fairness of this valuation to the Company and its stockholders.

On February 17, 2021, a representative of Akin Gump provided to DLA Piper a revised draft of the Merger Agreement, and later that day, a representative of DLA Piper returned to Akin Gump and Weil a further revision to the draft Merger Agreement, with additional incremental revisions provided by DLA Piper the following day on February 18, 2021. During the course of that day, the respective law firms continued to exchange drafts of the Merger Agreement until that evening when the Merger Agreement was finalized.

Also during the afternoon of February 18, 2021 after the closing of the trading day on the NYSE American, the Company’s Board convened a remote special meeting by videoconference. Representatives of DLA Piper attended the meeting to review with the Board the terms of the Merger Agreement, PIPE Investment and Convertible Note Investment. The Board decided that the Company should sell shares of Common Stock as part of the PIPE Investment at the price of $12.50. Dr. Katz informed the Board that investor demand for the

Company’s common stock supported increasing the size of the PIPE Investment to $105 million, in addition to the $20 million of Common Stock that would be issued to existing stockholders of Vivial as merger consideration under the terms of the Merger Agreement, and the Board approved this issuance as fair to the Company and its stockholders. The Board also decided to increase the size of the Convertible Note Investment to

$200 million, and approved a conversion price of $16.875, and an annual interest rate of 6.125%. Finally, the Board provided DLA Piper with direction on the remaining open issues on the Merger Agreement, and subject to those issues being resolved in accordance with the direction of the Board, and after considering and discussing information available to it for the purpose of assessing the enterprise valuation of Vivial Networks of $215 million, approved the Merger Agreement and the acquisition of Vivial Networks as fair to the Company and its stockholders.

On the night of February 18, 2021, (1) the parties executed the Merger Agreement, (2) the Convertible Note Investors subscribing to purchase the Convertible Notes in connection with the Convertible Note Investment executed the Convertible Note Subscription Agreements, and (3) the PIPE Investors executed the PIPE Subscription Agreements.

Before the market opened on February 19, 2021, the Company announced the acquisition of Vivial Networks and the mGage Business together with the execution of the Merger Agreement, the PIPE Subscription Agreement and the Convertible Note Subscription Agreements.

The Company Board’s Reasons for Approval of the Merger

The Company’s Board considered a wide variety of factors in connection with its evaluation of the Merger. In light of the complexity of those factors, the Company’s Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The Company’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Company’s Board may have given different weight to different factors. This explanation of the reasons for the Company’s Board’s approval of the Merger, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Company’s Board reviewed the results of the due diligence conducted by the Company’s management and advisors. The Company’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the Company’s Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for an acquisition candidate. A detailed description of the experience of the Company’s executive officers and directors is included in Item 10 (Directors, Executive Officers and Corporate Governance) in our Annual Report on Form 10-K filed with the SEC on March 16, 2021, a copy of which accompanies this proxy statement/prospectus. The due diligence which was conducted included:

•	meetings and calls with the management teams, advisors and Vivial Networks regarding operations and forecasts;

•	research on comparable public companies;

•	review of material contracts;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Vivial Networks and the mGage business and the Merger; and

•	the financial statements of Vivial Networks.

The Company’s Board also considered the extensive feedback obtained by the Company as part of the PIPE financing process as well as in engaging with potential Convertible Note Investors and in entering into the Convertible Note Subscription Agreements and the PIPE Subscription Agreement with the PIPE Investors.

The factors considered by the Company’s Board include, but are not limited to, those set forth above as well as the following which are based upon our due diligence:

•	Market Impact. A combination of the Company with the mGage business will create a top-5 global CPaaS platform with a strong position in the US, Latin American and Asian Pacific markets.

•	Expansion for the Company. An mGage acquisition vastly expands the Company’s existing U.S. customer base and research and development footprint.

•	Product Fit. The mGage business provides a highly complementary product, market and channel fit across CPaaS services and marketing / engagement services.

•	Synergies. The acquisition of the mGage business brings significant potential for highly realizable cost synergies and cross-selling opportunities.

•	Client Base. Vivial Networks has an entrenched, long-term and blue-chip client base across diverse and attractive end-markets.

•

Terms of the Merger Agreement. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Company and Vivial.

In the course of its deliberations, the Company’s Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Merger, including the following which are based upon our diligence:

•	Growth Risk. Vivial Networks is a company with fast-growing revenues, and the risk that the Company may not be able to execute on its business plan as it becomes part of the Company.

•	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Vivial Network’s’ revenues.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe.

•	Stockholder Vote Risk. The risk that the Company’s stockholders may fail to provide the votes necessary to effect the Merger.

•	Litigation Risk. The risk of the possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

•	Closing Conditions Risk. The risk that completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

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Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Merger and the substantial time and effort of management required to complete the Merger.

•	Other Risks Factors. Various other risk factors associated with Vivial Network’s’ business, as described in the section entitled “Risk Factors.”

The Company’s Board concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Merger outweigh the potentially negative factors associated with the Merger.

Accordingly, the Company’s Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Merger and the other transactions contemplated by the Merger Agreement, the PIPE Subscription Agreement and PIPE Investment, and the Convertible Note Subscription Agreements, Convertible Note Investment and the other agreements contemplated by the Convertible Note Subscription Agreements are just and equitable and fair as to the Company and its stockholders, and that it is advisable and in the best interests of the Company to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Merger Agreement, the PIPE Subscription Agreement, the Convertible Note Subscription Agreements and the agreements and transactions contemplated thereby and (c) recommended that the stockholders of the Company approve each of the Proposals.

The above discussion of the material factors considered by the Company’s Board is not intended to be exhaustive but does set forth the principal factors considered by the Company’s Board.

Structure of the Merger

On February 18, 2021, the Company, Merger Sub and Vivial entered into the Merger Agreement, pursuant to which the Company and Vivial will enter into the Merger whereby Merger Sub will merge with and into Vivial in the Merger, with Vivial surviving the Merger as a wholly owned subsidiary of the Company. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement is summarized below.

The Merger will be consummated by the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in the Certificate of Merger (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties to the Merger Agreement and specified in such Certificate of Merger) being the “Effective Time”). The Certificate of Merger will be filed as promptly as practicable, but in no event later than three (3) business days, after the satisfaction or, if permissible, waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The parties will hold the Closing immediately prior to the filing of the Certificate of Merger. The date on which the Closing shall occur is referred to as the Closing Date.

Agreement and Plan of Merger

The below description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with this proxy statement/prospectus as Annex A, and the terms of which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein will have the meanings given to them in the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Kaleyra, Vivial, mGage or Merger Sub. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about Kaleyra, Merger Sub or Vivial at the time they were made or otherwise and should only be read in conjunction with the other information that Kaleyra makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission (“SEC”).

The Merger

Pursuant to the terms of the Merger Agreement, Kaleyra will acquire mGage through the Merger of Merger Sub with and into Vivial, with Vivial surviving the merger as a wholly owned subsidiary of Kaleyra. In connection with the Merger, Vivial will form a wholly-owned subsidiary (“SpinCo”), into which it will transfer two other wholly-owned subsidiaries, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its subsidiaries (the “Reorganization”). Following the Reorganization, Vivial will cause its stockholders to receive on a pro rata basis 100% of the shares of SpinCo common stock (the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”). As a result of and following the Separation, Vivial will solely own the business of mGage immediately prior to the consummation of the Merger.

At the Effective Time, each share of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Vivial Common Stock resulting from the conversion of restricted stock units prior to the Effective Time) will be cancelled and converted into and will thereafter represent the right to receive, without interest, in accordance with a schedule to be delivered by Vivial prior to the closing of the Merger, (i) the Estimated Per Share Merger Consideration plus (ii) such share’s Allocable Share of any Adjustment Amount distributed pursuant to the Merger Agreement and Adjustment Escrow Amount in accordance with an escrow agreement to be established for the Adjustment Escrow Amount plus (iii) its Allocable Share of any amount from the Stockholder Representative Expense Fund distributed.

The Merger Consideration means an amount equal to (a) $195,000,000 minus (b) the amount of the Closing Debt plus (c) the amount of the Closing Cash plus (d) if the Closing Net Working Capital exceeds $7,500,000 (the “Net Working Capital Target”), the amount of such excess minus (e) if the Net Working Capital Target exceeds the Closing Net Working Capital, the amount of such excess minus (f) the Closing Company Transaction Expenses plus (g) $20,000,000 (the “Parent Common Stock Consideration Amount”); provided, however, in no event shall Closing Cash exceed $7,000,000 (the “Maximum Closing Cash Amount”). The “Estimated Merger Consideration” is the estimated calculation of the Merger Consideration that will be made by Vivial two business days prior to the anticipated date of closing of the Merger (the “Closing Date”) using the formula set forth in the prior sentence. The “Estimated Per Share Merger Consideration” means an amount equal to (x) the Closing Payment divided by (y) the aggregate number of shares of Vivial Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Vivial’s treasury or by Kaleyra or Merger Sub). The “Closing Payment” means the Estimated Merger Consideration minus $2,000,000 (the “Adjustment Escrow Amount”) minus $500,000 (the “Stockholder Representative Expense Fund”). “Final Merger Consideration” means the Merger Consideration finally determine by the parties following the adjustment process specified in the Merger Agreement.

The “Closing Cash” means the cash outstanding of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. Eastern Daylight Time on the date immediately preceding the Closing Date. The “Closing Debt” means the aggregate indebtedness outstanding of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. Eastern Daylight Time on the date immediately preceding the Closing Date. The “Closing Net Working Capital” means the Net Working Capital of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation at 11:59 p.m. Eastern Daylight Time on the date immediately preceding the Closing Date. “Net Working Capital” means: (a) current assets minus (b) current liabilities (including uncleared checks written by Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation), in each case determined in accordance with Vivial’s accounting principles. For the avoidance of doubt, Net Working Capital shall exclude long term assets and liabilities, and any items of Indebtedness, income taxes, deferred tax assets and liabilities, cash, Closing Company Transaction Expenses, and intercompany balances among Vivial, mGage and any of Vivial’s wholly owned subsidiaries that remain following the Separation.

The “Closing Company Transaction Expenses” means the Company Transaction Expenses outstanding on the Closing Date to the extent not paid by Vivial at 11:59 p.m. Eastern Daylight Time on the date immediately preceding the Closing Date. “Company Transaction Expenses” means all (a) expense reimbursement payable to any other bidders of the transactions contemplated by the Merger Agreement, (b) fees, costs, charges, expenses and obligations payable to Vivial’s advisors and other fees, costs, charges, expenses and obligations of professional service firms incurred by Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation in connection with the transactions contemplated by the Merger Agreement, the Separation and Distribution Agreement and the Distribution and Reorganization, in each case to the extent unpaid as of the Closing Date, (c) the amount of the aggregate of the Employee Payments, and all employer taxes related thereto, (d) the cost of terminating in full all obligations or liabilities under any advisory or similar affiliate agreements (if any), (e) all transfer taxes allocable to SpinCo under the Merger Agreement, (f) 50% of all other transfer taxes not expressly allocable to SpinCo, (g) 50% of the costs fees and expenses of obtaining, and relating to, a tail director and officer insurance policy, and (h) 50% of the fees to be paid for antitrust review of the Merger; provided, that Company Transaction Expenses shall not include any amounts (i) to the extent included in the calculation of the Adjustment Amount as Closing Debt, (ii) to the extent included as current liabilities in the calculation of Net Working Capital and (iii) any fees or expenses incurred by or on behalf of Kaleyra or Merger Sub in connection with the transactions contemplated by the Merger Agreement or any other transaction document, whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Kaleyra or Merger Sub). The “Employee Payments” means, without duplication, in respect of Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation any payments in respect of (a) severance, change in control, retention, transaction or similar bonus, termination or similar amounts payable and (b) any payments in respect of equity-based compensation (including any profits interests), in each case of clause (a) or (b), payable to any person solely in connection with the closing of the Merger to the extent due and payable as of such closing.

The Parent Common Stock Consideration Amount shall be paid with the issuance of such number of shares of Vivial Common Stock equal to (a) the Parent Common Stock Consideration Amount, divided by (b) $12.50, or a total of 1,600,000 shares of Parent Common Stock. The remainder of the Merger Consideration shall be paid in cash.

The Closing

The Closing of the Merger will occur as promptly as practicable, but in no event later than two business days, after the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, formation and authority, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) licenses and permits, (e) taxes, (f) financial statements, (g) real property, (h) material contracts, (i) title to assets, (j) absence of changes, (k) employee matters, (l) compliance with laws, (m) litigation, (n) transactions with affiliates and (o) regulatory matters.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to the operation of their respective businesses prior to the consummation of the Merger and efforts to satisfy the conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for Kaleyra and Vivial to use their reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation as set forth in the Merger Agreement necessary for the consummation of the Merger and to fulfill the conditions to the Merger, and for the preparation and filing of this registration statement on Form S-4 (the “Registration Statement”) relating to the Merger and containing a proxy statement of Kaleyra. Kaleyra also agreed that, from and after the closing of the Merger, neither Kaleyra, nor Vivial, mGage and the other subsidiaries of Vivial that remain following the Separation nor any of their respective affiliates shall use the name “Vivial.” Prior to or at the Closing, Kaleyra shall use commercially reasonable efforts to obtain and bind an insurance policy in connection with the representations and warranties made by Vivial and the other provisions set forth in the Merger Agreement.

Vivial Exclusivity Restrictions

Pursuant to the terms of the Merger Agreement, from the date of the Merger Agreement to the closing of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, Vivial has agreed, among other things, not to, directly or indirectly, (i) encourage, initiate, facilitate or engage in discussions or negotiations with, or enter into any proposal to acquire or merge with Vivial, mGage or the other subsidiaries of Vivial that remain following the Separation (an “Acquisition Proposal”), (ii) enter into or consummate any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement or (iii) participate or engage in any way in any discussions or negotiations with, or furnish any information to, any person in connection with, or the making of any proposal that constitutes, or any would otherwise reasonably be expected to result in the making of, an Acquisition Proposal. Notwithstanding the foregoing, Vivial shall be permitted to engage in discussions or negotiations with respect to the Separation and Distribution or in disposition transactions with respect to SpinCo.

Conditions to Closing

The consummation of the Merger is subject to the fulfillment of certain conditions, as described in greater detail below.

Mutual Conditions

Under the terms of the Merger Agreement, the obligations of Vivial, Kaleyra and Merger Sub to consummate the Merger, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the closing of the Merger of the following conditions: (i) the stockholders of Vivial shall have delivered their written consent approving the Merger to Kaleyra; (ii) the proposals required under the continued listing standards of the NYSE American to obtain the approval by Kaleyra’s stockholders of the issuance of Parent Common Stock that will be issued or issuable as part of the Financing (as defined below) and the Parent Common Stock Merger Consideration shall have been approved and adopted by the requisite affirmative vote of the stockholders of Kaleyra in accordance with the Proxy Statement, the Delaware General Corporation Law, Kaleyra’s Amended and Restated Certificate of Incorporation and Bylaws, and the rules and regulations of the NYSE American; (iii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1979, as amended (the “HSR Act”) shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained; (iv) the Reorganization and the Distribution shall have been consummated; (v) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (vi) all consents, approvals and authorizations set forth in the Merger Agreement shall have been obtained from and made with all governmental authorities; (vi) the Registration Statement shall have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC; (vii) the shares of Parent Common Stock shall have been listed on the NYSE American as of the Closing Date.

Kaleyra Conditions to Closing

Additionally, under the terms of the Merger Agreement, the obligations of Kaleyra and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the closing of the Merger of, among other customary closing conditions, (i) conditions pertaining to the accuracy of the representations and warranties made by Vivial; (ii) the performance by Vivial of its covenants ; and (iii) Kaleyra having received at the closing of the Merger all of the documents and certificates required to be delivered by Vivial.

Vivial Conditions to Closing

Additionally, under the terms of the Merger Agreement, the obligations of Vivial to consummate the Merger are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of, among other customary closing conditions, (i) conditions pertaining to the accuracy of the representations and warranties made by Kaleyra and Merger Sub; (ii) the performance by Kaleyra and Merger Sub of each of their covenants ; and (iii) Vivial having received at the closing of the Merger all of the documents and certificates required to be delivered by Kaleyra and Merger Sub.

Termination

The Merger Agreement allows the parties to terminate the agreement if certain conditions described in the Merger Agreement are satisfied. Additionally, under the Merger Agreement, in certain circumstances, if Kaleyra terminates the Merger Agreement, it will be obligated to pay to Vivial, as liquidated damages in connection with any such termination, a fee in an amount equal to $11,825,000.

Related Agreements

Stockholder Support Agreement

Kaleyra and two stockholders of Vivial owning a majority of the Vivial Common Stock (the “Key Company Stockholders”), concurrently with the execution and delivery of the Merger Agreement, have entered into the Stockholder Support Agreement (the “Stockholder Support Agreement”), pursuant to which such Key Company Stockholders have agreed, among other things, to vote all of their shares of Vivial Common Stock in favor of the Merger Agreement and the Merger. The foregoing description of the Stockholder Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with the Company’s Current Report on Form 8-K filed February 23, 2021 as Exhibit 10.1, and the terms of which are incorporated herein by reference.

Parent Insider Support Agreement

Vivial and those stockholders of Kaleyra identified in the Parent Insider Support Agreement, concurrently with the execution and delivery of the Merger Agreement, have entered into the Parent Insider Support Agreement (the “Parent Insider Support Agreement”), pursuant to which the stockholders of Kaleyra who entered into such agreement have agreed, among other things, to vote (or execute and return an action by written consent), or cause to be voted at the stockholders’ meeting of Kaleyra (or validly execute and return and cause such consent to be granted with respect to), all of their shares of Parent Common Stock (subject to the right to be able to transfer a certain specified amount of shares) in favor of (A) the approval and adoption of the Merger Agreement and approval of the Merger, including the Merger, (B) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Kaleyra under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated and (C) each of the proposals and any other matters necessary or reasonably requested by Kaleyra for consummation of the Merger. The foregoing description of the Parent Insider Support Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, a copy of which is filed with the Company’s Current Report on Form 8-K filed February 23, 2021 as Exhibit 10.2, and the terms of which are incorporated herein by reference.

Separation and Distribution Agreement

In connection with the Merger, Vivial will form a wholly-owned subsidiary (“SpinCo”), into which it will transfer two other wholly-owned subsidiaries, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its subsidiaries (the “Reorganization”). Following the Reorganization, Vivial will cause its stockholders to receive on a pro rata basis 100% of the shares of SpinCo common stock (the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”). As a result of and following the Separation, Vivial will solely own the business of mGage immediately prior to the consummation of the Merger. Vivial and SpinCo will enter into the Separation and Distribution Agreement immediately prior to the consummation of the Merger (the “Separation and Distribution Agreement”) which will memorialize the various rights and obligations of such parties in connection with the Separation. Pursuant to the Separation and Distribution Agreement, Vivial and SpinCo will agree, among other things, to (i) allocate and transfer those assets used in the SpinCo business and separately identified by such parties, along with any liabilities relating to, arising out of or resulting from the operation of the SpinCo business along with specified liabilities relating to operation of SpinCo’s business prior to the Distribution, (ii) terminate certain intercompany contracts and liabilities and settle all intercompany receivables at the time of the Distribution. The Distribution shall occur prior to Closing so long as (a) the Reorganization has been completed and the conditions set forth in Article VI of the Merger Agreement, other than those conditions that, by their nature, are to be satisfied contemporaneously with the Distribution or the Merger. The foregoing description of the Separation and Distribution Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, which will be entered into immediately prior to, and in connection with, the Closing.

Transition Services Agreement

Simultaneously with the consummation of the Merger, SpinCo and Merger Sub will enter into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which SpinCo will agree to provide certain services related to the mGage business for a specified period of time in order to facilitate the transactions contemplated by the Merger. Merger Sub has further agreed to pay a service fee specified for each service provided. The foregoing description of the Transition Services Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the actual agreement, which will be entered into immediately prior to, and in connection with, the Closing.

The Financing

In support of the consummation of the Merger, on February 18, 2021, Kaleyra entered into the PIPE Subscription Agreements, each dated February 18, 2021, with certain institutional investors (the “PIPE Investors”), pursuant to which, among other things, Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, an aggregate of 8,400,000 shares (the “PIPE Shares”) of Parent Common Stock to the PIPE Investors at $12.50 per share, and Kaleyra also entered into Convertible Note Subscription Agreements, each dated February 18, 2021, with certain institutional investors (the “Convertible Note Investors”), pursuant to which Kaleyra agreed to issue and sell, in private placements to close immediately prior to the closing of the Merger, $200,000,000 aggregate principal amount of unsecured convertible notes (the “Convertible Notes”). The issuance of the Convertible Notes, together with the issuance of the PIPE Shares, constitutes the “Financing”.

PIPE Subscription Agreement

The obligations to consummate the subscriptions under the PIPE Subscription Agreements are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Convertible Note Subscription Agreements (as defined below) having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Convertible Note Subscription Agreements.

Pursuant to the PIPE Subscription Agreements, Kaleyra agreed that, prior to the closing of the Merger, Kaleyra will file with the SEC (at Kaleyra’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and Kaleyra will use its commercially reasonable efforts to have the Resale Registration Statement declared effective upon the closing of the Merger, but no later than 60 calendar days (or 90 calendar days if the SEC notifies Kaleyra that it will not review the Resale Registration Statement) after the closing of the Merger, subject to customary conditions and covenants.

The foregoing description of the PIPE Subscription Agreements and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the agreed upon form of PIPE Subscription Agreements, a copy of which is filed with our Current Report on Form 8-K filed February 18, 2021 as Exhibit 10.3, and the terms of which are incorporated herein by reference.

Note Subscription Agreements and Indenture

On February 18, 2021, Kaleyra also entered into the Convertible Note Subscription Agreements, each dated February 18, 2021, with certain institutional investors (the “Note Investors”), pursuant to which Kaleyra agreed to issue and sell, in a private placements to close immediately prior to the closing of the Merger, $200,000,000 aggregate principal amount of unsecured Convertible Notes. The Convertible Notes are to be issued under an indenture to be entered into in connection with the closing of the Merger, between Kaleyra and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”). The Convertible Notes will bear interest at a rate of 6.125% per annum, payable semi-annually, and be convertible into shares of Parent Common Stock at a conversion price of $16.875 per share of Parent Common Stock in accordance with the terms of the Indenture, and will mature five years after their issuance.

Kaleyra may, at its election, force conversion of the Convertible Notes after (i) first anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the last reported sale price of the Parent Common Stock exceeds 150% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter and (ii) the second anniversary of the issuance of the Convertible Notes, subject to a holder’s prior right to convert, if the last reported sale price of the Parent Common Stock exceeds 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter. Following certain corporate events that occur prior to the maturity date or if Kaleyra forces a mandatory conversion, Kaleyra will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event or has its Convertible Notes mandatorily converted, as the case may be. In addition, in the event that a holder of the Convertible Notes elects to convert its Convertible Notes prior to the third anniversary of the issuance of the Convertible Notes, Kaleyra will be obligated to pay an amount equal to twelve months of interest, or if on or after such third anniversary of the issuance of the Convertible Notes, any remaining amounts that would be owed to, but excluding, the fourth anniversary of the issuance of the Convertible Notes (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash or shares of the Parent Common Stock as set forth in the Indenture.

Kaleyra will be obligated to register the shares issuable upon conversion of the Convertible Notes. Kaleyra agreed that, prior to the consummation of the Merger (the “Convertible Note Resale Registration Filing Deadline”), Kaleyra will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the shares of Parent Common Stock issuable upon conversion of the Convertible Notes (the “Convertible Note Registrable Securities”), and Kaleyra will use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies Kaleyra that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline.

The foregoing description of the Convertible Note Subscription Agreements, the Indenture and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the agreed upon form of Convertible Note Subscription Agreements and Indenture, copies of which are filed with Kaleyra’s Current Report on Form 8-K dated February 18, 2021 as Exhibits 10.4 and 10.5, respectively, and the terms of which are incorporated herein by reference.

Total Company Shares Following the Merger and the Financing

We anticipate that, upon completion of the Merger and the Financing, the ownership of the Company will be as follows1:

•	the former Vivial equity holders will own 1,600,000 shares of Parent Common Stock, representing a 3.9% interest;

•	there will be 12,879,345 Insider Shares issued to our directors and our executive officers or any of their affiliates, representing a 31.2% interest;

•	the existing public stockholders will own 18,427,991 shares of Parent Common Stock, representing a 44.6% interest; and

•	the PIPE Investors will own 8,400,000 shares of Parent Common Stock, representing a 20.3% interest.

The ownership percentage with respect to the Company following the Merger and the Financing does not take into account (i) warrants to purchase Parent Common Stock that will remain outstanding immediately following the Merger, (ii) conversion of any of the Convertible Notes or (iii) the issuance of any shares upon completion of the Merger under the Incentive Plan, a copy of which as proposed to be amended and restated is attached to this proxy statement/prospectus as Annex B. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the Company will be different. As a result of the Merger, the economic and voting interests of our public stockholders will decrease.

Please read “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of Vivial Following the Merger

Upon the Closing Date, we anticipate that the Vivial Board will consist of the members of the Board of Merger Sub, all of whom are current officers of the Company.

For information on our current Board, please see Item 10 (Directors, Executive Officers and Corporate Governance) in our Annual Report on Form 10-K filed with the SEC on March 16, 2021, a copy of which accompanies this proxy statement/prospectus.

Accounting Treatment

The Merger will be accounted for as an acquisition of Vivial by the Company under the acquisition method of accounting in accordance with U.S. GAAP. For additional information, see note 1 in “Unaudited Pro Forma Combined Financial Information.”

Name; Headquarters

Following the Closing, Vivial Inc. will change its name to mGage Group Holdings Inc. and will be a wholly-owned subsidiary of Kaleyra Inc. The headquarters of the Company will remain at Via Marco D’Aviano, 2, Milano MI, Italy.

[1]	The aggregate number of shares of Parent Common Stock outstanding will be 41,307,336 shares.

SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on May 27, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or May 10, 2021 to all stockholders of record of the Company as of May 6, 2021, the record date for the Special Meeting. Stockholders of record who owned Parent Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 31,307,336 shares of Parent Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held on May 27, 2021 at 10:00 a.m Pacific Daylight Time, via live webcast at https://www.cstproxy.com/Kaleyra/2021. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting https://www.cstproxy.com/Kaleyra/2021 and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by May 26, 2021 at https://www.cstproxy.com/Kaleyra/2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Parent Common Stock:

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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/Kaleyra/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Parent Common Stock at the close of business on May 6, 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of Parent Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 31,307,336 shares of Parent Common Stock outstanding and entitled to vote.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

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Proposal No. 1 - The NYSE American Stock Issuance Proposal - To approve, for purposes of complying with applicable listing rules of NYSE American, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Merger, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 1,600,000 shares of Parent Common Stock to the Vivial equity holders, 8,400,000 shares of Parent Common Stock to the PIPE Investors and 11,851,852 shares of Parent Common Stock upon conversion of the Convertible Notes;

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Proposal No. 2 - The Incentive Plan Proposal – To approve an increase to the number of shares of Parent Common Stock available for issuance under the Kaleyra Inc. 2019 Equity Incentive Plan by 4,000,000 shares;

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Proposal No. 3 - Adjournment Proposal - To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the NYSE American Stock Issuance Proposal or the Incentive Plan Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE

PROPOSALS.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposals and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Parent Common Stock represented in person or by proxy and entitled to vote at the Special Meeting.

Under these voting standards, a failure to vote or an abstention will have no effect on the Adjournment Proposal. In addition, for purposes of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal the NYSE American considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

The transactions contemplated by the Merger Agreement will be consummated only if the NYSE American Stock Issuance Proposal is approved at the Special Meeting.

It is important for you to note that in the event that the NYSE American Stock Issuance Proposal does not receive the requisite vote for approval, we may not consummate the Merger.

Recommendation to Company Stockholders

Our Board believes that each of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or in person at the Special Meeting. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of Parent Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the NYSE American Stock Issuance Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 5:00 p.m. Pacific Daylight Time on May 26, 2021.

Voting at the Meeting - We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://www.cstproxy.com/Kaleyra/2021, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “- Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify the Company’s Secretary in writing to c/o Via Marco D’Aviano, 2, Milano MI, Italy, Attn: Secretary, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting?

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may contact MacKenzie, our proxy solicitor, at (212) 929-5500 (call collect), (800) 322-2885 (call toll-free), or by sending an e-mail to proxy@mackenziepartners.com.

Appraisal Rights

Appraisal rights are not available to holders of shares of Parent Common Stock in connection with the Merger or any of the proposals to be considered at the Special Meeting.

Pursuant to Section 262 of the DGCL, Vivial stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect or waive, lose, forfeit, validly withdraw or revoke or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Vivial Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such shares of Vivial Common Stock as determine by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Merger Agreement. Vivial stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise Vivial by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Vivial or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL to property exercise and perfect their right to appraisal. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, Vivial stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay MacKenzie a fee of $9,000, plus disbursements, reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—THE NYSE AMERICAN STOCK ISSUANCE PROPOSAL

Overview

We are asking our stockholders to approve, for purposes of complying with applicable listing rules of the NYSE American, the issuance of more than 20% of the outstanding Parent Common Stock in connection with the Merger, including up to 1,600,000 shares of Common Stock to the Vivial equity holders and the issuances described below.

Issuance of Parent Common Stock to PIPE Investors

In connection with the execution of the Merger Agreement, the Company entered into the PIPE Subscription Agreement with the PIPE Investors, pursuant to which, among other things, the Company agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 8,400,000 shares of Parent Common Stock at $12.50 per share to the PIPE Investors for an aggregate purchase price of $105,000,000.

Issuance of Parent Common Stock to Convertible Note Investors

Also in connection with the execution of the Merger Agreement, the Company entered into the Convertible Note Subscription Agreements with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, the Convertible Notes for an aggregate purchase price of $200,000,000. The Convertible Notes are convertible into 11,851,852 shares of Parent Common Stock at a per share conversion price of $16.875.

Why the Company Needs Stockholder Approval

Pursuant to NYSE American Company Guide Sections 712(b) and 713(a), stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock.

As described above, upon the consummation of the Merger and the transactions contemplated by the PIPE Subscription Agreement and the Convertible Note Subscription Agreements, we expect to issue (1) 1,600,000 shares of Parent Common Stock to the Vivial equity holders as part of the Merger Consideration at the Closing, (2) 8,400,000 shares of Parent Common Stock to the PIPE Investors, in accordance with the terms and subject to the conditions of the PIPE Subscription Agreements and (3) 11,851,852 shares of Parent Common Stock upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements. Accordingly, the aggregate number of shares of Parent Common Stock that we will issue in connection with the transactions contemplated by Merger Agreement, the PIPE Subscription Agreements and the Convertible Note Subscription Agreements will exceed 20% of the number of shares of Common Stock outstanding before such issuance, and for this reason, we are seeking the approval of our stockholders for the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, the PIPE Investment and the Convertible Note Investment.

In the event that this proposal is not approved by Company stockholders, the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements may not be consummated. In the event that this proposal is approved by Company stockholders, but the Merger Agreement is terminated (without the Merger being consummated) prior to the issuance of shares of Parent Common Stock pursuant to the Merger Agreement, the PIPE Investment or the Convertible Note Investment, such shares of Parent Common Stock will not be issued.

Vote Required for Approval

The approval of the NYSE American Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special

Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE American Stock Issuance Proposal. For purposes of NYSE American rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NYSE AMERICAN STOCK ISSUANCE PROPOSAL.

PROPOSAL NO. 2—APPROVAL OF INCREASE TO SHARES OF COMMON STOCK AVAILABLE UNDER THE KALEYRA, INC. 2019 EQUITY INCENTIVE PLAN BY 4,000,000 SHARES

Overview

In connection with the Merger, our Board recommends that the stockholders approve an increase to the number of shares of Parent Common Stock available for issuance under the Kaleyra Inc. 2019 Equity Incentive Plan (“Incentive Plan”). As of December 31, 2020, we had 3,31,037 Restricted Stock Units (“RSUs”) outstanding and 530,667 shares of Parent Common Stock available for issuance under the Incentive Plan. On January 1, 2021, an additional 1,514,434 shares of Parent Common Stock became available for issuance under the Incentive Plan. As of March 31, 2021, we had 3,703,941 RSUs outstanding, and 1,113,801 shares of Parent Common Stock available for issuance under the Incentive Plan. We are proposing to increase that number by 4,000,000 shares in light of the larger workforce that we will have following the Merger, and the larger number of shares of Parent Common Stock that will be outstanding as a result of the Merger and the Financing. Our Board believes that the approval of the amendment to the Incentive Plan to increase the shares reserved under the Incentive Plan by 4,000,000 shares, is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Incentive Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our Company goals.

The following is a summary of certain terms and conditions of the Incentive Plan. This summary is qualified in its entirety by reference to the Incentive Plan, which as proposed to be amended and restated is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the entirety of the Incentive Plan.

Summary of the Equity Incentive Plan

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries following the closing of the Merger.

Approval of the increase of shares of Parent Common Stock available for issuance under Incentive Plan by the Company’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans and increases to shares of capital stock available thereunder; and (ii) allow the grant of incentive stock options to employees under the Incentive Plan.

If this increase of shares of Parent Common Stock available for issuance under the Incentive Plan Proposal is approved by the Company’s stockholders, the amendment to our Incentive Plan will become effective immediately. In the event that the Company’s stockholders do not approve this Proposal, the increase of shares of Parent Common Stock available for issuance under the Incentive Plan will not become effective. Approval of the shares of Parent Common Stock available for issuance under the Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights or “SARs”, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the Board or the Board’s compensation committee following the Closing of the Merger. The increase of shares available under the Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives in order to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the Merger.

The post-combination company’s employee equity compensation program, as implemented under the Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the increase to shares available under the Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Incentive Plan

The Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

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Awards granted under the Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, or as specified in a particular award agreement.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Incentive Plan must have an exercise price not less than the fair market value of a share of Parent Common Stock on the effective date the stock option or stock appreciation right is granted.

•

Certain amendments to the Incentive Plan require stockholder approval. The Incentive Plan requires stockholder approval to the extent such approval is required by law including the Internal Revenue Code and applicable stock exchange requirements.

•

Limit on non-employee director awards and other awards. The annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1,000,000 in total value, or $2,000,000 for the calendar year in which a non-employee director is first appointed or elected to the Board. Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director.

Information Regarding the Post-Combination Company’s Equity Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the increase to shares available under the Incentive Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the Board or the Board’s compensation committee following the Closing of the Merger in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the post-combination company.

If the Company’s proposal to approve the increases to shares available for issuance under the Incentive Plan is approved by the Company’s stockholders, the Company will reserve 7.4% of its anticipated fully-diluted capitalization following the Closing of the Merger available for grant under the Incentive Plan as of the effective time of the Closing of the Merger, which includes 1,600,000 shares of Parent Common Stock issued to the former Vivial equity holders in the Merger, 8,400,000 shares issued to the PIPE Investors and 11,851,852 shares of Parent Common Stock into which the Convertible Notes are convertible, plus those shares issuable upon the Company’s outstanding warrants. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Incentive Plan. Furthermore, if the increase to shares available for issuance under our Incentive Plan is approved by the Company’s stockholders, the number of shares available for grant (other than incentive stock options) pursuant to the Incentive Plan will be subject to annual increases effective as of the first day of the Company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year commencing in 2029 in an amount equal to the lesser of (i) 5% of the number of shares of the Parent Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.

Description of the Incentive Plan

The material features of the Incentive Plan are described below. The following description of the Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Incentive Plan. Stockholders are urged to read the actual text of the Incentive Plan in its entirety.

Purpose

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of the Company and its subsidiaries.

Types of Awards

The terms of the Incentive Plan provide for the grant of unit awards (including restricted stock unit awards), incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, unrestricted stock awards, restricted stock awards, restricted stock units awards, performance awards, cash-based awards, and other stock-based awards that are convertible or otherwise based on our stock.

Shares Available for Awards

Subject to adjustment for specified changes in the Company’s capitalization as set forth in the Incentive Plan, the maximum aggregate number of shares of Parent Common Stock that may be issued under the Incentive Plan if the Incentive Plan Proposal is approved will be 5,113,801 shares, plus (2) except with respect to awards of incentive stock options, annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2029 in an amount equal to the lesser of (i) 5% of the number of shares of the Parent Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.

The Company’s Board or the Board’s compensation committee may authorize the issuance or assumption of benefits under the Incentive Plan in connection with any stock dividend, stock split, combination of shares (including a reverse stock split), recapitalization, or other change in the Company’s capital structure or any other event that the Plan Administrator deems appropriate to avoid distortion in operation of the Incentive Plan and to preserve the value of awards made under the Incentive Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Incentive Plan to individuals who were not employees or directors of the Company or a parent or subsidiary of the Company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Incentive Plan.

Shares issued under the Incentive Plan will consist of authorized but unissued or reacquired shares of Parent Common Stock. No fractional shares of Parent Common Stock will be delivered under the Incentive Plan.

The following shares of Parent Common Stock will become available again for issuance under the Incentive Plan: (i) any shares that are forfeited back to or are repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (ii) any shares reacquired by the post-combination company to satisfy a tax withholding obligation in connection with the award, and (iii) any shares that are reaquired by the Company to satisfy the exercise, strike or purchase price of an award.

Non-Employee Director Compensation Limit

Under the Incentive Plan, the annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1,000,000 in total value, or $2,000,000 for the calendar year in which a non-employee director is first elected or appointed to the Board. Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director.

Administration

The Incentive Plan will be concurrently administered by the Board or the Board’s compensation committee. The Board and the Board’s compensation committee may each be considered to be a “Plan Administrator” for purposes of this Equity Incentive Plan Proposal.

Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to interpret the Incentive Plan, determine, modify or waive the terms or conditions of any award, prescribe forms, rule or procedures, or do all things necessary to carry out the purposes of the plan.

Amendment and Termination

The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent or unless expressly reserved in the participant’s award agreement, alter the terms of the Plan so as to adversely affect a participant’s rights under an award without the consent of the Participant.

No awards may be made under the Incentive Plan following November 25, 2029, but previously granted awards may continue in accordance with their terms beyond that date.

Eligibility

All of the Company’s (including its affiliates) employees, directors, consultants and advisors are eligible to participate in the Incentive Plan and may receive all types of awards, except that only employees may receive incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the Company’s employees (including employees who are officers) and employees of its parent and subsidiary corporations (as determined in accordance with Section 424 of the Code).

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Incentive Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the Parent Common Stock subject to awards.

Awards Requiring Exercise

Incentive stock options and, except as provided in the award agreement, nonqualified stock options, may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Incentive Plan) will, except as otherwise set forth in the option award agreement, remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

•

All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

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All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Parent Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Parent Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.

Effect of a Change in Control

In the event of a “Covered Transaction” as described in the Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Incentive Plan or substitute substantially equivalent awards.

Any awards that are not assumed or continued in connection with a Covered Transaction or are not exercised or settled prior to the Change in Control will full accelerate in full to a date prior to the effective time of the Covered Transaction (contingent upon the effectiveness of the Covered Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Covered Transaction) and such awards will terminate effective as of the time of the Change in Control if not exercised (if applicable) at or prior to the effective time of the Covered Transaction, and any reacquisition or repurchase rights held will lapse. With respect to the vesting of any performance award, that will acceleration due to non-assumption or non-continuation, such award will accelerate at 100% of the target level upon the occurrence of a Covered Transaction. Notwithstanding the foregoing, the Board may in its sole discretion provide that the holder of an award may not exercise such award and will instead receive a payment at the effective time of the Covered Transaction equal to any excess of the value of property the participant would have received had he or she exercised less any exercise or purchase price,.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any payment or benefit received or to be received by a participant from the Company or otherwise would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of the payment or benefit as an “excess parachute payment” under Section 280G of the Code, then the particpant’s award or benefit (including, but not limited to, any acceleration of vesting) will be reduced if the reduction would result in a greater economic benefit to the participant on an after-tax basis.

Clawback Policy

All awards under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any stock exchange on which the Company’s securities are listed or as otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection At or other applicable law and any clawback policy that the Company otherwise adopts to the extent applicable and permissible under applicable law. Further, no recovery of compensation under a Company clawback policy will be an event giving rise to a participant’s right to voluntarily terminate his or her employment upon a “resignation for good reason” or for a “constructive termination” or similar term under any plan or agreement with the Company.

If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option or the disposition of the shares acquired on exercise of the option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for restricted stock forfeited subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

New Incentive Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the compensation committee of the post-combination company. Any grants under the Incentive Plan are not yet determinable. Our executive officers and directors have an interest in this proposal because they are eligible to receive awards under the Incentive Plan. To date, only RSUs have been granted under the Incentive Plan. The following table sets forth (a) the aggregate number of shares of Parent Common Stock subject to RSUs granted under the Incentive Plan during the last fiscal year, and (b) the weighted-average grant date fair value of such RSUs:

Name of Individual or Group	Number of RSUs Granted in 2020	Weighted-average grant date fair value (per share)
Dario Calogero	—	$—
Giacomo Dall’Aglio	—	$—
All executive officers, as a group	—	$—
All directors who are not executive officers, as a group	137,550	$7.32
All employees who are not executive officers, as a group	1,253,180	$6.31

The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Parent Common Stock on future dates, and the extent to which any applicable performance goals necessary for vesting are achieved.

Effective Date; Term

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will be effective immediately upon the closing of the Merger. No award will be granted under the Incentive Plan on or after November 25, 2029. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE American rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal and the Incentive Plan Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the NYSE American Stock Issuance Proposal, the Incentive Plan Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals.

INFORMATION ABOUT MGAGE

References in this section to “we,” “our,” “us,” the “Company” or “mGage” generally refer to Vivial Networks LLC and its consolidated subsidiaries.

Business

Introduction

Vivial Networks LLC, a wholly-owned indirect subsidiary of Vivial Inc., was formed to invest in and acquire digital marketing companies. On August 21, 2015, Vivial Networks completed the acquisition of mGage, LLC (“mGage”). mGage is a global mobile engagement provider that enables brands to intelligently personalize mobile communications for the omnichannel consumer, across marketing and customer care interactions, primarily through SMS and MMS text marketing and engagement campaigns. Currently mGage provides these services in North America, South America, Europe, and Asia with plans for continued global expansion.

Overview

The mobile advertising industry is growing rapidly, forecast by eMarketer, to grow in the U.S. at a 16% CAGR from 2020-2024, reaching a total size of $174 billion. Globally, the industry is expected to exceed $600 billion by 2026, per ResearchandMarkets.com. Industry growth is primarily driven by the ongoing mass adoption of mobile devices and effectiveness of mobile as a means of engaging audiences on a highly targeted, personalized basis. The Pew Research Center estimates that 93% of adults in advanced economies own a mobile phone, providing advertisers with near-ubiquitous reach to the global population. eMarketer estimates that mobile advertising comprises two-thirds of total U.S. digital ad spending, up from 36% in 2017.

As mobile advertising continues to expand, marketers are increasingly turning to text messaging (SMS, MMS) as their preferred mobile communication channel. By 2024, Mobilesquared estimates that total “application-to-person” (“A2P”) message volume, whereby a text message is sent between an application on behalf of a business and an end-user, will exceed 3.2 trillion messages annually, more than double its 2019 level. With total A2P messaging spend by marketers expected to grow at a 19% CAGR from 2019-2023, reaching a size of $43 billion, best-of-breed providers with the most reliable networks, broadest reach and industry vertical expertise are poised to capture this spend.

Beyond marketing use cases, A2P messages have emerged as a highly effective tool for areas such as account security, contact centers and a variety of other scenarios where businesses require an effective means of communication with their customers. Businesses’ demand for customer communications technology that can be implemented and scaled efficiently gave rise to the Communications-Platform-as-a-Service (”CPaaS”) solution model, a cloud-based, platform that offers Application Programming Interfaces (“APIs”) and integrated development environments that simplify the integration of communications capabilities. The CPaaS market is forecast to grow at a 29% CAGR over the next five years, adding a hyper-growth tailwind to providers such as mGage.

mGage is positioned as a clear leader in the A2P messaging and CPaaS industries with the following highly valuable set of distinctive business characteristics:

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mGage is just one of four companies with direct physical network connections to, and commercial contracts with, the top four U.S. carrier networks (prior to the recent combination of T-Mobile and Sprint), providing network latency, operational efficiency and cost advantages;

•	mGage has over 300 enterprise clients, including several of the world’s most recognizable brands;

•	mGage offers cloud-based technology across all major messaging channels;

•	mGage’s ultra low-latency network is built on modern infrastructure with global scale; and

•	mGage has re-ocurring message volume and negligible customer churn.

Our Vision

mGage’s vision is empowering brands to connect, engage and inspire consumers when and where it matters most.

mGage Today

mGage has more than 300 customers and business partners worldwide across industry verticals such as telecom, gaming travel & hospitality, retail, financial services, emergency alerts, media and enterprise software providers, mGage’s customers are located in regions throughout the world including North and South America, Europe, and Asia.

Although mGage continues to expand by introducing new customers to its key product Communicate Pro, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investments to strengthen its product portfolio, expand its global presence, and in particular into the Americas and European markets following the recruit of world-class talent.

Customers

mGage’s customers are enterprises which use digital mobile communications in the conduct of their business. mGage’s platform enables these communications by integrating mobile alert notifications and interactive capabilities to reach and engage end-user customers. mGage enables its customers and business partners to connect enterprise software and applications to mobile network operators by providing a simple user interface for programmable communication services and carefully-documented APIs. mGage’s also enables customer’s to manage end-user communications through its functionally rich Communicate Pro user interface.

mGage is constantly adding and upgrading its service offerings to account for new end-user consumer behavior changes and progress (such as adding new instant messaging communication channels). mGage provides multiple levels of global 24x7 customer support, SLAs and network reliability to meet the expectations and requirements of its customers. Customers and business partners who use mGage’s platform value its network reliability, mGage’s responsive customer support, competitive pricing, and collaborative approach. In particular, mGage is a co-creator – meaning it is a CPaaS focused on a consultative business model that charges customers through a combination of CPaaS usage, platform fee and professional service fees.

Seasonality

Historically, mGage has experienced seasonality in its revenue generation, with slower traction in the first calendar quarter, and increasing revenues as the year progresses toward fourth calendar quarter, during which the Company usually registers the higher revenues in messaging and notification services. This patterned revenue generation behavior takes place due to mGage’s customers sending more messages to their end-user customers who are engaged in consumer transactions at the end of the calendar year, resulting in the increase in notifications of electronic payments, credit card transactions and e-commerce.

The Market for mGage’s Products

The CPaaS market is evolving and is expanding in several directions as enterprise adoption of cloud-based communications occurs. The need for enterprises to provide enhanced omnichannel end-user customer experiences is driving the adoption of embedded, real-time messaging communications for enhanced end-user customer-interfacing interactions. The CPaaS market is expected to reach $25.9 billion in 2025 from $7.2 billion in 2020.2 The size of the global A2P messaging market will grow from $61B in 2019 to $78B in 2022.3 The volume of chatbot usage is expected to grow by 84% globally (2018 - 2023). In the U.S., access to chatbots will grow YoY by 160%, in India by 342%, in Western Europe 170%.4 mGage’s products and services available through its platform address all the above-mentioned markets.

[2]	Source: Juniper Research, CPaaS-2020-2025-Deep-Dive-Data-and-Forecasting.
[3]	Source: Statista estimates, Credence Research (2020).
[4]	Source: Juniper Research (July 2020).

mGage’s Key Products and Services

Communicate Pro: Communicate Pro allows mGage’s customers to follow end-users through each step of their buying journey, enabling customers to acquire and build a database of customers who want to interact with the company and receive relevant information, target end-users with relevant information such as sales alerts and coupons, and provide end-users with exclusive offers.

•	Acquisition: Build a database of customers who want to interact with your brand and receive relevant information.

•	Sales Growth: Target customers in opt-in database with relevant information such as sales alerts and coupons.

•	Loyalty: Provide special offers exclusively to loyalty club members/frequent shoppers such as “bonus” coupons, sales and special events.

Communicate Pro supports clients by providing the following services:

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Tracking & Retargeting: Communicate Pro provides tracking and retargeting tools to create repeat business or bring consumers back into the buying cycle. Gathering personalized information such as location, purchase history or demographics provides opportunities to tailor messages to the right customers at the right times.

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Broadcasts: Send personalized messages to customers in opt-in marketing lists based on pre-defined attributes. Flexible API integrations allow clients to pull information from external services such as CRM or email platform and dynamically insert it into messages. Broadcast Messages also support advanced features such as message delivery by time zone or by delivery window, or throttled message delivery at a specified rate.

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Chat: Receive and respond to incoming text messages from customers, and route incoming requests to the right agent. Gain a more complete picture of customer care needs by knowing when new messages are received, and avoid having multiple agents work on the same customer’s case.

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Multistep Programs: Multistep programs take recipients on a unique path based on responses and personal information. Interactive programs such as coupons, sweepstakes and surveys can be implemented immediately through pre-configured templates, while more sophisticated programs can be customized for the most detailed level of customer engagement.

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Third Party Integration: Data can easily be integrated and shared with external services and applications and customers segmented using the attributes collected within Communicate Pro along with those from external services such as CRM.

Connect: Connect is a user interface for programmable communication services, making use of APIs to allow mGage’s customers to directly connect to mGage’s platform for use in their own campaign management platforms. This enables mGage’s customers to seamlessly build on existing messaging programs without the need for extensive development.

Features and functionalities include:

•	Straightforward Documentation: easy-to-understand documentation and code examples available in various programming languages.

•	Flexible Implementation: mGage’s customers can use mGage’s REST APIs or connect via SMPP for increased throughput.

•	Global Reach: mGage’s customers can reach an audience across more than 185 countries with high quality connections to more than 600 carriers worldwide

•	Unicode Support: mGage’s full Unicode support ensures that customers’ messages are received the way they are intended, regardless of language.

•	Concatenation: messages that are 160+ characters are automatically combined into a single message on recipient’s device.

•	Multiple Sender ID Options: short code, long code, alphanumeric, and alpha sender originator types are all supported.

•	Delivery and Status Receipts: mGage’s customers receive updated on the state of a message within the carrier network and know immediately if there has been a problem.

•	CRM system integration from external services and applications.

•	Drilldown Reporting: web-based reporting tool for viewing reports in macro and granular detail with advanced graphics.

Operations

mGage offers best in class customer support with a network operations center, carrier relations and business intelligence teams ensuring client satisfaction. mGage’s network operation center is a single point of contact for all production issues, offering 24/7 support and platform monitoring. mGage has a carrier relations team with expertise in compliance and has the number one migration team in the U.S. mGage’s business intelligence team offers custom reporting, KPI measurement, campaign analysis and strategic recommendations to drive further success.

Sales and Marketing

mGage has a dedicated mission-specific salesforce driving top-line targets which combines client relationship management with technical expertise. mGage sales directors source new client relationships in specific end-markets to build sector focus and knowledge, and team up with solutions engineers to provide technical expertise to integrate with new clients. All mGage accounts have a dedicated account manager who engage in frequent, continuous communication with accounts to ensure client satisfaction, while technical program managers provide post-sale technical support to all existing clients.

Competitive Strengths

Over mGage’s history, mGage has developed a powerful CPaaS solution that it believes represents a unique, high growth opportunity in the CPaaS market. The Communicate Pro platform is accessible globally, has a high-volume infrastructure that has been designed to be easily scalable, and allows for communications services that have been designed having security, compliance and integration capabilities that can meet the needs of mGage’s customers and their customers and regulators. Furthermore, mGage continues to develop organically and strategically new communications services to meet the evolving needs of its customers and business partners. In addition, mGage has identified the following competitive strengths:

•	Experienced Management Team: mGage has a proven management team with many decades of combined experience at industry-relevant companies.

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Existing Customers and Relationships: mGage believes its deep customer relationships provide it with the opportunity to expand deployment of its products and the opportunity to quickly deploy new communications service offerings. mGage’s top-10 clients have an average tenure of over 10 years. mGage’s industry leading product offerings and long-term blue-chip customer base has generated 20%+ revenue growth, 30%+ gross margin profile, high-teens EBITDA margin profile along with generating free cash flow at scale. mGage’s loyal enterprise client base includes world-renowned brands that span several end markets including, telecom, gaming travel & hospitality, retail, financial services, emergency alerts, media and enterprise software providers.

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Superior reliability and network. mGage has invested heavily in an ultra low-latency network built on modern and highly scalable infrastructure that meet and beats the most stringent network performance requirements of very demanding customers.

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Outstanding customer support: Dedicated support team which provides our customers with strategic and technical guidance at every step of the process. Their expertise and deep knowledge is unmatched in the industry.

Growth Strategy

mGage’s growth strategy is predicated on leveraging its competitive advantages in global scale, network breadth and quality, a global brand and product innovation to continue expansion of its core messaging business. Market growth will support continued strong growth within mGage’s existing customer base, which mGage will supplement through new customer acquisition. Specific growth initiatives that mGage plans to execute on in the near-term include:

•	Product innovation and enhancement – mGage continues to invest in all key mobile messaging protocols & channels and launching new products;

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Increase penetration within existing client organizations – the variety of mobile messaging use cases provides an opportunity for mGage to expand its efforts in selling across departments at existing clients;

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International expansion – mGage’s global enterprise client relationships and deep knowledge of country-specific market dynamics and regulations make it uniquely equipped for profitable international expansion; and

•	Increase penetration in the healthcare end-market – mGage recently received its ISO 27001 certification, which will unlock access to a vast healthcare industry customer engagement spend.

Competition

The CPaaS market is highly competitive and characterized by continuous technological change. The principal competitive factors in this market include: completeness of offering, credibility with developers and business users, global reach, ease of integration, product features, platform scalability, brand reputation and awareness, customer support, and the cost of deployment of product offerings. mGage believes that it competes favorably within each of these categories.

As mGage is one of 4 Tier 1 providers in the US, mGage competes with the other Tier 1 aggregators including Sinch, Vibes, and Infobip (who recently acquired OpenMarket). Additionally, mGage completes with other CPaaS providers and Tier 2 aggregators including Twilio, Syniverse, Attentive Mobile, Upland Software, to name a few. Finally, mGage competes with many other international aggregators in the markets it serves.

Some competitors have greater financial, technical and other resources, greater name and brand recognition, larger sales and marketing efforts and larger portfolios of intellectual property. As a result, certain competitors may be able to respond more quickly to new or changing technologies, opportunities, standards or customer needs and requests. With the introduction of new products and services and new market entrants, mGage expects competition to intensify in the future. mGage is also addressing enterprises that have developed over the years “in-house” products for which mGage can offer a more cost-effective, robust and richer set of products to enhance the total cost of ownership and return on investment for such customers.

Employees

As of December 31, 2020, mGage has a headcount of 158, of which 148 are employees and 10 are full time contractors. None of mGage’s employees is currently covered under any collective bargaining agreements. mGage believes its relations with its employees are good and it has never experienced a material work stoppage.

Facilities

mGage maintains a global footprint with leased facilities located in Los Angeles, Atlanta, The Netherlands and London. mGage believes that its current facilities are adequate to meet its ongoing needs and that, if it requires adjusted or additional space, it will be able to obtain additional facilities on commercially reasonable terms, or further consolidate facilities. Going forward, mGage will continue to assess its facilities requirements and make appropriate adjustments as needed and dictated by the business.

mGage operates infrastructure in three (3) third-party data centers under colocation agreements and leverages cloud services operated by Amazon Web Services.

Intellectual Property

mGage relies on a combination of patent, copyright, trademark and trade secret laws in the U.S. and other jurisdictions, as well as license agreements and other contractual protections, to protect mGage’s proprietary technology. In addition, mGage protects intellectual property rights by implementing a policy that requires its employees and independent contractors involved in the development of intellectual property on its behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on its behalf are mGage’s property, and assigning to mGage any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

•	mGage, as of December 31, 2020, has been issued 4 patents in the U.S.

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mGage’s trademark and certain variations thereof are registered or are the subject of pending trademark applications in the U.S. In addition to the mGage trademark, mGage has 10 additional trademark registrations or pending registrations with the following authorities/countries: the UK, Ireland, Canada, Australia, China, Hong Kong, India, Spain, Mexico, South Korea,

•	mGage owns an Internet domain registration for mGage.com and certain other domains.

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mGage generally controls access and the use of its proprietary software and other confidential information through internal and external controls including contractual protections with employees, contractors, customers and partners. Unauthorized parties may, nonetheless, still copy or otherwise obtain and use mGage’s software and technology despite mGage’s efforts to protect its trade secrets and proprietary rights through intellectual property rights, licenses and confidentiality agreements.

Regulatory

mGage is subject to a number of U.S. federal, state and foreign laws and regulations that involve matters central to its business. These laws and regulations may involve privacy, data protection, intellectual property, competition, consumer protection, general telecommunications laws or other subjects. Many of the laws and regulations to which mGage is subject are still evolving and being tested in courts and could be interpreted in ways that could harm its business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which mGage operates. Because global laws and regulations have continued to develop and evolve rapidly, it is possible that mGage or its communications services or mGage’s platform may not be, or may not have been, compliant with each such applicable law or regulation.

In addition, as mGage expands internationally, it will be subject to laws and regulations in the countries in which it offers services. Many foreign countries and governmental bodies, including the EU member states, have laws and regulations concerning the collection and use of Personally Identifiable Information (“PII”) obtained from individuals located in the EU or by businesses operating within their jurisdiction, which are often more restrictive than those in the U.S. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of PII that identifies or may be used to identify an individual, such as names, telephone numbers, message addresses and, in some jurisdictions, IP addresses and other online identifiers.

For example, in April 2016 the EU adopted General Data Protection Regulation (“GDPR”), which took full effect on May 25, 2018. GDPR enhances data protection obligations for businesses and requires service providers (data processors) processing personal data on behalf of customers to cooperate with European data protection authorities, implement security measures and keep records of personal data processing activities. Noncompliance with the GDPR can trigger fines equal to or greater of €20 million or 4% of global annual revenues. Given the breadth and depth of changes in data protection obligations, preparing to meet the requirements of GDPR has required significant time and resources, including a review of mGage’s technology, systems, policies and procedures currently in use against the requirements of GDPR. There are also additional EU laws and regulations (and member states’ implementations thereof) which govern the protection of consumers and of electronic communications and which may impact mGage’s business.

Furthermore, outside of the EU, mGage continues to see increased regulation of data privacy and security, including the adoption of more stringent subject matter specific state laws in the U.S. For example, on June 28, 2018, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt-out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches, which is expected to increase data breach related litigation.

mGage is subject to individual or joint jurisdiction of the Federal Communications Commission (“FCC”), the Federal Trade Commission, state attorneys general as well other applicable EU or international laws with respect to privacy and data security obligations. If mGage was to suffer or if one of mGage’s customers were to suffer a data breach, mGage may be subject to the jurisdiction of a variety of federal agencies’ jurisdictions and state attorneys general. mGage may have to comply with a variety of data breach laws at the federal, state, EU or other international levels, comply with any resulting investigations, and may be required to offer mitigation to mGage customers and potentially the end-users of certain customers to which mGage provides services. mGage could also be subject to fines, forfeitures and other penalties that may adversely impact mGage’s business.

As mGage continues to expand internationally, mGage has become subject to telecommunications laws and regulations in the foreign countries where mGage offers its services. mGage’s international operations are subject to country-specific governmental regulation or local rules, as well as rules imposed by local carriers with whom mGage may have a direct contractual relationship, and related actions that have increased and may continue to increase mGage’s costs or impact its services, mGage’s platform, platform or prevent mGage from offering or providing mGage’s services in certain countries.

In addition, there are several U.S. laws that are applicable to mGage’s services. For instance, the Telephone Consumer Protection Act (“TCPA”) restricts telemarketing calls and the use of automatic telephone dialing systems without proper consent from consumers. Another example is the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM Act”) which establishes certain requirements for commercial messages and transactional messages and specifies penalties for the transmission of messages that are intended to deceive the recipient as to source or content. In addition, some states have passed laws regulating commercial communication practices that are significantly more restrictive and difficult to comply with than the CAN-SPAM Act. Some portions of these state laws may not be preempted by the CAN-SPAM Act.

The scope and interpretation of such U.S. laws, including the TCPA and the CAN-SPAM Act, that are or may be applicable to the delivery of text messages are continuously evolving and developing. If mGage does not comply with these laws, or regulations or if mGage becomes liable under these laws or regulations due to the failure of its customers to comply with these laws by obtaining proper consent, mGage could face direct liability.

In addition, certain non-U.S. jurisdictions have enacted laws that regulate sending messages, and some of these laws are more restrictive than U.S. laws. For example, some foreign laws prohibit sending broad categories of messages unless the recipient has provided the sender advance consent to receipt of such messages, or in other words has “opted-in” to receiving such communication.

If mGage were found to be in violation of the TCPA, the CAN-SPAM Act, applicable state laws governing messages not preempted by the CAN-SPAM Act or foreign laws regulating the distribution of messages, whether as a result of violations by mGage’s customers or its own acts or omissions, mGage could be required to pay large penalties, which would adversely affect its financial condition, significantly harm mGage’s business, injure mGage’s reputation and erode customer trust. The terms of any injunctions, judgments, consent decrees or settlement agreements entered into in connection with enforcement actions or investigations against mGage in connection with any of the foregoing laws may also require mGage to change one or more aspects of the way mGage operates its business, which could impair mGage’s ability to attract and retain customers or could increase its operating costs.

Further, in order to provide services to consumer telephone numbers from the EU or certain other regions, companies may be required to register with the local telecommunications regulatory authorities, some of which have been increasingly monitoring and regulating the categories of sender identity and numbers that are eligible for provisioning services to end-users. Where necessary, mGage is registered in the countries in which it does business. Furthermore, in some countries, the regulatory regime around provisioning of services to consumer telephone numbers is unclear, subject to change over time, and sometimes may conflict from jurisdiction to jurisdiction. These regulations and governments’ approach to their enforcement are still evolving. As such, compliance with these types of regulation may require changes in products or business practices.

Legal Proceedings

mGage may be a plaintiff or defendant in certain lawsuits from time to time, may be involved in other pending and threatened litigation or other adversarial matters which arise in the ordinary course of business. While the ultimate outcome with respect to such proceedings cannot be predicted with certainty, at this time we believe such matters will not have a material adverse effect on mGage’s financial condition or results of operations.

VIVIAL NETWORKS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) “Selected Historical Financial Information of Vivial Networks,” (ii) “Unaudited Pro Forma Condensed Combined Financial Information”; and (iii) the audited consolidated financial statements of Vivial Networks as of December 31, 2020 and 2019 and for the years then ended and the related notes. The discussion below includes forward-looking statements about Vivial Networks’ business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Vivial Networks’ actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

Vivial Networks, a wholly-owned indirect subsidiary of Vivial, was formed to invest in and acquire digital marketing companies. On August 21, 2015, Vivial Networks completed the acquisition of mGage. mGage is a global mobile engagement provider which enables brands to intelligently personalize mobile communications for the omni-channel consumer, across marketing and customer care interactions, primarily through SMS and MMS text marketing and engagement campaigns. Currently mGage provides these services in North America, South America, Europe, and Asia with plans for further global expansion.

Key Business Metrics

Revenue

Vivial Networks’ revenue is generated primarily from usage-based fees earned from the sale of mobile messaging services (including SMS, MMS, Push, OTT and RCS) offered to our customers through Communicate Pro, our cloud-based enterprise-level campaign management tool or through our APIs to easily integrate text messaging into existing systems and applications. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers revenue is invoiced on a monthly basis in arrears.

Operating Expenses

Vivial Networks’ operating expenses include cost of revenue, selling, general and administrative expense, and depreciation and amortization expense.

Cost of Revenue

The cost of revenue is comprised of carrier costs for the delivery of mobile messages.

Selling, General and Administrative Expense

Selling expense is comprised of compensation, variable incentive compensation, benefits related to sales personnel, along with travel expenses, other employee related costs, and expenses related to advertising, marketing programs and events. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and other administrative costs such as information technology, facilities expenses, professional fees, and travel expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense is related to the depreciation and amortization of property and equipment that includes furniture, fixtures and equipment, computer equipment and purchased software, internally developed software and leasehold improvements.

RESULTS OF OPERATIONS

The following table sets forth the results of operations for periods presented:

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands)

	December 31,	December 31,
	2020	2019
Revenue	$141,274	$111,890
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	89,906	72,727
Selling, general and administrative expense	24,112	24,526
Depreciation and amortization	3,496	3,843

Total operating expenses	117,514	101,096

Operating income	23,760	10,794
Other (income) expenses:
Interest (income)	(2)	(10)

Total other (income) expenses, net	(2)	(10)

Net income	$23,762	$10,804

Comparison of Years Ended December 31, 2020 and 2019

Revenue

In 2020, revenue increased by $29.4 million, or 26%, compared to 2019. This was primarily driven by an increase in revenue from message termination in international markets.

Cost of Revenue and Gross Profit

In 2020, cost of revenue increased by $17.2 million, or 24%, compared to 2019. The increase in cost of revenue was primarily attributable to the increase in message termination costs in international markets.

In 2020, gross profit of $51.4 million increased by $12.2 million, or 31%, compared to 2019 mainly as a result of the effects of higher gross profit resulting from message termination in international markets.

Selling, General and Administrative Expense

In 2020, Selling, general and administrative expenses decreased by $0.4 million, or 2%, compared to 2019. The decrease was primarily driven by lower Travel and Entertainment due to COVID-19 and a lower charge for shared services from Vivial Media (see Related Party Transactions in Note 2 of the Audited Financial Statements).

Foreign Currency Translation Adjustments

In 2020, Foreign Currency Translation adjustments, net of tax of zero increased $37,000 due to the strengthening of the British Pound vs. the US Dollar.

Income Tax Expense

As a limited liability company, Vivial Networks’ taxable income or loss is allocated to the sole member. Therefore, no provision for income taxes has been included in the financial statements.

The Company evaluates its tax positions that have been taken or are expected to be taken to determine if any accrual is necessary for uncertain tax positions. As of December 31, 2020, and 2019, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2020, Vivial Networks had $27.8 million of cash, no short-term investments and $46,000 of restricted cash for UK short term deposits, compared to $11.0 million in cash as of December 31, 2019. Of the $27.8 million in cash, $1.5M million was held outside the US, primarily in the UK.

The consolidated balance sheet as of December 31, 2020 includes total current assets of $60.6 million and total current liabilities of $27.1 million.

Long-term financial obligations, excluding obligations due under purchase agreements are $47,000 relating to long term deferred rent.

Liquidity

Vivial Networks funds its short and long-term liquidity needs through a combination of cash on hand and cash flows generated from operations.

The consolidated balance sheet as of December 31, 2020 includes total current assets of $60.6 million and total current liabilities of $27.1 million. In addition, as of December 31, 2020 Vivial Networks had Total Member Equity of $41.9 million.

Growth in Vivial Networks’ revenue and gross profit from business operations, combined with declining Selling, general and administrative expense, created additional operating leverage and positive operating margins.

Cash Flows

Historical Cash Flows for the Fiscal Years Ended December 31, 2020 and 2019

The following table summarizes our cash flows for the periods presented:

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31,	December 31,
	2020	2019
Net cash provided by operating activities	$26,478	$8,510
Net cash (used in) investing activities	(2,700)	(4,490)
Net cash (used in) financing activities	(7,000)	—
Effects of foreign exchange rates on cash	48	11

Net increase in cash	$16,826	$4,031

In the year ended December 31, 2020, cash provided by operating activities was $26.5 million, primarily consisting of the net income of $23.8 million also including non-cash items, mainly $3.5 million of depreciation and amortization expense, $282,000 of allowance for doubtful which were partially offset by $1.1 million of net cumulative changes in operating assets and liabilities.

In the year ended December 31, 2019, cash provided by operating activities was $8.5 million, primarily consisting of net income of $10.8 million also including non-cash items, mainly $3.8 million of depreciation and amortization expense, $431,000 of allowance for doubtful accounts which were partially offset by $6.6 million of net cumulative changes in operating assets and liabilities.

In the year ended December 31, 2020, cash used in investing activities was $2.7 million, primarily consisting of $2.7 million to fund the cost of internally developed software.

In the year ended December 31, 2019, cash used by investing activities was $4.5 million, consisting of $2.2 million to fund the cost of internally developed software and $2.3 million of purchases of hardware and software.

In the year ended December 31, 2020, cash used by financing activities was $7.0 million, consisting of capital distributions to parent.

In the year ended December 31, 2019, there were no financing activities.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of December 31, 2020 as derived from the audited consolidated financial statements of Vivial Networks.

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
(in thousands)
Operating Lease Obligations	$2,064	$931	$955	$178	$0

Vivial Networks leases certain office facilities and certain equipment under operating lease agreements which expire through 2025.

Litigation

Various lawsuits and other claims that are ordinary and typical for a business of Vivial Networks’ size and nature are pending against it, and Vivial Networks may be involved in future claims and legal proceedings incident to the conduct of its business. In addition, from time to time Vivial Networks receives communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which it operates. Vivial Networks believes, based on its review of the latest information available, that its ultimate liability in connection with pending or threatened legal proceedings will not have a material adverse effect on our results of operations, cash flows or financial position. Since these matters are subject to inherent uncertainties, Vivial Networks’ view of them may change in the future.

Debt

While Vivial Networks and its subsidiaries do not hold any debt, mGage and Vivial Networks are co-borrowers on the debt agreements of its parent company Vivial. The debt is comprised of a financing agreement and a revolving credit and security agreement. Total outstanding debt of its parent company was $100,098 thousand and $93,727 thousand for the years ending December 31, 2020 and 2019, respectively.

Off-Balance Sheet Arrangements

In 2020 and 2019, Vivial Networks did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Vivial Networks results are affected by the business cycles of its customer base, which generally results in stronger revenue in the fourth quarter of the financial year. Vivial Networks believes this variability is largely due to the market’s demand for its customers’ and/or business partners’ services due to higher levels of purchasing activity in the holiday season. As a result of Vivial Networks’ historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue.

Taxes

As a limited liability company, Vivial Networks’ taxable income or loss is allocated to the sole member, Vivial. Therefore, no provision for income taxes has been included in the financial statements.

Vivial Networks evaluates its tax positions that have been taken or are expected to be taken to determine if any accrual is necessary for uncertain tax positions. As of December 31, 2020, and 2019, the unrecognized tax benefits accrual was zero. Vivial Networks will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the period and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that may be undertaken in the future, actual results may ultimately differ from estimates and assumptions, and such differences may be material to the consolidated financial statements. Examples of significant estimates include but are not limited to the allowance for doubtful accounts.

Revenue Recognition

Vivial Networks recognizes revenue over time as services are being rendered and in the amount of consideration described in the customer contracts. The performance obligation detailed in the contracts are for mobile messaging services. The mGage segment provides access to messaging applications as well as several mobile messaging services (SMS, MMS, Push, OTT and RCS). These performance obligations are clearly stated and easily identifiable in each of the customer contracts. The services are distinct and are promised within the contracts. The price for each service is clearly stated and fixed per month or variable depending on volumes (for Mobile Messaging). The prices can be subject to change by Vivial Networks for standard price increases in the market. Prices are allocated to each performance obligation under the contract in an amount that depicts the amount of consideration to which the entity expects to be entitled in exchange for transferring the services to the customer. Recognition of revenue begins when the services are delivered and recognized ratably over the life of the contract as the customer simultaneously receives and consumes the benefits of the services.

Contract liabilities include unearned revenue. Unearned revenue is primarily made up of short code revenue, which is billed quarterly and amortized over the three-month service period. Another component of unearned revenue is prepaid message revenue which is billed per the terms of the customer contract but recognized over time as messages are used. There is also a small component of setup fee revenue that is recognized over time. The opening balance of unearned revenue at January 1, 2019 was $1,113 thousand.

Internal-Use Software Development Costs

Certain costs of the technology platform and other software applications developed for internal use are capitalized. Vivial Networks capitalizes qualifying internal-use software development costs that are incurred during the application development stage. Capitalization of costs begins when two criteria are met: (i) the preliminary project stage is completed, and (ii) it is probable that the software will be completed and used for its intended purpose. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all-significant testing. Costs related to specific upgrades and enhancements are also capitalized when it is probable the expenditures will result in additional functionality. Any costs incurred for maintenance and minor upgrades and enhancements are expensed.

Capitalized costs of the platform and other software applications are included in property and equipment. These costs are amortized over the estimated useful life of the software on a straight-line basis over five years. Management evaluates the useful life of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could affect the recoverability of these assets.

Impairment of Long-Lived Assets

Vivial Networks reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2020 and 2019.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)”. The standard requires lessees to recognize most leases on the balance sheet and addresses certain aspects of lessor accounting. The effective date of the standard will be for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. Entities are allowed to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the consolidated financial statements, with an option to use certain relief. We are currently assessing the impact that adopting this new accounting guidance will have on our consolidated financial statements and related disclosures.

Qualitative and Quantitative Disclosures About Market Risk

We are subject to various risks and uncertainties which include, but are not limited to, competition in the marketplace, including new marketing products and services, our failure to respond adequately to changes in technology and user preferences, certain regulatory risks and reliance on systems and production platforms both owned and operated by third parties. To address these risks, we must, among other things, grow revenue from our Services, enhance advertiser value and expand value-added services, continue to focus on product operations and sales, and implement and maintain successful sales and marketing strategies. There can be no assurance that we will be successful in addressing these or other such risks.

Factors that could adversely impact our operations or financial results include, but are not limited to, the following: unfavorable economic conditions; increased competition in the market; inability to expand our operations; fluctuations in interest rates; increased direct and indirect costs; unfavorable economic and political conditions in markets in which we operate; regulatory requirements; and litigation or legal proceedings.

Vivial Networks did not have any significantly adverse financial impacts due to the COVID-19 pandemic.

Foreign Currency Risk

Vivial Networks’ consolidated financial statements are presented in U.S. dollars. The functional currencies of our operations are the local currencies. The financial statements of our foreign subsidiaries have been translated into U.S. dollars. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the respective year. Accumulated net translation adjustments are reported separately in other comprehensive income in the consolidated financial statements.

Approximately 21% of Vivial Networks’ cost of revenue are paid in foreign currency, predominantly the Euro. Vivial has engaged in limited hedging activity to hedge against some international vendor costs. Vivial may elect to expand its hedging activity if the greater use of derivatives was determined to be beneficial to Vivial.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Kaleyra’s common stock and warrants began trading on the NYSE American under the symbols “KLR” and “KLR WS”, on November 26, 2019 and December 2, 2019, respectively. Each warrant entitles the holder to purchase one share of Parent Common Stock at a price of $11.50. Warrants may only be exercised for whole shares and became exercisable December 24, 2019 and will expire five years from such date or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per share of Parent Common Stock and warrant as reported on NYSE American for the periods presented.

	Common Stock (KLR)		Warrants (KLR.WS)
	High	Low	High	Low
Year ended December 31, 2020
Quarter ended June 30, 2020	$4.12	$4.00	$0.65	$0.60
Quarter ended September 30, 2020	$7.69	$6.91	$1.32	$1.30
Quarter ended December 31, 2020	$9.98	$9.55	$1.81	$1.66
Quarter ended March 31, 2021	$14.87	$14.10	$4.40	$4.35

On February 18, 2020, the trading date immediately prior to the public announcement of the Merger, the Parent Common Stock and warrants closed at $16.68 and $5.72, respectively.

Dividend Policy of the Company

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition of the Company. The payment of any dividends will be within the discretion of our then Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Vivial

Price Range of Vivial Securities

Historical market price information regarding Vivial is not provided because there is no public market for the Vivial Common Stock. For information about distributions paid by Vivial to the holders of Vivial Common Stock, please see the sections entitled “Vivial Networks’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Cash.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax consequences of the ownership and disposition of Parent Common Stock. This discussion is limited to holders that hold Parent Common Stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a cParentt will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from the ownership and disposition of Parent Common Stock, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell Parent Common Stock under the constructive sale provisions of the Code;

•	persons that acquired Parent Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold Parent Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Parent Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Parent Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section is addressed to “U.S. holders” of Parent Common Stock. For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Parent Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Distributions on Parent Common Stock

If we pay cash distributions to U.S. holders of shares of Parent Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Parent Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Parent Common Stock and will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

Dividends we pay to a U.S. holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. holder’s ownership percentage in the Company) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Taxable Exchange or Other Taxable Disposition of Parent Common Stock

Upon a sale, taxable exchange or other taxable disposition of Parent Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Parent Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares of Parent Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Parent Common Stock so disposed of.

Information Reporting and Backup Withholding

Payments received by a U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section is addressed to “Non-U.S. holders” of Parent Common Stock. For purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Parent Common Stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Distributions on Our Common Stock

In general, any distributions we make to a Non-U.S. holder of shares of Parent Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an applicable IRS Form W-8). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Parent Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Parent Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Parent Common Stock” below.

This withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). In addition, if we determine that we are likely to be classified as a USRPHC (see “—Sale, Taxable Exchange or Other Taxable Disposition of Parent Common Stock ” below), we may withhold up to 15% of any distribution to a Non-U.S. holder to which Section 301 of the Code applies and which is not made out of our earnings and profits.

Sale, Taxable Exchange or Other Taxable Disposition of Parent Common Stock

Subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Foreign Account Tax Compliance Act,” a Non-U.S. holder generally should not be subject to U.S. federal income or withholding tax in respect of any gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•

the Non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. holder in the United States); or

•

we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Parent Common Stock, and, in the case where shares of Parent Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of Parent Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of Parent Common Stock.

A Non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Parent Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Parent Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe we currently are a USRPHC and we do not anticipate becoming one in the near future, although no assurances can be given in this regard.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. holder must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any dividends paid to a Non-U.S. holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of Parent Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Parent Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a United States person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Parent Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on Parent Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of Parent Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Parent Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA to them.

LEGAL MATTERS

The legality of shares of Parent Common Stock offered by the proxy statement/prospectus will be passed upon for the Company by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of the Company as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Vivial Network balance sheets as of December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Eide Bailly LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the Registration Statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34767):

•	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021;

•	our Current Report on Form 8-K filed with the SEC on February 16, 2021;

•	our Current Report on Form 8-K filed with the SEC on February 19, 2021;

•	our Current Report on Form 8-K filed with the SEC on February 23, 2021;

•	our Current Report on Form 8-K filed with the SEC on March 1, 2021;

•	our Current Report on Form 8-K filed with the SEC on March 12, 2021;

•	our Current Report on Form 8-K filed with the SEC on April 20, 2021;

•

the description of Parent Common Stock contained in our Registration Statement on Form 8-A (File No. 001-38320) filed with the SEC on November 25, 2019 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than any filings or portions of such reports that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules, including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Kaleyra Inc.

Attention: Corporate Secretary

Via Marco D’Aviano, 2,

Milano MI, Italy

+39 02 288 5841

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, unless we have received contrary instructions, we are permitted to send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o. Kaleyra Inc. Attention: Secretary or by telephone at (+39 02 288 5841), to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

Kaleyra Inc.

Via Marco D’Aviano, 2

Milano MI, Italy 20131

Telephone: +39 02 288 5841

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

If you are a stockholder of the Company and would like to request documents, please do so by one week prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Vivial has been supplied by Vivial. Information provided by either the Company or Vivial does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Merger, the Company or Vivial that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Kaleyra Inc.—Financial Statements	Our audited financial statements for our fiscal years ended December 31, 2020 and 2019 are hereby incorporated by reference to our Annual Report on Form 10-K for our most recent fiscal year ended December 31, 2020, a copy of which accompanies this proxy statement/prospectus.

Vivial Networks LLC — Financial Statements	F- 2

Vivial Networks LLC

Consolidated Financial Statements as of December 31, 2020 and 2019 and for the years ended

December 31, 2020, and 2019; and Independent Auditor’s Report.

VIVIAL NETWORKS LLC

Independent Auditor’s Report

To the Audit Committee and Board of Directors

Vivial Inc.

Englewood, Colorado

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Vivial Networks LLC, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vivial Networks LLC as of December 31, 2020 and 2019, and the results of its operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Denver, Colorado

March 15, 2021

VIVIAL NETWORKS LLC

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$27,839	$11,013
Accounts receivable, net	31,224	28,965
Prepaid expenses and other current assets	1,491	1,132

Total current assets	60,554	41,110

Property and equipment, net	8,478	9,281

Total Assets	$69,032	$50,391

Liabilities and Member Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,525	$24,929
Unearned revenue	578	292

Total current liabilities	27,103	25,221

Long-term liabilities	47	98

Total liabilities	27,150	25,319

Commitments and contingencies (Note 4)

Member equity:
Member Contribution	65,497	65,497
Accumulated (deficit)	(23,390)	(40,152)
Accumulated other comprehensive (loss)	(225)	(273)

Total member equity	41,882	25,072

Total Liabilities and Member Equity	$69,032	$50,391

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands)

	December 31, 2020	December 31, 2019
Revenue	$141,274	$111,890
Operating expenses:
Cost of revenue (exclusive of certain depreciation and amortization expense included below)	89,906	72,727
Selling, general and administrative expense	24,112	24,526
Depreciation and amortization	3,496	3,843

Total operating expenses	117,514	101,096

Operating income	23,760	10,794

Other (income) expenses:
Interest (income)	(2)	(10)

Total other (income) expenses, net	(2)	(10)

Net income	$23,762	$10,804

Other comprehensive income:
Foreign currency translation adjustments, net of tax of zero	48	11

Comprehensive income	$23,810	$10,815

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENT OF CHANGES IN MEMBER EQUITY

(In thousands)

	Member Contribution	Accumulated Other Comprehensive (Loss)	Accumulated (Deficit)	Total Member Equity
Balance at January 1, 2019	$65,497	$(284)	$(50,956)	$14,257

Net income	—	—	10,804	10,804
Foreign currency translation adjustment	—	11	—	11

Balance at December 31, 2019	$65,497	$(273)	$(40,152)	$25,072

Net income	—	—	23,762	23,762
Capital distributions	—	—	(7,000)	(7,000)
Foreign currency translation adjustment	—	48	—	48

Balance at December 31, 2020	$65,497	$(225)	$(23,390)	$41,882

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	December 31, 2020	December 31, 2019
Operating Activities
Net income	$23,762	$10,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,496	3,843
Provision for doubtful accounts	282	431
Changes in operating assets and liabilities:
Accounts receivable	(2,541)	(5,961)
Prepaid expenses and other current assets	(359)	653
Accounts payable and accrued liabilities	1,552	(439)
Unearned revenue	286	(821)

Net cash provided by operating activities	26,478	8,510

Investing Activities
Acquisition of property and equipment	(2,700)	(4,490)

Net cash (used in) investing activities	(2,700)	(4,490)

Financing Activities
Capital distributions	(7,000)	—

Net cash (used in) financing activities	(7,000)	—

Effects of foreign exchange rates on cash	48	11
Net increase in cash	16,826	4,031
Cash, beginning of period	11,013	6,982

Cash, end of period	$27,839	$11,013

Refer to accompanying notes to these consolidated financial statements

VIVIAL NETWORKS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BASIS OF PRESENTATION

Organization

Vivial Networks LLC (or the “Company”), a wholly-owned indirect subsidiary of Vivial Inc., was formed to invest in and acquire digital marketing companies. On August 21, 2015, Vivial Networks completed the acquisition of mGage, LLC (“mGage”). mGage is a global mobile engagement provider which enables brands to intelligently personalize mobile communications for the omni-channel consumer, across marketing and customer care interactions, primarily through SMS and MMS text marketing and engagement campaigns. Currently mGage provides these services in North America, South America, Europe, and Asia with plans for further global expansion.

Basis of Presentation and Consolidation

The consolidated financial statements included herein represent the results of operations and cash flows of the Company for the years ended December 31, 2020 and 2019 and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We consolidate all entities we control by ownership of a majority voting interest including Vivial Networks, mGage, LLC, mGage Europe Limited (“mGage UK”), mGage Athens Private Company (“mGage Athens”) and mGage S.A. de C.V. (“Mexico”) (together “Consolidated Vivial Networks”). All intercompany accounts and transactions are eliminated from the financial results.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, the reported amounts of revenues and expenses during the period and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions that may be undertaken in the future, actual results may ultimately differ from estimates and assumptions, and such differences may be material to the consolidated financial statements. Examples of significant estimates include but are not limited to the allowance for doubtful accounts.

Risks and Uncertainties

We are subject to various risks and uncertainties which include, but are not limited to, competition in the marketplace, including new marketing products and services, our failure to respond adequately to changes in technology and user preferences, certain regulatory risks and reliance on systems and production platforms both owned and operated by third parties. To address these risks, we must, among other things, grow revenue from our Services, enhance advertiser value and expand value-added services, continue to focus on product operations and sales, and implement and maintain successful sales and marketing strategies. There can be no assurance that we will be successful in addressing these or other such risks.

Factors that could adversely impact our operations or financial results include, but are not limited to, the following: unfavorable economic conditions; increased competition in the market; inability to expand our operations; fluctuations in interest rates; increased direct and indirect costs; unfavorable economic and political conditions in markets in which we operate; regulatory requirements; and litigation or legal proceedings.

The Company did not have any significantly adverse financial impacts due to the COVID-19 pandemic.

Concentrations of Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and accounts receivable. Our deposits are with financial institutions that we believe are creditworthy. We maintain cash in amounts that at times exceed federally insured limits; however, we believe the credit risk associated with such instruments is minimal. Although our top 10 customers make up 85% of total revenue, we believe that risk of credit loss associated with accounts receivable is low because of the strong credit profile of these enterprise-based customers.

Revenue Recognition

The Company recognizes revenue over time as services are being rendered and in the amount of consideration described in the customer contracts. The performance obligation detailed in the contracts are for mobile messaging services. The mGage segment provides access to messaging applications as well as several mobile messaging services (SMS, MMS, Push, etc). These performance obligations are clearly stated and easily identifiable in each of the customer contracts. The services are distinct and are promised within the contracts. The price for each service is clearly stated and fixed per month or variable depending on volumes (for Mobile Messaging). The prices can be subject to change by the Company for standard price increases in the market. Prices are allocated to each performance obligation under the contract in an amount that depicts the amount of consideration to which the entity expects to be entitled in exchange for transferring the services to the customer. Recognition of revenue begins when the services are delivered and recognized ratably over the life of the contract as the customer simultaneously receives and consumes the benefits of the services.

Contract liabilities include unearned revenue. Unearned revenue is primarily made up of short code revenue, which is billed quarterly and amortized over the three-month service period. Another component of unearned revenue is prepaid message revenue which is billed per the terms of the customer contract but recognized over time as messages are used. There is also a small component of setup fee revenue that is recognized over time. The opening balance of unearned revenue at January 1st, 2019 was $1,113 thousand.

Related Party Transactions

Related party transactions include but are not limited to; charges from Vivial Dominicana, S.L.R. for services rendered related to the network operating center (“NOC”), and shared services provided by Vivial Media. Vivial Dominicana S.L.R. and Vivial Media are wholly owned subsidiaries of Vivial Inc. Vivial Dominicana services are determined based on direct expenses incurred for specific departments that support the NOC and include a 5% mark up. Shared services from Vivial Media consist of allocated time for indirect overhead departments such as; executive, accounting, finance, legal, payroll and human resources. The shared service charges were determined based on budgeted amounts for the supporting departments. A time study was done by each department determining the amount of time allotted to mGage activities. Related party transactions are generally paid in the month incurred or a month in arrears. The unpaid balance for related party transactions are included in accounts payable and accrued liabilities and were $185 thousand and $174 thousand for the years ended December 31, 2020 and 2019, respectively. Related party transactions consisted of the following for the years ended December 31, 2020 and 2019:

	2020	2019
Shared Services	$1,704	$2,304
Vivial Dominicana Services	1,853	1,825

	3,557	4,129

Deferred Costs

Short codes, which are used in the transmission of SMS and MMS messages to and from mobile phones, are a component of customer revenue that are sourced by a 3rd party. Because short codes are provisioned quarterly, we defer those costs and amortize them over the three-month service period.

Advertising Costs

Costs related to advertising are expensed as incurred. Advertising costs included in selling, general and administrative expense were $524 thousand and $436 thousand for the years ended December 31, 2020 and 2019, respectively.

Accounts Receivable

Accounts receivable consists primarily of trade receivables from mobile messaging customers and are billed for messaging and other services monthly. Accounts receivable are recorded at estimated net realizable value and are generally unsecured and due within 30-60 days. The opening balance of trade receivables net of allowance at January 1st, 2019 was $23,428 thousand.

The value of accounts receivable is reported net of an allowance for certain adjustments (the “Allowance”) which includes:

•	An appropriate allowance for customer adjustments that are likely to occur subsequent to initial sale; such amounts are recorded as a direct reduction to revenue.

•	An appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and charged to the provision for doubtful accounts.

The Allowance is calculated using a percentage of sales method based on collection history and an estimate of uncollectible accounts. We exercise judgment in adjusting the provision as a consequence of known items, such as changes in customer financial standing, current economic factors, and credit trends.

The Allowance was $507 thousand and $411 thousand at December 31, 2020 and 2019, respectively.

Customers spending above identified levels as determined appropriate by management for a particular market may be subject to a credit review that includes, among other criteria, evaluation of credit or payment history with us, third party credit scoring, credit checks with other vendors along with consideration of credit risks associated with particular industries. Where appropriate, advance payments (in whole or in part) may be required. Beyond efforts to assess credit risk prior to extending credit to customers, we employ collection strategies utilizing an integrated system of internal, external, manual and automated means to engage customers concerning payment obligations.

We recorded $281 thousand and $431 thousand in bad debt expense for the years ended December 31, 2020 and 2019, respectively.

Foreign Currency Translation

The functional currencies of our operations are the local currencies. The financial statements of our foreign subsidiaries have been translated into U.S. dollars. All asset and liability accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average exchange rate for the respective year. Accumulated net translation adjustments are reported separately in other comprehensive income in the consolidated financial statements.

Property and Equipment

Property and equipment is recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Useful lives
Furniture, fixtures and equipment	5 years
Computer equipment and purchased software	3-5 years
Internally developed software	5 years
Leasehold improvements	Life of lease

Construction in progress is not depreciated until the asset is placed in service. Repairs and maintenance costs that do not improve service potential or extend the economic life of the asset are expensed as incurred. When assets are sold or otherwise disposed, the cost and related depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statements of operations.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2020 and 2019.

Operating Leases

Scheduled increases in rent expense are recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent. The current portion of deferred rent is included in the accounts payable and accrued liabilities section of the accompanying consolidated balance sheets. The remainder is included in long-term liabilities. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.

Defined Contribution Plans

We sponsor an employee savings plan under Section 401(k) of the Internal Revenue Code, which covers substantially all full-time employees. Employees may elect to contribute to the plan a portion of their eligible pretax compensation up to certain limits as specified by the respective plan. We also make employer contributions to the plan, subject to certain limitations. We record expense for the respective plan for contributions when the employee renders service, essentially coinciding with the cash contributions to the respective plan. The expense is recorded in cost of revenue and selling, general and administrative expense in the consolidated statements of operations based on the employees’ respective function. We recorded expense related to this plan in the amount of $433 thousand and $424 thousand for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

As a limited liability company, the Company’s taxable income or loss is allocated to the sole member. Therefore, no provision for income taxes has been included in the financial statements.

The Company evaluates its tax positions that have been taken or are expected to be taken to determine if any accrual is necessary for uncertain tax positions. As of December 31, 2020, and 2019, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Recently Issued Accounting Standards and Pronouncements

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)”. The standard requires lessees to recognize most leases on the balance sheet and addresses certain aspects of lessor accounting. The effective date of the standard will be for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022 and early adoption is permitted. Entities are allowed to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the consolidated financial statements, with an option to use certain relief. We are currently assessing the impact that adopting this new accounting guidance will have on our consolidated financial statements and related disclosures.

3.	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2020 and 2019 consists of the following (in thousands):

	2020	2019
Furniture, fixtures and equipment	$2,266	$2,261
Computer equipment and purchased software	11,678	11,686
Internally developed software	10,831	8,040
Leasehold improvements	158	156

	24,933	22,143
Less: Accumulated depreciation and amortization	16,455	12,862

	$8,478	$9,281

We capitalized $1,985 thousand and $1,696 thousand of costs incurred for the development of our Mobile Gateways, which push text messages from businesses to individual cell phones through carrier networks, for the years ending December 31, 2020 and 2019, respectively. mGage maintains gateways in the United States as well as in Europe. The Mobile Gateways are depreciated on a straight-line basis over five years and any additional capitalization is assessed for the remaining useful life.

Depreciation expense was $3,496 thousand and $3,843 thousand for the years ended December 31, 2020 and 2019, respectively.

The remaining useful lives of the internally developed software spans from one to five years based on the project completion dates.

The estimated aggregate remaining future depreciation expense related to internally developed software is as follows (in thousands):

2021	$1,313
2022	1,281
2023	1,212
2024	1,013
2025	714

$5,533

4.	COMMITMENTS AND CONTINGENCIES

Operating Leases

We are subject to certain leases for office facilities and certain equipment under operating lease agreements which expire through 2023. Certain leases contain escalation clauses; for such leases, the total amount of rent is expensed on a straight-line basis over the term of the lease, which includes any renewal periods that are reasonably assured. Rent expense was $935 thousand and $928 thousand for the year ended December 31, 2020 and 2019, respectively.

Future minimum lease obligations under non-cancelable lease agreements as of December 31, 2020 are as follows (in thousands):

2021	$931
2022	770
2023	185
2024	145
2025	33

$2,064

Litigation

Various lawsuits and other claims that are ordinary and typical for a business of our size and nature are pending against us, and we may be involved in future claims and legal proceedings incident to the conduct of our business. In addition, from time to time we receive communications from government or regulatory agencies concerning investigations or allegations of noncompliance with laws or regulations in jurisdictions in which we operate. We believe, based on our review of the latest information available, that our ultimate liability in connection with pending or threatened legal proceedings will not have a material adverse effect on our results of operations, cash flows or financial position. Since these matters are subject to inherent uncertainties, our view of them may change in the future.

Debt

While Vivial Networks and its subsidiaries do not hold any debt, mGage LLC and Vivial Networks LLC are co-borrowers on the debt agreements of its parent company Vivial Inc. The debt is comprised of a financing agreement and a revolving credit and security agreement. Total outstanding debt of its parent company was $100,098 thousand and $93,727 thousand for the years ending December 31, 2020 and 2019, respectively.

5.	SUBSEQUENT EVENTS

We evaluated subsequent events through March 15, 2021, the date the consolidated financial statements were available to be issued, and concluded that other than the following, there were no subsequent events that required disclosure in the consolidated financial statements:

On February 19th, 2021, it was announced that Kaleyra signed a definitive agreement to acquire mGage and its subsidiaries for $215 million. The deal is expected to close in late Q2 2021.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of February 18, 2021

by and among

KALEYRA INC.,

VOLCANO MERGER SUB, INC.,

VIVIAL INC.

and

GSO SPECIAL SITUATIONS MASTER FUND LP,

SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

A-i

A-ii

EXHIBITS
Exhibit A	Example Statement of Net Working Capital
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 18, 2021, is entered into by and among Kaleyra Inc., a Delaware corporation (“Parent”), Volcano Merger Sub, Inc., a Delaware corporation and direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Vivial Inc., a Delaware corporation (the “Company”) and GSO Special Situations Master Fund LP, an exempted limited partnership formed under the laws of the Cayman Islands, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”).

WHEREAS, SpinCo will be a newly formed, wholly owned Subsidiary of the Company, to be formed as a Delaware corporation prior to the Separation (“SpinCo”);

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation and Distribution Agreement, the Company will consummate the Reorganization;

WHEREAS, on or prior to the Closing Date, following the consummation of the Reorganization and prior to the Effective Time, subject to the terms and conditions set forth in the Separation and Distribution Agreement, the Company will cause the Stockholders to receive on a pro rata basis all the shares of SpinCo Common Stock;

WHEREAS, the distribution by the Company, and receipt by the Stockholders, of 100% of the SpinCo Common Stock is referred to as the “Distribution”, and the Distribution together with the Reorganization is referred to as the “Separation”;

WHEREAS, the board of directors of each of the Company, Parent and Merger Sub has each duly approved (a) this Agreement, (b) the proposed merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (c) the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable and in the best interests of the Company and all of its stockholders to enter into this Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, (b) directed that the adoption of this Agreement be submitted to the stockholders for adoption thereby and (c) resolved to recommend to the stockholders that they consent to the approval and adoption of this Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub, Stockholder Representative and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Parent has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Parent Common Stock in exchange for an aggregate purchase price, in each case, as set forth in the Subscription Agreements, on the Closing Date, on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, Parent has entered into the Notes Subscription Agreement, pursuant to which, among other things, such investors have agreed to purchase from Parent, and Parent shall issue to such investors, subject to the Indenture, $200,000,000 of unsecured promissory notes convertible into shares of Parent Common Stock at a conversion price equal to 135% of the per share price that a share of Parent Common Stock is being sold to the PIPE Investors pursuant to the Subscription Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent listed on Section 1 of the Parent Disclosure Schedule (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company (collectively, the “Parent Insider Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) in favor of the Transaction Proposals to be approved at the Parent Stockholders Meeting; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, the BXC Stockholders (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Parent, pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of the Company Common Stock in favor of this Agreement and the Separation and Distribution Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, the Distribution and the Reorganization.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounting Principles” means the Company’s accounting principles, policies, practices and methods, applied in accordance with GAAP and using and applying the Company’s historical accounting principles, policies, practices and methods that were used in the preparation of the Financial Statements and Exhibit A.

“Accounts Receivables” has the meaning set forth in Section 3.28(a).

“Acquired Business” means the business conducted by the Company and the Acquired Subsidiaries on the date of this Agreement and as of the Closing Date, other than the SpinCo Business.

“Acquired Entities” means the Company and the Acquired Subsidiaries, after giving effect to the Reorganization.

“Acquired Subsidiaries” means the Subsidiaries of the Company, other than SpinCo and the SpinCo Subsidiaries.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or the Acquired Subsidiaries, (b) liquidation, dissolution or recapitalization or similar transaction involving the Company or the Acquired Subsidiaries, (c) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or the Acquired Subsidiaries representing more than fifty percent (50%) of the consolidated assets of the Company and the Acquired Subsidiaries, taken as a whole (based on the fair market value thereof), (d) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities)

representing more than fifty percent (50%) of the voting power of the Company and the Acquired Subsidiaries, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of the Company and the Acquired Subsidiaries on a consolidated basis or (f) any combination of the foregoing (other than the transactions contemplated hereby).

“Action” means any action, claim, cause of action, demand, complaint, petition, suit, litigation, arbitration, inquiry, audit, investigation, notice of violation, citation, summons, subpoena or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Entity.

“Additional SEC Reports” has the meaning set forth in Section 5.24.

“Adjustment Amount” means the Final Merger Consideration minus the Estimated Merger Consideration.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise; provided, that other than for purposes of the definition of “Company Transaction Expenses”, the definition of “Indebtedness”, Section 3.28(b) (Accounts and Notes Receivable), Section 5.9 (Public Announcements), Section 8.10 (No Third Party Beneficiaries), Section 8.19 (Recourse) and Section 8.20 (Disclaimer of Warranties), The Blackstone Group Inc. and all funds, accounts, portfolio companies, or other entities owned, managed, advised, sub-advised or controlled by The Blackstone Group Inc. (other than Blackstone Alternative Credit Advisors LP and all funds, accounts, portfolio companies, or other entities owned, managed, advised, sub-advised or controlled by Blackstone Alternative Credit Advisors LP) shall not be considered or otherwise deemed to be an “Affiliate” of the BXC Stockholders, the Stockholders Representative or the Company.

“Aggregate Employee Payments” has the meaning set forth in Section 2.4(d).

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Share” means with respect to each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub and the Repurchased Shares Amount (as defined in the Investor Rights Agreement)), a fraction (a) the numerator of which is one and (b) the denominator of which is the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub). In connection with determining the Allocable Share of any Former Holder, such Former Holder’s Allocable Share shall be equal to the Allocable Share multiplied by the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub and the Repurchased Shares Amount (as defined in the Investor Rights Agreement)) held by such Former Holder immediately prior to the Effective Time.

“Annual Financial Statements” has the meaning set forth in Section 3.5.

“Anti-Corruption Laws” has the meaning set forth in Section 3.25.

“Antitrust Fees” means all of the fees required to be paid by the Company and/or Parent pursuant to the HSR Act and Other Antitrust Laws in connection with obtaining any consents or approvals from any Governmental Entity, in any such instance, with respect to the transactions contemplated by this Agreement.

“Applicable Matters” has the meaning set forth in Section 8.17.

“Authorization” means any Consent granted by or obtained from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, deferred compensation, employment, bonus, incentive compensation, equity or equity-based compensation, leave, commission, severance, change-in-control, retention, health or welfare benefit plan, policy, program, arrangement or agreement, whether or not subject to ERISA, whether written or unwritten, which the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries sponsors or maintains for the benefit of the Acquired Business’ current or former Employees, individual independent contractors, consultants or directors, or with respect to which the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries has liability, contingent or otherwise.

“Book-Entry Share” means any uncertificated share held in book-entry form on the records of the Company, which immediately prior to the Effective Time represents an outstanding share of Company Common Stock.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“BXC Stockholders” means GSO Special Situations Master Fund LP and GSO MAK Fund LP.

“CARES Act” has the meaning set forth in Section 3.8(k).

“Carve-Out Financial Statements” has the meaning set forth in Section 5.3(a).

“Cash and Equivalents” means the aggregate unrestricted cash and cash equivalents of the Company and the Acquired Subsidiaries calculated in accordance with the Accounting Principles, calculated net of any Tax costs of repatriation to the United States, and excluding customer deposits. For the avoidance of doubt, Cash and Equivalents (a) shall be reduced by (i) issued but uncleared checks and drafts by the Company and the Acquired Subsidiaries and (ii) pending electronic debits by the Company and the Acquired Subsidiaries and (b) increased by checks and drafts deposited but not yet cleared for the account of the Company and the Acquired Subsidiaries to the extent there has been a reduction of receivables on account thereof.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Change in Recommendation” has the meaning set forth in Section 5.3(f).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Cash” means the Cash and Equivalents outstanding of the Company and the Acquired Subsidiaries at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date.

“Closing Company Transaction Expenses” means the Company Transaction Expenses outstanding on the Closing Date to the extent not paid by the Company at 11:59 p.m. (New York Time) on the date immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Debt” means the aggregate Indebtedness of the Company and the Acquired Subsidiaries outstanding at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date. For the avoidance of doubt, “Closing Debt” shall include Funded Indebtedness.

“Closing Net Working Capital” means the Net Working Capital of the Company and the Acquired Subsidiaries at 11:59 p.m. (New York time) on the date immediately preceding the Closing Date.

“Closing Payment” means the Estimated Merger Consideration minus the Adjustment Escrow Amount minus the Stockholder Representative Expense Fund.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble hereto.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule of the Company delivered to Parent and Merger Sub as of the date hereof in connection with this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company and the Acquired Subsidiaries set forth in Sections 3.1(a), 3.2, 3.3, and 3.31.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by or exclusively licensed to the Company, including Company Intellectual Property Registrations.

“Company Intellectual Property Registrations” means all of the registrations with any Governmental Entity or Internet domain name registrar for Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or for which the Company is the named applicant for any pending applications.

“Company Privacy and Data Security Policies” means the Company’s and the Acquired Subsidiaries’ applicable internal and public-facing policies and notices concerning the privacy, security, or Processing of Personal Information.

“Company Products” means any and all products that are currently distributed, sold, or otherwise offered or under development in any material respect by the Company.

“Company Services” means all services that are currently offered, distributed or under development in any material respect by the Company, including, without limitation, cloud-based services, development services, integration services, non-recurring engineering services, customization services, support services, design services and hosting services, and any other services related to the Company Products.

“Company Stockholder Consent” has the meaning set forth in Section 3.3(d).

“Company Technology” means all Technology that is owned or purported to be owned by or exclusively licensed to the Company.

“Company Transaction Expenses” means all (a) expense reimbursement payable to any other bidders of the transactions contemplated by this Agreement, (b) fees, costs, charges, expenses and obligations payable to the

Company’s advisors and other fees, costs, charges, expenses and obligations of professional service firms incurred by the Company or the Acquired Subsidiaries in connection with the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the Distribution and Reorganization, in each case to the extent unpaid as of the Closing Date, (c) the amount of the Aggregate Employee Payments, and all employer Taxes related thereto, (d) the cost of terminating in full all obligations or liabilities under any advisory or similar Affiliate agreements (if any), (e) all Transfer Taxes allocable to SpinCo under Section 5.10, (f) 50% of all other Transfer Taxes not expressly allocable to SpinCo, (g) 50% of the costs fees and expenses of obtaining, and relating to, the D&O Policy, and (h) 50% of the Antitrust Fees; provided, that Company Transaction Expenses shall not include any amounts (i) to the extent included in the calculation of the Adjustment Amount as Closing Debt, (ii) to the extent included as current liabilities in the calculation of Net Working Capital and (iii) any fees or expenses incurred by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement or any other Transaction Document, whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of Parent or Merger Sub).

“Consent” means any authorization, approval, clearance, consent, waiver, exemption, expiration or termination of applicable waiting period, or permit.

“Consent Notice” has the meaning set forth in Section 5.4(b).

“Continuation Period” has the meaning set forth in Section 5.11(a).

“Contract” means any written or enforceable oral contract, agreement, license, sublicense, lease, sublease, deed, instruments, commitments, undertakings, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Copyleft License” means a license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software (a) be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Current Policies” has the meaning set forth in Section 5.13(b).

“D&O Indemnified Persons” has the meaning set forth in Section 5.13(a).

“D&O Policy” has the meaning set forth in Section 5.13(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Distribution” has the meaning set forth in the Recitals.

“DOJ” has the meaning set forth in Section 5.8(a).

“Domain Names” means any and all registrations for Internet domain names.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Payments” means, without duplication, in respect of the Company and the Acquired Subsidiaries any payments in respect of (a) severance, change in control, retention, transaction or similar bonus, termination or similar amounts payable and (b) any payments in respect of equity-based compensation (including any profits interests), in each case of clause (a) or (b), payable to any Person solely in connection with the Closing to the extent due and payable as of the Closing.

“Employees” means those Persons employed by the Company or any of the Acquired Subsidiaries relating to the Acquired Business.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means all applicable Laws in effect on the Closing Date relating to pollution or the protection or restoration of the environment, natural resources, or human health and safety (as it relates to exposure to Hazardous Substances), or otherwise to the generation, use, treatment, storage, handling, management, processing, treatment, sale, remediation, transportation, Release or disposal of, or exposure to, Hazardous Substances.

“Environmental Permit” means any federal, state or local Authorizations required or issued by any Governmental Entity under or in connection with any Environmental Law.

“Equity Interests” has the meaning set forth in Section 4.3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of the Acquired Subsidiaries is treated as a single employer under Section 414(b) or (c) of the Code.

“Escrow Agent” means Citibank, N.A. or such other escrow agent as shall be reasonably acceptable to Parent and the Stockholder Representative.

“Escrow Agreement” means the escrow agreement to be entered at the Closing, among Parent, the Stockholder Representative and the Escrow Agent, in a form reasonably acceptable to Parent, the Stockholder Representative and the Escrow Agent.

“Estimated Closing Cash” has the meaning set forth in Section 2.5(a).

“Estimated Closing Debt” has the meaning set forth in Section 2.5(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Estimated Merger Consideration” has the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Per Share Merger Consideration” means an amount equal to (x) the Closing Payment divided by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company’s treasury or by Parent or Merger Sub).

“Existing ABL Credit Facility” means that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 21, 2018, by and among the Company as a guarantor, each subsidiary of the

Company listed as a borrower therein, various lenders from time to time party thereto and PNC Bank, National Association as agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“Existing Credit Facilities” means the Existing ABL Credit Facility and the Existing Term Loan Credit Facility.

“Existing Term Loan Credit Facility” shall mean that certain Financing Agreement, dated as of December 21, 2018, by and among the Company and each subsidiary of the Company listed as a guarantor therein, each subsidiary of the Company listed as a borrower therein, various lenders from time to time party thereto, and Cortland Capital Market Services LLC as administrative and collateral agent, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“FCPA” has the meaning set forth in Section 3.25.

“Fee Letter” has the meaning set forth in Section 4.10(a).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.5(g).

“Final Closing Cash” has the meaning set forth in Section 2.5(g).

“Final Closing Debt” has the meaning set forth in Section 2.5(g).

“Final Merger Consideration” has the meaning set forth in Section 2.5(g).

“Final Net Working Capital” has the meaning set forth in Section 2.5(g).

“Financial Statements” has the meaning set forth in Section 3.5.

“Financing” has the meaning set forth in Section 4.10(a).

“Financing Instruments” has the meaning set forth in Section 4.10(a).

“Financing Sources” means the PIPE Investors and investors who are parties to the Notes Subscription Agreement.

“Former Holders” means the holders of shares of Company Common Stock as of immediately prior to the Closing.

“Fraud” means actual and intentional fraud (to the extent constituting common law fraud under Delaware law) with a specific intent to deceive with respect to an express representation or warranty set forth in this Agreement; provided, that at the time of such representation or warranty was made, (a) such representation or warranty was inaccurate, (b) the party making such representation or warranty had actual Knowledge of such representation or warranty, (c) the party making such representation or warranty had the specific intent to deceive the other party and (d) the party acted in reliance on such inaccurate representation or warranty and suffered financial injury as a result of such inaccuracy.

“FTC” has the meaning set forth in Section 5.8(a)

“Funded Indebtedness” means (a) the aggregate principal amount of, and accrued and unpaid interest on, (i) the Indebtedness pursuant to the Existing Credit Facilities and (ii) any other Indebtedness, in each case, for borrowed money of the Company or any of the Acquired Subsidiaries in each case outstanding as of immediately prior to the Effective Time and (b) the aggregate Upside Amount (as defined in the Investor Rights Agreement) pursuant to the Investor Rights Agreement payable to the Investors (as defined in the Investor Rights Agreement). For the avoidance of doubt, Funded Indebtedness shall not include any guarantees, letters of credit or other similar contingent obligations (in each case only to the extent undrawn).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Goods” has the meaning set forth in Section 3.22(a).

“Governmental Entity” means any supranational, federal, state, provincial, local, county or municipal government, governmental, political subdivision, quasi-governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Substances” means (a) any substance that is listed classified or regulated under any Environmental Laws and any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, per and poly-fluoroalkyl substances, radioactive material, toxic mold or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Intellectual Property Contracts” means Contracts pursuant to which any Person has licensed or sublicensed any Intellectual Property or Technology to the Company or granted to the Company any immunity, authorization, release, covenant not to sue with respect to any Intellectual Property or Technology.

“Indebtedness” means, with respect to the Company and the Acquired Subsidiaries, without duplication, and including any accrued and unpaid interest, other payment obligations and accrued and unpaid commitment fees thereon, the following obligations: (a) the principal amount of obligations of the Company and the Acquired Subsidiaries (i) for borrowed money, whether or not contingent or (ii) evidenced by notes, debentures, hedging and swap arrangements or other debt securities or any performance bond or letter of credit (to the extent drawn) or other similar instruments (including debt-like instruments), (b) all obligations of the Company and the Acquired Subsidiaries for the reimbursement of any obligor of any guaranties, performance bonds, performance guaranties, indemnities, keep-wells, sureties, bankers’ acceptances, letters of credit or similar arrangements, to the extent drawn upon, (c) all liabilities of any person (other than the Company or any wholly-owned Acquired Subsidiary) for which the Company or any of the Acquired Subsidiaries has guaranteed repayment (to the extent of such guarantee), (d) all obligations of such Person for payment of deferred purchase price, including any amounts in respect of the “earn-out” or other contingent payment obligation; (e) any management, consulting or other fees, and other amounts payable to any equityholder or Affiliate of the Company or the Acquired Subsidiaries, (f) any unfunded benefit liability with respect to any retirement plan or scheme, (g) any unfunded benefit liability with respect to any nonqualified deferred compensation plan, agreement, or arrangement, (h) declared, but unpaid dividends or distributions of Company and the Acquired Subsidiaries (other than as contemplated by this Agreement), (i) outstanding settlement amounts (if any), (j) all Pre-Closing Taxes, (k) advisory or other fees, and other amounts payable to any equityholder or Affiliate of the Company or any of the Acquired Subsidiaries (including any amounts payable to directors and any intercompany debt that is owed to an entity which is not the Company or the Acquired Subsidiaries as of the Closing), (l) any off-balance sheet financings (but excluding operating leases), (m) any prepayment penalties, premiums, breakage costs or fees related thereto, and (n) all obligations of the type referred to in clauses (a) through (m) above of other persons secured by any Lien on any property or asset of the Company or any of the Acquired Subsidiaries, whether or not such obligation is assumed by the Company or any of the Acquired Subsidiaries. For the avoidance of doubt, Indebtedness shall not include (A) any amounts included in Company Transaction Expenses, (B) any obligations or guarantees under bankers acceptance, letters of credit or similar arrangements to the extent undrawn on the Closing Date, (C) any intercompany Indebtedness of the Company and the Acquired Subsidiaries of the

Company (other than Indebtedness owed in whole or in part to any other Person), (D) any Indebtedness incurred by Parent and its Affiliates (and subsequently assumed by the Company or any Acquired Subsidiary) on the Closing Date, (E) all liabilities under any Contract between the Company or any Acquired Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, and (F) trade payables incurred in the Ordinary Course or any accrued Liabilities related thereto.

“Indenture” has the meaning set forth in Section 4.10(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.5(e).

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intellectual Property” means all right, title and interest anywhere in the world, whether statutory, common law or otherwise, relating to, arising from, or associated with the following: (a) Patents, (b) copyrights and all other rights with respect to works of authorship, c) Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) Domain Names, (g) trade secrets or confidential information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor and (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials. Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of December 21, 2018, by and among KLIM Digital Corp, KLIM Digital AIV LLC, Fifth Street Station LLC, Argonaut Insurance Company and the Company, as the same may be amended, modified, supplemented, replaced, renewed or refinanced from time to time.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge of the Company,” “Company’s Knowledge,” and words of similar import mean the actual knowledge of any of the individuals identified in Section 1.1(a) of the Company Disclosure Schedule as of the date of this Agreement, after reasonable due inquiry, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of Parent,” “Parent’s Knowledge,” and words of similar import mean the actual knowledge of any of the individuals identified in Section 1.1(b) of the Parent Disclosure Schedule as of the date of this Agreement, after reasonable due inquiry, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” or “Laws” means any law, statute, ordinance, rule, regulation, Order, constitution, treaty, common law or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Lease Documents” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Letter of Transmittal” means the Letter of Transmittal in a form reasonably acceptable to the Company and Parent.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise.

“Licensed Company Intellectual Property” means any Intellectual Property non-exclusively licensed to the Company by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is used, held for use or practiced by the Company.

“Licensed Company Technology” means any Technology non-exclusively licensed to the Company by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is used, held for use or practiced by the Company.

“Lien” means any lien, encumbrance, charge, claim, community property interest, equitable interest, security interest, option, pledge, mortgage, easement, encroachment, right of way, right of first refusal, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Material Adverse Effect” means an event, effect or occurrence that, individually or in the aggregate, is or has a material adverse effect on the business or results of operations of the Company and the Acquired Subsidiaries, taken as a whole; provided, that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (a) any global, international or national or any foreign or domestic regional economic, financial, social or political conditions; (b) general economic conditions, including changes in any financial, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), in each case in the United States or anywhere else in the world; (c) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (d) changes in legal or regulatory conditions, including changes or proposed changes in Law or binding directives issued by any Governmental Entity, or any changes or proposed changes in GAAP or other accounting principles or requirements, or, in each case, any change or proposed change in standards, interpretations or enforcement thereof, or the adoption of any new Law or directive, or the rescission, expiration or retirement of any Law or directive; (e) changes in the industries in which the Company and the Acquired Subsidiaries operates or ordinary course seasonal fluctuations in the business of the Company and the Acquired Subsidiaries that are of a magnitude consistent with past such seasonal fluctuations; (f) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (g) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any national, international or regional calamity, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (h) any change in, or failure of the Company or any of the Acquired Subsidiaries to meet, or the publication of any report regarding, any internal or public projections, forecasts, budgets or estimates of or relating to the Company or any of the Acquired Subsidiaries for any period, including with respect to revenue, earnings, cash flow or cash position; (i) the taking or not taking of any action to the extent required by this Agreement; (j) the announcement or pendency of the transactions contemplated by this Agreement; (k) any actions taken, or not taken, with the consent, waiver or at the request of Parent or Merger Sub; (l) compliance by the Company or any of its Subsidiaries with the express requirements of the terms of this Agreement, the Separation and Distribution Agreement and the other Transaction Documents (as applicable), including the failure to take any action restricted by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents; provided, however, that any event, occurrence, fact condition or change referred to in clauses (a) through (g) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and the Acquired Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and the Acquired Subsidiaries conducts their businesses.

“Material Contracts” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means an amount equal to (a) $195,000,000 minus (b) the amount of the Closing Debt plus (c) the amount of the Closing Cash plus (d) if the Closing Net Working Capital exceeds the Net Working Capital Target, the amount of such excess minus (e) if the Net Working Capital Target exceeds the Closing Net Working Capital, the amount of such excess minus (f) the Closing Company Transaction Expenses plus (g) the Parent Common Stock Consideration Amount; provided, however, in no event shall Closing Cash exceed $7,000,000 (the “Maximum Closing Cash Amount”).

“Merger Sub” has the meaning set forth in the preamble.

“Necessary Authorizations” has the meaning set forth in Section 3.9(b).

“Net Working Capital” means: (a) current assets minus (b) current liabilities (including uncleared checks written by the Company or the Acquired Subsidiaries), in each case determined in accordance with the Accounting Principles. For the avoidance of doubt, Net Working Capital shall exclude long term assets and liabilities, and any items of Indebtedness, income taxes, deferred Tax assets and liabilities, Cash and Equivalents, Closing Company Transaction Expenses, and intercompany balances among the Company and any of its wholly owned Acquired Subsidiaries. An illustrative calculation of Net Working Capital is set forth as Exhibit A hereto.

“Net Working Capital Target” means $7,500,000.

“Non-Disclosure Agreement” has the meaning set forth in Section 5.6.

“Notes Subscription Agreement” has the meaning set forth in Section 4.10(a).

“Notice of Objection” has the meaning set forth in Section 2.5(c).

“Open Source” means the Open Source Definition as promulgated by the Open Source Initiative.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License or any other license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction, in each case whether preliminary or final.

“Ordinary Course” means, with respect to an action by any Person, an action that is consistent in nature with the past practice and frequency of such Person.

“Organizational Documents” means, relative to any Person, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity interests.

“Other Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Outbound Intellectual Property Contracts” means Contracts pursuant to which the Company has licensed or sublicensed any Company Intellectual Property or Company Technology to any Person or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company Intellectual Property or Company Technology.

“Outside Date” has the meaning set forth in Section 7.1(a)(ii).

“Owned Company Intellectual Property” means any Company Intellectual Property other than Company Intellectual Property that is non-exclusively licensed to the Company.

“Owned Company Technology” means any Company Technology other than Company Technology that is non-exclusively licensed to the Company.

“Parent” has the meaning set forth in the preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.3(f).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Common Stock Adjusted Value” means $12.50.

“Parent Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (a) the Parent Common Stock Consideration Amount, divided by (b) the Parent Common Stock Adjusted Value.

“Parent Common Stock Consideration Amount” means $20,000,000.

“Parent Disclosure Schedule” means the disclosure schedule of Parent delivered to the Company and the Stockholder Representative as of the date hereof in connection with this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.4(a) and 4.12.

“Parent Insider Support Agreements” has the meaning set forth in the Recitals.

“Parent Material Contracts” has the meaning set forth in Section 4.8(a).

“Parent Released Parties” has the meaning set forth in Section 5.17(b).

“Parent Stockholder Approval” has the meaning set forth in Section 5.3(a).

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider the approval of the transactions contemplated by this Agreement, including any postponement or adjournment thereof.

“Patents” means issued patents and patent applications, including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof.

“Paying Agent” means Continental Stock Transfer & Trust Company, a New York limited purpose trust company, or such other bank or trust company reasonably acceptable to both Parent and the Company.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered into on the Closing Date among the Paying Agent, Parent and the Stockholder Representative, in a form reasonably acceptable to Paying Agent, Parent and the Stockholder Representative.

“Payment” has the meaning set forth in Section 8.16(d).

“Payment Schedule” means that certain schedule delivered prior to the Closing in accordance with Section 2.5(a), setting forth the number and type of Company Common Stock owned by each Stockholder, the percentage interest of each Stockholder and a breakdown of the consideration payable hereunder payable to each Stockholder.

“Permitted Liens” means (a) those Liens set forth in Section 1.1(c) of the Company Disclosure Schedule, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course or which are being contested in good faith by appropriate filings, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (d) statutory Liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserved have been established on the books and records of the Company or the Acquired Subsidiaries, (e) all Liens created by, arising under, or existing as a result of, any applicable securities Law, (f) all rights reserved to or vested in any Governmental Entity to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (g) Liens that do not, individually or in the aggregate, materially impair the Acquired Business or the continued use or operation of the assets of the Company and the Acquired Subsidiaries as currently used or operated, (h) Liens incurred in the Ordinary Course since the date of the Financial Statements and that are not material in amount or effect on the Acquired Business, (i) easements, covenants, rights-of-way and other similar restrictions of record, none of which items set forth in this clause (i), individually or in the aggregate, materially impair the use or operation of the Real Property affected thereby as it is currently used and as used exclusively in connection with the Acquired Business, (j) zoning, building and other similar restrictions, (k) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any of the Acquired Subsidiaries has easement, lease or license rights, (l) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (l), individually or in the aggregate, materially impairs the continued use and operation of the Real Property affected thereby as it is currently used and as used in connection with the Acquired Business, (m) encumbrances securing rental payments under capital leases, (n) licenses of Intellectual Property rights granted, and royalties and other obligations associated with licenses of Intellectual Property rights obtained from third parties, in the Ordinary Course, and (o) to the extent terminated in connection with the Closing, Liens securing payment, or other obligations, of the Company or any of the Acquired Subsidiaries with respect to Funded Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify a natural Person and solely with respect to California residents, a particular household, which may include name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device or unique identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical, insurance or health information, or any other information that is considered “personally identifiable information,” “personal information,” “special categories of personal data,” or “personal data” under applicable Privacy Law, and, all personal information associated with any of the foregoing that is or could reasonably be used to develop a profile of a natural Person reflecting the preferences, interests, or other characteristics of such natural Person.

“PIPE Investors” has the meaning set forth in the Recitals.

“Post-Closing Statement” has the meaning set forth in Section 2.5(b).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or prior to the Closing Date, including the portion of any Straddle Tax Period ending on and including the Closing Date.

“Pre-Closing Taxes” mean (a) any Taxes of the Company or the Acquired Subsidiaries relating or attributable to any Pre-Closing Tax Period, including Taxes that are not yet due and payable (or deferred under the CARES Act or any provision of U.S. federal, state or non-U.S. Law related to Tax relief in connection with the COVID-19 pandemic), and including Taxes with respect to prepaid amounts received, and deferred revenues arising, in any Pre-Closing Tax Period, any Taxes resulting from the Restructuring and the Distribution and any sales or use Taxes for which the Company or the Acquired Subsidiaries are liable, (b) any Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or the Acquired Subsidiaries are or were a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (c) any Taxes of any Person (other than the Company or the Acquired Subsidiaries) imposed on the Company or the Acquired Subsidiaries as a transferee or successor, by contract pursuant to any Law or otherwise, which Taxes relate to an event or transaction occurring before the Closing, or (d) any Taxes arising as a result of the transactions contemplated by this Agreement or any related agreement, including Transfer Taxes for which the Company is responsible pursuant to Section 5.10. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through and including the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Preferred Shares” has the meaning set forth in Section 4.3(a).

“Prior Company Counsel” has the meaning set forth in Section 8.18.

“Privacy Laws” means all Laws and Orders applicable to the Company or the Acquired Subsidiaries issued by any Governmental Entity concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected or Processed), including, if and to the extent applicable to the Company or the Acquired Subsidiaries, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning advertising, marketing, email, faxes, text, MMS and OTT messages, or automated or telephone communications. Without limiting the foregoing, Privacy Laws include, if and to the extent applicable to the Company and the Acquired Subsidiaries: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, Canada’s Anti-Span Law, the Video Privacy Protection Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-

Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation, the Data Protection Act, the ePrivacy Directive, the Privacy and Electronic Communications Regulations and all other similar international, federal, state, provincial, and local Laws relating to the privacy, security or Processing of Personal Information.

“Privileged Communications” has the meaning set forth in Section 8.17.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information.

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Qualified Plan” has the meaning set forth in Section 3.17(d).

“R&W Insurance Policy” has the meaning set forth in Section 8.1.

“Real Property” means the Company’s or, if applicable, any of the SpinCo Subsidiary’s or the Acquired Subsidiary’s interest in land owned, leased or subleased by the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business (collectively, the “Land”), together with all buildings, structures, facilities and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all rights of ingress and egress thereto; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries, as applicable, if any, in and to all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Entity in connection with the Land or the Improvements held by or granted to the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and used in exclusively in connection with the Acquired Business, as applicable, relating to the Land or Improvements.

“Record Date” has the meaning set forth in Section 5.3(a).

“Related Parties” has the meaning set forth in Section 8.19.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Reorganization” means the transfer of the SpinCo Subsidiaries to SpinCo pursuant to and in accordance with this Agreement and the other Transaction Documents.

“Remedial Action” means all action to (a) restore or reclaim the environment or natural resources or (b) perform remedial investigations, feasibility studies, clean up or corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring on, about or in any location.

“Representatives” means, with respect to any Person, such Person’s or its Subsidiaries’ officers, directors, executive level employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives.

“Required Amount” has the meaning set forth in Section 4.10(c).

“Resolved Matters” has the meaning set forth in Section 2.5(d).

“Review Period” has the meaning set forth in Section 2.5(c).

“Schedules” means the Company Disclosure Schedule and Parent Disclosure Schedule.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Security Incident” has the meaning set forth in Section 3.14(d).

“Separation” has the meaning set forth in the Recitals.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement to be entered into prior to the Effective Time between the Company and Parent, in a form and on terms reasonably acceptable to the parties hereto.

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), algorithms, software methodologies and implementations thereof, (b) software development tools, descriptions and flow charts, (c) metadata and (d) software user manuals, training materials and other documentation to maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Solvent” means, with regard to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, (b) such Person has sufficient capital and liquidity with which to conduct its business and (c) such Person has not incurred and does not plan to incur debts beyond its ability to pay such debts as they mature or become due.

“SpinCo” has the meaning set forth in the Recitals.

“SpinCo Business” means the business conducted by the SpinCo Subsidiaries on the date of this Agreement and as of the Closing Date, other than the Acquired Business.

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Entities” means SpinCo and the SpinCo Subsidiaries, after giving effect to the Reorganization.

“SpinCo Subsidiaries” means collectively, Vivial Mobile LLC, a Delaware limited liability company, and Vivial Media LLC, a Colorado limited liability company, and its Subsidiaries, after giving effect to the Reorganization.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Financial Times published on the Business Day immediately prior to such date of determination.

“Stockholder” means a holder of shares of Company Common Stock immediately prior to the Effective Time.

“Stockholder Released Parties” has the meaning set forth in Section 5.17(a).

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 8.16(d).

“Straddle Tax Period” mean any taxable period beginning on or before and ending after the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.2(c).

“Surviving Corporation Charter” has the meaning set forth in Section 2.2(c).

“Tax” or “Taxes” means (a) any and all U.S. or foreign, federal, state or local taxes, assessment, levy or other charges (in each case in the nature of taxes), including net or gross income, gross receipts, net proceeds, estimated, sales, use, ad valorem, value added, franchise, license, withholding, payroll, employment, profits, environmental, disability, excise, property (including both real and personal), unclaimed property remittance/escheat, deed, stamp, alternative or add-on minimum, occupation, severance, unemployment, social security, workers’ compensation, capital, premium, windfall profit, custom duties, fees, transfer and registration taxes, and any governmental charges in the nature of a tax imposed by a Governmental Entity and any penalty, interest or addition to Tax imposed on or in connection with any of the foregoing, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case that is filed with a Taxing Authority.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Insurance Policy” has the meaning set forth in Section 5.10.

“Technology” means any (a) procedures, processes, methods, techniques, systems, test protocols, or other similar items, (b) technical information, engineering information, manufacturing information, product information, product servicing information, research information and development information and (c) all tangible or electronic versions of any of the foregoing, in any form or media.

“Termination Fee” has the meaning set forth in Section 7.3(a).

“Top Customer” or “Top Customers” has the meaning set forth in Section 3.21(a).

“Top Vendor” or “Top Vendors” has the meaning set forth in Section 3.22(a).

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other indicia of origin and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Paying Agent Agreement, the Letter of Transmittal, the Separation and Distribution Agreement, the Transition Services Agreement, the Escrow Agreement, the Parent Insider Support Agreements, the Subscription Agreements, the Notes Subscription Agreements, the Indenture and the other agreements, certificates, instruments and documents executed and delivered in connection herewith and therewith.

“Transaction Proposals” has the meaning set forth in Section 5.3(a).

“Transfer Restriction” has the meaning set forth in Section 4.3(c).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, gross sales, value added and other similar Taxes.

“Transition Services Agreement” means the Transition Services Agreement to be entered into at or prior to the Effective Time between the Company and SpinCo, in a form and on terms reasonably acceptable to the parties hereto.

“Unresolved Matters” has the meaning set forth in Section 2.5(e).

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the applicable Spot Rate.

“VAT” has the meaning set forth in Section 3.8(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder, and similar state, local and foreign laws related to plant closing, relocation, mass layoffs and employment losses.

“Warrants” has the meaning set forth in Section 4.3(a).

1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender;

(b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits and Schedules, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits and Schedules to, this Agreement; (c) all Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (d) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (e) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (f) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (g) all accounting terms used and not defined herein have the respective meanings given to them under the Accounting Principles; (h) reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (i) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (j) unless otherwise appropriate, specified or necessary for a representation or warranty to be true, the representations and warranties of the Company and the Acquired Subsidiaries set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representation and warranty is made hereunder; (k) no reference in this Agreement to dollar amount thresholds shall be deemed to be evidence of a Material Adverse Effect or materiality and (l) references to dollars or to $ are expressed in United States currency unless otherwise specifically indicated. To the extent computation of any amounts contemplated by this Agreement include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent, in accordance with the definition of “Spot Rate”.

ARTICLE II

MERGER

2.1 Merger.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the DGCL (the “Surviving Corporation”).

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL, including, without limitation, Section 259 of the DGCL.

2.2 Closing.

(a) Closing Date. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 on the second (2nd) Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing, but subject to the satisfaction (or waiver as provided herein) of such conditions), or such other time, date or place as shall be agreed in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) Effective Time. Prior to the Closing, Parent shall prepare, subject to the Company’s review, and on the Closing Date or as soon as practicable thereafter, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

(c) Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit B attached hereto (the “Surviving Corporation Charter”) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until altered, amended or repealed as provided therein and by applicable Law, subject to Section 5.13 of this Agreement, and (ii) the bylaws of the Company shall be amended and restated in their entirety as set forth in Exhibit C attached hereto (the “Surviving Corporation Bylaws”), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein, in the Surviving Corporation Charter or by applicable Law, subject to Section 5.13 of this Agreement.

(d) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to serve until the next meeting of stockholders for the election of directors and until his or her successor is duly elected and qualified, or until his or her earlier of resignation or removal.

(e) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2.3 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder or any holder of any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share, par value $0.01 per share, of the common stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury shares, and shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.3(b) and any Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive, without interest, in accordance with the Payment Schedule, (i) the Estimated Per Share Merger Consideration plus (ii) its Allocable Share of any Adjustment Amount distributed pursuant to Section 2.5(h) and Adjustment Escrow Fund in accordance with the Escrow Agreement plus (iii) its Allocable Share of any amount from the Stockholder Representative Expense Fund distributed pursuant to Section 8.16(d).

(d) Adjustment to Parent Common Stock Merger Consideration. The Parent Common Stock Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of Parent Common Stock outstanding following the date of this Agreement and prior to the Effective Time so as to provide the Stockholders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Parent Common Stock Merger Consideration.

(e) Conversion of Company Restricted Stock Units. Immediately prior to the Effective Time, each restricted stock unit of the Company that is outstanding immediately prior to the Effective Time shall vest in full to the extent unvested and be paid in such form as provided for in the terms of such restricted stock unit, including, if so provided, in shares of Company Common Stock, which will then, and the Effective Time, be converted into the right to receive the amounts specified in Section 2.3(c).

2.4 Transactions to be Effected at Closing.

(a) At the Closing, Parent shall pay or cause to be paid:

(i) to the applicable creditors on behalf of the applicable borrower (by wire transfer of immediately available funds in U.S. dollars to the accounts specified in writing by the applicable creditors at least two (2) Business Days prior to the anticipated Closing Date), the amount of Funded Indebtedness;

(ii) to the Persons or bank accounts and in the amounts specified on the Closing Statement, the Closing Company Transaction Expenses (or, in the case of the Aggregate Employee Payments, such amounts shall be paid or caused to be paid by Parent to an account specified by the Paying Agent at least two (2) Business Days prior to the anticipated Closing Date, the Aggregate Employee Payments, to be distributed by the Paying Agent to the payroll system provider of the Company, net of any withholding Taxes);

(iii) to an account specified by the Stockholder Representative at least two (2) Business Days prior to the anticipated Closing Date, the amount of the Stockholder Representative Expense Fund set forth in Section 8.16(d);

(iv) to the Escrow Agent, the Adjustment Escrow Amount by wire transfer in immediately available funds to the Adjustment Escrow Account, to be held and disbursed by the Escrow Agent upon the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; and

(v) to an account specified by the Paying Agent at least two (2) Business Days prior to the anticipated Closing Date with respect to the cash portion of the Closing Payment and by deposit with the Paying Agent on the Closing Date with respect to the portion of the Closing Payment consisting of the Parent Common Stock Merger Consideration, the Closing Payment, which shall be distributed by the Paying Agent to the holders of shares of Company Common Stock in partial payment of those amounts into which the holders of shares of Company Common Stock have a right to receive as a result of the conversion of such shares pursuant to Section 2.3(c); provided that the portion of the Closing Payment consisting of the Parent Common Stock Merger Consideration shall be delivered to the Paying Agent for further distribution by the Paying Agent pursuant to irrevocable instruction form the Parent via book entry to the holders of Company Common Stock in accordance with the Allocable Share.

For the avoidance of doubt, Parent shall have no liability or obligation to any other Person for any payment made in accordance with this Agreement and the Payment Schedule, to the extent Parent has made all required payments under this Agreement, the Payment Schedule and each of the Transaction Documents.

(b) At the Closing, Parent shall deliver to the Company:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by Parent, certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b); and

(ii) each of the Transaction Documents to which Parent or Merger Sub is a party, duly executed by Parent or Merger Sub, as applicable.

(c) At the Closing, the Company shall deliver:

(i) an officer’s certificate, dated as of the Closing Date, duly executed by the Company, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b);

(ii) a duly executed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), each dated as of the Closing Date, in form and substance reasonably satisfactory to Parent;

(iii) each of the Transaction Documents to which the Company, the Stockholder Representative or SpinCo is a party, duly executed by such Persons;

(iv) a certificate, dated as of the Closing Date, executed on its behalf by an officer of the Company, certifying as to (x) the Company’s Organizational Documents and (y) the resolutions of the board of directors of the Company authorizing the execution, delivery, and performance of this Agreement and each other Transaction Documents to which it is a party;

(v) certificate, dated as of the Closing Date, executed on its behalf by an officer of the Company, stating that the conditions specified in Sections 6.2(a) and (b) have been satisfied;

(vi) appropriate payoff letters and forms of Lien release, forms of which have been delivered to Parent three (3) Business Days prior to the Closing Date, in each case, in a customary form sufficient to fully discharge all Funded Indebtedness and providing for the release of all Liens securing the obligations of the Company and the Acquired Subsidiaries with respect to with respect such Funded Indebtedness, from the holders of Funded Indebtedness;

(vii) duly executed documentation evidencing of termination of all Contracts set forth on Section 2.4(c)(vii) of the Company Disclosure Schedule;

(viii) written resignations, or other evidence of removal, of directors and officers of the Company and the Acquired Subsidiaries designated by Parent at least two (2) days prior to Closing;

(ix) Certificates of Good Standing, or equivalent in the relevant jurisdiction, dated not more than five (5) days prior to the Closing, with respect to the Company and the Acquired Subsidiaries, issued by the Secretary of State of the State of the applicable state of organization and by the Secretary of State of each jurisdiction in which the Company and the Acquired Subsidiaries is qualified to do business as a foreign entity, as applicable;

(x) the Carve-Out Financial Statements;

(xi) a duly executed counterpart signature by the Stockholder Representative of the Escrow Agreement;

(xii) all of the consents, notices and approvals as set forth on Section 2.4(c)(xii) of the Company Disclosure Schedule; and

(xiii) a duly executed restrictive covenant agreement executed by each of GSO Special Situations Master Fund LP and GSO MAK Fund LP providing for confidentiality obligations, which shall be reasonably satisfactory to each of the Company and Parent;

(xiv) a joinder, in a form and substance reasonably acceptable to Parent, the Stockholder Representative, and SpinCo, whereby SpinCo agrees to be bound by the terms set forth in Sections 5.10 and 8.4.

(d) The Company’s payroll system provider shall pay on the Closing Date to each Person entitled to an Employee Payment, net of any applicable Taxes, the applicable Employee Payment (collectively, the “Aggregate Employee Payments”). Each Employee Payment shall be treated as compensation by the Company and shall be made prior to any distribution of the Closing Payment to the holders of shares of Company Common Stock pursuant to Section 2.3(c).

2.5 Merger Consideration Adjustments.

(a) No later than two (2) Business Days prior to the anticipated Closing Date, the Company will prepare and deliver to Parent a written statement (the “Closing Statement”) setting forth the (i) Company’s good faith calculation of (1) the Closing Net Working Capital (“Estimated Net Working Capital”), (2) the amount of the Closing Debt (“Estimated Closing Debt”), (3) the amount of the Closing Cash (“Estimated Closing Cash”), (4) the amount of the Closing Company Transaction Expenses (“Estimated Company Transaction Expenses”) and (5) the Merger Consideration (the “Estimated Merger Consideration”) and (ii) Payment Schedule setting forth a calculation of the Allocable Share, which calculations will be prepared in accordance with the Accounting Principles.

(b) Within 90 days following the Closing Date, Parent will prepare, or cause to be prepared, and deliver to the Stockholder Representative, a written statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculation of (i) Closing Net Working Capital, (ii) Closing Debt, (iii) Closing Cash, (iv) Closing Company Transaction Expenses, and (v) the Merger Consideration, which calculations will be prepared in accordance with the Accounting Principles. For the avoidance of doubt, (A) the process to prepare the Post-Closing Statement shall be consistent with the financial reporting process applied in preparing the Closing Statement and the Financial Statements and (B) the Post-Closing Statement shall entirely disregard (w) any and all effects on the assets or liabilities of the Company and the Acquired Subsidiaries as a result of any financing or refinancing arrangements entered into at any time by or on behalf of Parent or any of their Affiliates, (x) any other transaction entered into by or at the direction of Parent or Merger Sub in connection with, or occurring after, the consummation of the transactions contemplated hereby, (y) any impact of purchase accounting and (z) any changes to the accounting practices, procedures, policies or business of the Company and the Acquired Subsidiaries after the Closing Date, including with respect to accounting, books and records or policies and procedures.

(c) Upon receipt from Parent of the Post-Closing Statement, the Stockholder Representative shall have 45 days to review the Post-Closing Statement (the “Review Period”). Parent shall (i) assist the Stockholder Representative and its Representatives and provide the Stockholder Representative and its Representatives with reasonable access upon reasonable notice during normal business hours to, the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, employees and auditors of the Company and the Acquired Subsidiaries for purposes of preparing the Post-Closing Statement and the items included therein, and (ii) reasonably cooperate with the Stockholder Representative and its Representatives in connection therewith, including providing on a timely basis all other information as is reasonably requested by the Stockholder Representative and its Representatives. If the Stockholder Representative disagrees with Parent’s computation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses, or Merger Consideration, the Stockholder Representative may, on or prior to the last day of the Review Period, deliver a notice to Parent (the “Notice of Objection”) that sets forth its objection(s) in reasonable detail to Parent’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. Any Notice of Objection shall specify those items or amounts with which the Stockholder Representative disagrees with each such item or amount, and shall set forth the Stockholder Representative’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, based on such objections.

(d) Except to the extent set forth in a Notice of Objection delivered to Parent by the Stockholder Representative within the Review Period, the Stockholder Representative shall be deemed to have accepted Parent’s calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, and such calculation shall be final and binding on all parties hereto. If the Stockholder Representative delivers the Notice of Objection to Parent within the Review Period, Parent and the Stockholder Representative shall, during the 20 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable. All such discussions and communications related thereto shall (unless otherwise agreed by Parent and the Stockholder Representative) be governed by Rule 408 of the Federal Rules of

Evidence and any applicable similar state rule. Any items agreed to by the Stockholder Representative and Parent in writing, together with any items specified in the Post-Closing Statement that are not disputed or objected to by the Stockholder Representative in the Notice of Objection, are collectively referred to herein as the “Resolved Matters”.

(e) If, at the end of the period set forth in Section 2.5(d) or any mutually agreed extension thereof, Parent and the Stockholder Representative are unable to resolve their disagreements, either the Stockholder Representative or Parent may refer all matters set forth in such Notice of Objection other than the applicable Resolved Matters (the “Unresolved Matters”) to a nationally recognized independent accounting firm reasonable acceptable to Stockholder Representative and Parent, which shall act as an expert and not an arbitrator (the “Independent Accounting Firm”). The Stockholder Representative and Parent each agree to negotiate in good faith and sign an engagement letter within ten (10) Business Days after the identification of any Unresolved Matters, in commercially reasonable form, as may reasonably be required by the Independent Accounting Firm. Parent and the Stockholder Representative shall instruct the Independent Accounting Firm to act as an expert in accounting and not as an arbitrator and to promptly review this Section 2.5 and to determine solely with respect to the Unresolved Matters and, whether and to what extent, if any, any component of the calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable, requires adjustment. The review of the Independent Accounting Firm shall be subject to an agreed upon schedule outlined in the engagement letter. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to (i) whether the Post-Closing Statement was prepared (A) in accordance with the Accounting Principles and (B) this Agreement, in each case, with respect to the Unresolved Matters and (ii) whether there were mathematical errors in the Post-Closing Statement. The Independent Accounting Firm (A) shall base its determination solely on written submissions by Parent and the Stockholder Representative, and prepared on a good faith basis, and not on an independent review and (B) will not be authorized to make any other determination, including any matter relating to the Financial Statements. Parent and the Stockholder Representative shall make available to the Independent Accounting Firm all relevant books and records (including work papers, schedules, memoranda and other documents) and other items reasonably requested by the Independent Accounting Firm (provided, that they shall contemporaneously provide a copy to the other party of any materials requested by, and provided to, the Independent Accounting Firm) and shall be afforded the opportunity to present to the Independent Accounting Firm any material relating to the Unresolved Matters and to discuss the issues with the Independent Accounting Firm. There shall be no ex parte communications between the Stockholder Representative, Parent or any of their respective Affiliates, on the one hand, and the Independent Accounting Firm, on the other hand. The final written determination of the Independent Accounting Firm shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accounting Firm shall deliver to Parent and the Stockholder Representative a report which sets forth its resolution of the Unresolved Matters and amounts and its calculation of Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and/or Merger Consideration, as applicable; provided, however, that (x) the Independent Accounting Firm shall use the amounts set forth in the Post-Closing Statement or as otherwise agreed to by the Stockholder Representative and Parent in writing pursuant to Section 2.5(d) for Resolved Matters and (y) in no event shall any Unresolved Matter as determined by the Independent Accounting Firm be more than the greatest value claimed by a party for such Unresolved Matter or less than the smallest value claimed by a party for such Unresolved Matter, in the case of Parent, in the Post-Closing Statement or in the case of the Stockholder Representative, in a Notice of Objection. The decision of the Independent Accounting Firm shall be final, conclusive and binding on Parent and the Stockholder Representative absent fraud or manifest error.

(f) Parent and the Former Holders shall share the fees and expenses of the Independent Accounting Firm in inverse proportion to the relative amounts subject to the Notice of Objection that are determined in favor of such party, in accordance with the following formulas: (i) Parent shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of the Stockholder Representative and the denominator of which is the total dollar amount subject to the Notice of Objection and (ii) the Former Holders shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Notice of Objection resolved in favor of Parent and the denominator of which is the total dollar amount subject to the Notice of Objection; provided, however, that any portion of the Independent Accounting Firm’s fees and expenses that are the responsibility of the Former Holders shall be paid out of the Stockholder Representative Expense Fund. Parent and the Former Holders shall each be responsible for paying the fees and expenses of their own respective attorneys, accountants and other representatives in connection with Notice of Objection.

(g) For the purposes of this Agreement, “Final Net Working Capital”, “Final Closing Debt”, “Final Closing Cash”, “Final Company Transaction Expenses” and “Final Merger Consideration” mean Closing Net Working Capital, Closing Debt, Closing Cash, Closing Company Transaction Expenses and Merger Consideration, respectively: (i) as shown in the Closing Statement if Parent shall have failed to deliver the Post-Closing Statement to the Stockholder Representative pursuant to Section 2.5(b); provided, that the Stockholder Representative may, in its sole discretion, engage the Independent Accounting Firm, at Parent’s sole cost and expense, to determine the Merger Consideration, which such determination by the Independent Accounting Firm shall be final, conclusive and binding on the parties absent fraud or manifest error; (ii) as shown in the Post-Closing Statement delivered by Parent to the Stockholder Representative pursuant to Section 2.5(b), if no Notice of Objection with respect thereto is timely delivered by the Stockholder Representative to Parent pursuant to Section 2.5(c) or (iii) if a Notice of Objection is so delivered, (A) as agreed by Parent and the Stockholder Representative pursuant to Section 2.5(d) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.5(e).

(h) Adjustment Amount. If (i) the Adjustment Amount is positive, then (A) Parent shall pay, or cause to be paid, to the Paying Agent, the Adjustment Amount within five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.5(g) by bank wire transfer of immediately available funds to the account or accounts designated in writing by the Paying Agent for payment to the Former Holders in accordance with the Payment Schedule, this Agreement and the Paying Agent Agreement and (B) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deposit the Adjustment Escrow Fund with the Paying Agent for the benefit of the Former Holders (and, in each case, for further payment pursuant to the Stockholder Representative’s instructions to the Paying Agent), or (ii) if the Adjustment Amount is negative then, five (5) Business Days from the date on which the Adjustment Amount is finally determined pursuant to Section 2.5(g) (A) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to release from the Adjustment Escrow Fund, for the benefit of Parent, an amount equal to the absolute value of the Adjustment Amount, provided, however, that in no instance shall the Adjustment Amount payable by either the Stockholder Representative or Parent in accordance with this Section 2.5(h)(i) exceed the Adjustment Escrow Amount, and (B) Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to deposit the remainder of the Adjustment Escrow Fund, if any, with the Paying Agent for the benefit of the Former Holders.

(i) Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Merger Consideration (as determined for Tax purposes) for all Tax purposes, unless otherwise required by applicable Law.

2.6 Payment Procedures.

(a) Paying Agent. Prior to the Effective Time, Parent and the Stockholder Representative shall enter into a Paying Agent Agreement with the Paying Agent for the purpose of exchanging shares of Company Common Stock for the Merger Consideration. Parent shall deposit, or cause to be deposited, with the Paying Agent the amounts and forms of consideration specified in Section 2.4(a)(v) in such timeframe as specified therein.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the date hereof, the Company shall provide (or cause the Paying Agent to provide) to each holder of Company Common Stock: (A) the Letter of Transmittal (which shall include, among other things, an executed consent to the appointment of the Stockholder Representative and customary representations and warranties, including with respect to ownership of the Company Common Stock, free and clear of all Liens) and (B) instructions for use in effecting the surrender of Book-Entry Shares.

(ii) Upon surrender of each Book-Entry Share to the Paying Agent, together with a duly executed Letter of Transmittal, and such other documents as may reasonably be required by the Paying Agent, at the Effective Time, such Former Holder shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the consideration set forth in Section 2.3(c), without interest, for each share of Company Common Stock, surrendered in accordance with this Agreement. Until surrendered as contemplated by this Section 2.6(b), each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the consideration set forth in Section 2.3(c) attributable to such Book-Entry Share as contemplated by this Article II and in accordance with the Payment Schedule, without interest.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. The cash amounts paid and to be paid in respect of shares of Company Common Stock in accordance with the terms hereof shall be deemed to be paid in full satisfaction of all rights pertaining to any and all shares of the Company Common Stock. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.6. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall thereafter be no further registration of transfers of shares of Company Common Stock or any other capital stock of the Company that were outstanding immediately prior to the Effective Time on the records of the Company.

(d) Termination of Paying Agent Fund. At any time following the first anniversary of the Closing Date, the Surviving Company shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Company (and not Parent, the Stockholder Representative nor any of their Affiliates other than the Surviving Corporation) as general creditors thereof with respect to the payment of any portion of the Merger Consideration, that may be payable upon surrender of any Book-Entry Shares, as determined pursuant to this Agreement, without any interest thereon.

(e) No Liability. None of the parties hereto or the Paying Agent shall be liable to any Person in respect of any cash from the Paying Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Share has not been surrendered prior to five (5) years after the Effective Time or immediately prior to such earlier date on which the Merger Consideration payable in respect of such Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation (and not Parent nor any of its Affiliates other than the Surviving Corporation), free and clear of all claims or interest of any Person previously entitled thereto.

2.7 Withholding. Each of Parent, the Surviving Corporation, the Escrow Agent and the Paying Agent (without duplication) shall be entitled to deduct and withhold from any payments made pursuant to this Agreement or the Escrow Agreement (as applicable) such amounts as they are required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement and the Escrow Agreement (as applicable) as having been paid to such Person in respect of which such deduction and withholding was made.

2.8 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who has not voted to adopt this Agreement or consented thereto in writing, who is entitled to appraisal rights and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into or be exchangeable for the right to receive the allocable portion of the Merger Consideration (the “Dissenting Shares”), but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if any such holder fails to perfect or otherwise waives, loses, forfeits, validly withdraws or revokes the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of the Merger Consideration, without interest thereon, upon surrender of any Book-Entry Shares in accordance with Section 2.6. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to (a) receive information with respect to, (b) be consulted on, and (c) participate in, in each case, all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. The Stockholder Representative shall be liable to and shall pay each holder of Dissenting Shares such amounts determined by a court of competent jurisdiction in accordance with the DGCL, along with all reasonable costs and fees related to such determination from the Stockholder Representative Expense Fund.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO THE COMPANY AND THE ACQUIRED SUBSIDIARIES

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Schedule, each statement contained in this Article III is true and correct on and as of the date of this Agreement and on and as of the Closing Date, and unless otherwise appropriate, specified or necessary for a representation or warranty to be true, the representations and warranties of the Company and the Acquired Subsidiaries set forth herein shall be deemed to be made as if the Reorganization has been consummated as of the date such representation and warranty is made hereunder:

3.1 Organization; Good Standing.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Acquired Subsidiaries is a legal entity duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization.

(b) (i) The Company and each of the Acquired Subsidiaries is duly authorized to conduct the Acquired Business in which it is engaged and is in good standing under the laws of each jurisdiction where such qualification is required, except where any failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) the Company and each of the Acquired Subsidiaries has the full power and authority necessary to carry on the Acquired Business in which it is engaged and to own, lease and use the properties owned, leased and used by it in the Acquired Business in which it is engaged.

3.2 Authority and Enforceability.

(a) The Company has the requisite legal power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and, subject to the Company’s receipt of the Company Stockholder Consent, to consummate the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transaction Documents to which the Company is or will be a party and the consummation of the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, subject to the Company’s receipt of the Company Stockholder Consent. The Company Stockholder Consent is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Transaction Documents, approve the Merger, the Distribution and the Reorganization and consummate the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby. This Agreement has been, and at the Closing each of the Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent or Merger Sub to the extent that Parent or Merger Sub is a party thereto, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).

(b) The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and not subsequently rescinded or modified in any way, as of the date hereof, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders at a meeting of the Stockholders.

3.3 Capitalization; Acquired Subsidiaries.

(a) The authorized capital stock of the Company consists of 3,500,000 shares of Company Common Stock. Section 3.3(a) of the Company Disclosure Schedule sets forth, as of the close of business on the date immediately preceding the date of this Agreement, (i) the total number of shares of Company Common Stock issued and outstanding and (ii) a complete and accurate list of the holders of all Company Common Stock. The Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to, and was not issued in violation of, any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. Other than the Company Common Stock, the Company will not have outstanding as of the Closing Date any equity interests or any other securities or interests exercisable or exchangeable for or convertible into equity interests or any obligation to redeem or repurchase any of its equity interests. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock. All of the Company Common Stock is uncertificated.

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the equity interests of each of the Acquired Subsidiaries are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights, and (iii) free of any Liens created by the Company in respect thereof. Section 3.3(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding equity of each Acquired Subsidiary and the owner(s) of record of such outstanding equity.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no existing options, warrants, calls, rights, securities or Contracts to which the Company or any of the Acquired Subsidiaries is a party requiring, and there are no securities, or other interests of the Company or any of the Acquired Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests or other interests of the Company or any of the Acquired Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests or other interests of the Company or any of the Acquired Subsidiaries. Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding equity appreciation, phantom equity, stock unit, profit participation, equity, equity-based performance or similar rights with respect to the Company or any of the Acquired Subsidiaries. Except for (i) the Organizational Documents, (ii) the Shareholders Agreement, dated as of November 18, 2011 (as amended by that certain Amendment No. 1 to Shareholders Agreement, dated as of July 24, 2013) among the Company, and the stockholders named therein, (iii) the Investor Rights Agreement or (iv) under any Benefit Plan, there are no agreements to which the Company or any of the Acquired Subsidiaries is a party with respect to the Company Common Stock or the equity interests of any of the Company’s Subsidiaries, including any voting agreements relating to the voting of the Company Common Stock or the equity interests of any of the Company’s Subsidiaries.

(d) The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority in interest of the outstanding shares of the Company Common Stock at a meeting of the Stockholders or by written consent or vote in accordance with the DGCL (the “Company Stockholder Consent”).

3.4 No Conflicts.

(a) Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party do not, and the consummation by the Company, the Acquired Subsidiaries and their Affiliates of the Merger, the Distribution, the Reorganization and the other transactions contemplated hereby and thereby will not, (i) result in any breach or violation under any provision of the Organizational Documents of the Company or the Acquired Subsidiaries, (ii) result in any breach of or constitute a default under any Contract to which the Company or the Acquired Subsidiaries is a party or by which any of the Real Property or assets of the Company or the Acquired Subsidiaries is bound or (iii) assuming compliance by the Company with the matters referred to in Section 3.4(b), violate any Law or Order applicable to the Company or the Acquired Subsidiaries, except, in the case of the immediately preceding clause (ii), where any such breach, violation or default would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect to the Company and the Acquired Subsidiaries taken as a whole.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Company or the Acquired Subsidiaries in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Merger, the Distribution, the Reorganization or the other transactions contemplated hereby and thereby, except for (i) the filing and recordation of the Certificate of Merger as required by the DGCL, (ii) such Authorizations, Orders, registrations, declarations, filings and notices as set forth in Section 3.4(b) of the Company Disclosure Schedule, and (iii) such Authorizations, Orders, registrations, declarations, filings or notices which, if not made or obtained, would not individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole.

3.5 Financial Statements. Complete and accurate copies of: (a) unaudited income statement of the Acquired Business for the fiscal year ended December 31, 2019; (b) unaudited statements of operations and comprehensive loss of the Acquired Business for the fiscal year ended December 31, 2019, (c) unaudited statement of cash flows of the Acquired Business for the fiscal year ended December 31, 2019; (d) unaudited income statement of the Acquired Business for the fiscal year ended December 31, 2020; (e) unaudited statements of operations and comprehensive loss of the Acquired Business for fiscal year ended December 31, 2020 and (f) unaudited statement of cash flows of the Acquired Business for fiscal year ended December 31, 2020 (clauses (a), (b) and (c) collectively, the “Annual Financial Statements,” together with clauses (d), (e) and (f), collectively, the “Financial Statements”). Except as set forth in the Annual Financial Statements, the Annual Financial Statements have been prepared in all material respects in accordance with GAAP, applied on a consistent basis throughout the period involved. The Annual Financial Statements accurately and fairly present, in accordance with GAAP, in all material respects, the consolidated financial condition and the consolidated results of operations, equity, revenue and cash flows of the Acquired Business as of the respective dates they were prepared and the results of the operations of the Acquired Business for the periods indicated.

3.6 Undisclosed Liabilities.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Schedule, there is no Liability of the Company or the Acquired Subsidiaries, except for liabilities and obligations (i) adequately accrued or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since December 31, 2020 in the Ordinary Course of the Company and the Acquired Subsidiaries (none of which arises out of any breach of Contract, breach of warranty, tort, infringement or violation of applicable Law), or (iii) as incurred under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby.

(b) There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act) to which the Company or the Acquired Subsidiaries is a party and has any continuing Liability.

3.7 Absence of Certain Changes, Events and Conditions.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, from the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Material Adverse Effect.

(b) Except as set forth on Section 3.7(b) of the Company Disclosure Schedule or as expressly contemplated by this Agreement, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company and the Acquired Subsidiaries have conducted their business and operated their properties in the Ordinary Course, and the Company and the Acquired Subsidiaries have not taken any action, that if taken after the date of this Agreement, would be prohibited under Section 5.1.

3.8 Taxes.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and the Acquired Subsidiaries have filed, or caused to be filed, all Tax Returns required to be filed by the Company and the Acquired Subsidiaries. Such Tax Returns are complete and correct, were prepared in compliance with applicable Law and accurately reflect the Tax liabilities of the Company and the Acquired Subsidiaries (other than Taxes not yet due or payable). Neither the Company nor any of the Acquired Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return, other than extensions of time to file Tax Returns obtained in the Ordinary Course. All due and owing by the Company and the Acquired Subsidiaries (whether or not shown as due on any Tax Returns) have been timely paid or, if not yet due or owing, have been adequately accrued and reserved in accordance with GAAP. There are no Liens for Taxes except for statutory liens for Taxes not yet due and payable.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company has delivered to Parent true, correct and complete copies of all income, sales and use, value added tax (“VAT”), and other material Tax Returns for the Company and the Acquired Subsidiaries filed after December 31, 2016, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company and the Acquired Subsidiaries. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of the Acquired Subsidiaries that remains in effect.

(c) Except as set forth on Section 3.8(c) of the Company Disclosure Schedule, there are no past, ongoing or threatened Actions by any Taxing Authority against the Company or any of the Acquired Subsidiaries. Neither the Company nor any of the Acquired Subsidiaries have received from any Taxing Authority any (i) notice of an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Company or any of the Acquired Subsidiaries. There is no waiver or extension of any statute of limitations on the assessment of any Taxes of the Company or any of the Acquired Subsidiaries currently in effect, and no extension of time for filing any Tax Return of the Company or any of the Acquired Subsidiaries that has not since been filed.

(d) No claim has ever been made by any Taxing Authority in a jurisdiction where the Company (or any of the Acquired Subsidiaries) does not file Tax Returns that the Company (or such Subsidiaries) is or may be subject to taxation by that jurisdiction. Neither the Company nor any of the Acquired Subsidiaries have received or requested any private letter ruling from the IRS (or any comparable Tax ruling from any other Taxing Authority). No power of attorney with respect to Taxes has been granted with respect to the Company and the Acquired Subsidiaries that will remain in effect after the Closing.

(e) Neither the Company nor any of the Acquired Subsidiaries is a party to, or otherwise bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than any agreements entered into in the Ordinary Course and that are not primarily related to Taxes).

(f) Neither the Company nor any of the Acquired Subsidiaries have consummated or participated in, or is it currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any of the Acquired Subsidiaries have participated in, or is it currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.

(g) Neither the Company nor any of the Acquired Subsidiaries have been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or non-U.S. Tax Laws as a result of transactions, events or accounting methods employed prior to the Closing. Neither the Company nor any of the Acquired Subsidiaries have (i) ever been a member of a consolidated, combined, unitary, aggregate or similar group of which the Company was not the ultimate parent corporation, (ii) any Liability for the Taxes of any Person (other than the Company and Acquired Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract or otherwise, or (iii) ever been a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(h) Neither the Company nor any of the Acquired Subsidiaries have ever filed an entity classification election IRS Form 8832 under Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither the Company nor any of the Acquired Subsidiaries have been or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) any intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vii) pursuant to Section 965(h) of the Code.

(j) Neither the Company nor any of the Acquired Subsidiaries have ever (i) been a “United States real property holding corporation” within the meaning of Section 897 of the Code or (ii) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 or Section 361 of the Code.

(k) Except as set forth on Section 3.8(k) of the Company Disclosure Schedule, neither the Company nor the Acquired Subsidiaries have filed any amended Tax Return or other claim for a Tax refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the Coronavirus Aid, Relief and Economic Security Act (Public Law 116-136) (“CARES Act”) (or any corresponding or similar provision of state, local or non-U.S. Law).

(l) Neither the Company nor any of the Acquired Subsidiaries are (or have been) subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, contractors, a permanent establishment or any other place of business in such other jurisdiction. The Company and each of the Acquired Subsidiaries are and have been in compliance with the requirements for any applicable Tax holidays or incentives. Parent, Merger Sub and their Affiliates will not be liable after the Closing to repay any amounts attributable to benefits received under such Tax holidays or incentives on or prior to the Closing.

(m) The Company and each of the Acquired Subsidiaries have (i) complied with all Laws relating to the reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 1472 of the Code or similar provisions under any non-U.S. Law), timely filed all withholding and information Tax Returns (including Forms W-2, 1099 and 1042), and maintained all required records with respect thereto, and (ii) collected or withheld (within the time and in the manner prescribed by Law) from any amounts paid or owing to any employee, independent contractor, customer, creditor, stockholder or other third party and paid over to the proper Taxing Authority (or is properly holding for such timely payment) all amounts required to be so collected or withheld and paid over under all applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws.

(n) The Company and each of the Acquired Subsidiaries are in substantial compliance with all applicable transfer pricing Laws and regulations (including Section 482 of the Code and any other applicable federal, state, local or non-U.S. Laws and regulations).

(o) Neither the Company nor any of the Acquired Subsidiaries have any property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Laws.

(p) Neither the Company nor any of the Acquired Subsidiaries have participated in or cooperated with, or has agreed to participate in or cooperate with, an international boycott within the meaning of Section 999 of the Code.

(q) The Company and each of the Acquired Subsidiaries have collected, remitted and reported to the appropriate Tax authority all sales and use Taxes and VAT required to be so collected, remitted or reported pursuant to all applicable Tax Laws.

(r) None of the Company or the Acquired Subsidiaries has ever been a “passive foreign investment company” as defined in Section 1297 of the Code or is a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code.

(s) Except as set forth on Section 3.8 of the Company Disclosure Schedule, each of the Company and the Acquired Subsidiaries (i) have not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) have properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act and (iii) have not sought, and do not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

3.9 Compliance with Law; Authorizations.

(a) Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, the Company and each of the Acquired Subsidiaries is and, since December 31, 2018, have been in compliance with all Laws applicable to them or their respective Business, properties or assets, except for such noncompliance which would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole. Neither the Company nor any of the Acquired Subsidiaries has received any written notice, action or assertion from any Governmental Entity that is unresolved, pending or threatened (in writing), alleging that the Company or any of the Acquired Subsidiaries is not in material compliance with any applicable Law.

(b) (i) The Company and each of the Acquired Subsidiaries owns, holds, possesses or lawfully uses all of the Authorizations that are required for the Company and the Acquired Subsidiaries to lawfully conduct the Acquired Business as currently conducted (the “Necessary Authorizations”), and all such Necessary Authorizations are valid and are in full force and effect, except where the failure to obtain any such Necessary Authorization or the failure to be valid and in full force and effect would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole, and (ii) no suspension, cancellation or non-renewal of any of the Necessary Authorizations is pending, or to the Knowledge of the Company, threatened. Each of the Company and the Acquired Subsidiaries is in compliance with the requirements, terms and conditions of the Necessary Authorizations and has timely filed for renewal of the same except for such noncompliance which would not reasonably be expected to be materially adverse to the Company and the Acquired Subsidiaries taken as a whole.

The representations and warranties set forth in this Section 3.9 shall not apply to Tax matters (which are the subject of Section 3.8) or Environmental Laws or environmental matters (which are the subject of Section  3.19).

3.10 Real Property; Personal Property.

(a) The Company or one of the Acquired Subsidiaries has good and valid title to, or a valid leasehold interest in, (i) all Real Property and (ii) all tangible personal property related to the Acquired Business reflected in the Financial Statements or acquired after December 31, 2019, other than, in the case of personal property described in clause (ii), properties and assets sold or otherwise disposed of in the Ordinary Course since December 31, 2019. Except as set forth on Section 3.10(a) of the Company Disclosure Schedule, all such properties and assets (including leasehold interests) are free and clear of material Liens, except for Permitted Liens. Neither the Company nor any of the Acquired Subsidiaries owns, nor has the Company or any of the Acquired Subsidiaries ever owned any Real Property.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the street address of each parcel of leased Real Property. True, correct and complete copies of each lease, sublease, and license pursuant to which the Company or any of the Acquired Subsidiaries leases, subleases or licenses real property (collectively, “Leases”), and each material amendment to any of the foregoing (collectively, the “Lease Documents”) have been made available to Parent. Except as otherwise set forth in Section 3.10(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to, and neither the Company nor any of the Acquired Subsidiaries is a party to any lease, sublease, concession or other contract granting to any Person other than the Company or any of the Acquired Subsidiaries, the right to use or occupy any real property, (ii) all Leases are in full force and effect, subject to the Enforceability Exceptions, (iii) neither the Company nor any of the Acquired Subsidiaries has given or received written notice of any currently outstanding and uncured event of default under any Leases, except, in the case of each of (i)-(iii), inclusive, as would not, individually or in the aggregate, be material and adverse to the Company and the Acquired Subsidiaries, taken as a whole. Neither the Company, nor any of the Acquired Subsidiaries, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Real Property other than as set forth on Section 3.10(b) of the Company Disclosure Schedule.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule, there are no pending, or, to the Knowledge of the Company, any threatened in writing material condemnation Actions relating to the Real Property or other Actions that would materially and adversely affect the current use, occupancy or value thereof. To the Company’s Knowledge, there are no material latent defects or material adverse physical conditions affecting the Real Property, and improvements thereon.

(d) The Company and its applicable Acquired Subsidiaries enjoy quiet possession under all of its Leases and no Real Property under any such Lease is subject to any Lien (other than a Permitted Lien), building or use restriction, or variance, as might, in any material respect, interfere with or impair the present and continued use thereof by the Company or the Acquired Subsidiaries in the usual and normal conduct of the Acquired Business.

3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Acquired Subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except as set forth in Section 3.11 of the Company Disclosure Schedule or for buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property to be provided pursuant to the Transition Services Agreement, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Acquired Subsidiaries, together with all other properties and assets of the Company and the Acquired Subsidiaries, after giving effect to the Reorganization, are sufficient for the continued conduct of the business of the Company and the Acquired Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and the Acquired Subsidiaries as currently conducted.

3.12 Related Party Transactions.

(a) No Related Party, within the past twelve (12) months (i) owns or has owned directly or indirectly (other than through any equity interest in the Company or any of the Stockholders) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in the Company or any of the Stockholders) in, any tangible property that is owned or leased by the Company or any of the Acquired Subsidiaries or (ii) has or had outstanding any Indebtedness to the Company or any of the Acquired Subsidiaries.

(b) All agreements and other relationships between the Company or any of the Acquired Subsidiaries, on the one hand, and any of its Related Party, on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.

3.13 Intellectual Property; Information Technology.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Intellectual Property Registrations, and (i) for each Patent, the patent number or application serial number for each jurisdiction in which filed, date issued and filed and present status thereof, (ii) for each trademark for which there is a registration or application for registration, the application serial number or registration number, by jurisdiction, and the class of goods or services covered, the date issued and filed and the present status thereof, (iii) for each Domain Name, the registration date, any renewal date and name of registry, (iv) for each copyright for which there is a registration or application for registration, the number and date of such registration or copyright application by jurisdiction and (v) any actions that must be taken within ninety (90) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees.

(b) All Company Intellectual Property is valid, enforceable, and in the case of Company Intellectual Property Registrations that are registered or pending, subsisting. There are no facts or circumstances that would render any of the Company Intellectual Property Registrations invalid or unenforceable or, to the Knowledge of the Company, that would materially affect any pending applications for any Company Intellectual Property Registrations. None of the Company Intellectual Property Registrations is subject to any actual, threatened in writing or, to the Knowledge of the Company, otherwise threatened legal proceedings before any court, tribunal or other Governmental Entity (including the United States Patent and Trademark Office or equivalent authority anywhere in the world), including any interference, derivation, reexamination, reissue, challenge, cancellation or opposition proceeding. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company or one of the Acquired Subsidiaries owns or has rights to use, pursuant to an Inbound Intellectual Property Contract all Intellectual Property material to or otherwise necessary for the operation of the business of the Company and its Subsidiaries, free and clear of all Liens except Permitted Liens. The Intellectual Property and Technology owned by or validly licensed to the Company constitutes all Intellectual Property and Technology necessary for or material to the Company to conduct its Business as currently conducted.

(c) No Company Intellectual Property, Company Technology, Company Products, or Company Services are subject to any legal proceeding or Order restricting any use, transfer, licensing, or performance of such Company Intellectual Property, Company Technology, Company Products, or Company Services by the Company, or that affects the validity, use or enforceability of such Owned Company Intellectual Property, Owned Company Technology, Company Products, or Company Services, and to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such legal proceeding or Order. To the Knowledge of the Company, no Licensed Company Intellectual Property or Licensed Company Technology included in any Company Product or otherwise used or held for use by the Company (for any Company Service or otherwise) is subject to any Legal Proceeding or Order restricting any use, transfer, licensing or performance of such Licensed Company Intellectual Property, Licensed Company Technology, Company Product, or Company Service by the Company or that affects the validity, use or enforceability of such Licensed Company Intellectual Property, Licensed Company Technology, Company Product, or Company Service and, to the Knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or Order.

(d) The Company exclusively owns all material Company Intellectual Property and Company Technology free and clear of any Liens (other than Permitted Exceptions and the Outbound Intellectual Property Contracts). To the Knowledge of the Company, all Company Intellectual Property and Company Technology and any Intellectual Property used by the Company or any Subsidiary pursuant to an Inbound Intellectual Property Contract is fully transferable, alienable and licensable by the Company and can be amended and modified, in each case, without restriction and without payment of any kind to any Person.

(e) To the Knowledge of the Company, The Company has a valid and enforceable license to use, practice and exploit all Licensed Company Intellectual Property and Licensed Company Technology and all

other material Intellectual Property not owned by the Company or a Subsidiary that is used by the Company in connection with its business as currently conducted.

(f) The Company has not: (i) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property or Technology that is or was at the time owned or purported to be owned by the Company to any other Person; (ii) permitted the Company’s rights in any Owned Company Intellectual Property or Owned Company Technology to lapse or enter the public domain, expect for items of Company Registered Intellectual Property expiring at the end of its statutory terms; or (iii) except for any rights to indemnification pursuant to any Master Applications and Services Agreement entered into in the Ordinary Course, granted to any Person any right to bring any claim or cause of action arising out of or related to infringement, misappropriation or violation of any Owned Company Intellectual Property or Owned Company Technology.

(g) Neither the operation of the business of the Company as previously or currently conducted (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, maintenance, commercialization or other exploitation of Company Products or Company Software and the performance of any Company Services) nor the use, practice or exploitation of any Company Intellectual Property or Company Technology: (i) infringes or violates or has infringed or violated any Intellectual Property of any Person; (ii) constitutes or results from a misappropriation or misuse of, has constituted or resulted from a misappropriation or misuse of, or will constitute or result from a misappropriation or misuse of any Intellectual Property of any Person; or (iii) constitutes or has constituted unfair competition or trade practices.

(h) The Company has not received written notice from any Person of any claim (i) alleging any infringement, misappropriation, misuse, violation or unfair competition or trade practices with respect to any Intellectual Property or Personal Information, (ii) that the Company must license any Intellectual Property or Technology from any Person, refrain from using any Intellectual Property, Personal Information or Technology or consider the applicability of any Intellectual Property to Company Products, Company Services, or the business of the Company (or otherwise offering a license to any Intellectual Property) or (iii) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or Personal Information. No such claim is threatened in writing, or to the Knowledge of the Company, otherwise threatened by any Person and no valid basis exists for any such claim. The Company has not received any opinion of counsel regarding any allegation of infringement or privacy rights violations relating to the operation of the business of the Company or any Company Products, Company Services, Company Technology or Company Intellectual Property.

(i) The Company has not made available any material Software or other material Technology (and the Company has not agreed to make available any such Software or other Technology) to any Person other than to employees, contractors or consultants of the Company (in their capacity as such), or pursuant to the Outbound Intellectual Property Contracts. No Company Products or Company Services have been made available (and the Company has not agreed to make available any Company Products or Company Services) other than pursuant to appropriate agreements. The Company has neither received from nor provided or granted to any Person any material Intellectual Property or material Technology or rights in or to any Intellectual Property or Technology other than pursuant to the Intellectual Property Contracts.

(j) To the Company’s Knowledge, (i) none of the transactions contemplated by this Agreement will alter, impair or otherwise adversely affect any rights of the Company in any Company Intellectual Property or Company Technology; and (ii) immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Intellectual Property Contracts, to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company would otherwise have been required to pay had such transactions not occurred.

(k) Neither this Agreement nor any transactions contemplated by this Agreement will result in any of the following under or pursuant to any Contracts to which the Company is a party: (i) any Person being granted rights or access to, or the placement in or release from escrow of, any Software source code or other Technology, (ii) Parent or any of its Affiliates granting to any Person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or Technology, or (iii) Parent or any of its Affiliates (as of immediately prior to the Closing) or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses.

(l) The Company has no obligation to compensate or account to any Person for the use, practice or exploitation of any material Company Intellectual Property or material Company Technology.

(m) Section 3.13(m) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all material Software owned by the Company (“Company Software”); and (ii) material Open Source Materials that are incorporated or embedded in or bundled with any such Company Software.

(n) All use and distribution of Company Software, Company Products and Open Source Materials, and all provision of the Company Services, by or through the Company is in material compliance with all Open Source Licenses applicable thereto, including copyright notice and attribution requirements.

(o) To the Knowledge of the Company, it has not incorporated or embedded any Open Source codes into any Company Software or Company Products, combined, linked or distributed any Open Source codes with any Company Software or Company Products, used any Open Source codes to provide any Company Services, or used any Open Source codes, in each case, in a manner that requires any Company Software or Company Products, any portion thereof, or any Company Technology or Company Intellectual Property to be subject to Copyleft Licenses or requires the Company, Parent or any of Parent’s Affiliates to grant any Patent license or other Patent rights.

(p) The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software or relating to any Company Technology, and no Person (other than any employee, contractor or consultant that has executed an Invention Assignment Agreement) has any right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company that has executed an Invention Assignment Agreement.

(q) No Governmental Entity and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution (collectively, “Institutions”) provided or provides funding, facilities, personnel, Intellectual Property, Technology, research, equipment, or other resources for the invention, creation, development or registration of any Company Intellectual Property, Company Technology, Company Products, or Company Services, or has any rights to any of the foregoing.

(r) Except as set forth on Section 3.13(r) of the Company Disclosure Schedule, in the past three (3) years, to the Knowledge of the Company, no Person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company Intellectual Property, Personal Information or Company Technology. The Company has not made any written claim against any Person alleging any infringement, misappropriation, misuse or violation of any Company Intellectual Property, Personally Information or Company Technology.

(s) The Company has required each current employee, contractor and consultant of the Company who has contributed to the creation or development of any material Company Products, material Company Services, material Technology or material Intellectual Property for or on behalf of the Company to sign a written agreement that includes (i) confidentiality obligations in favor of the Company and (ii) an assignment to the Company of all right, title and interest in and to all such material Technology and material Intellectual Property. To the Knowledge of the Company, no such Person who has executed an Invention Assignment Agreement is in default or breach of such Invention Assignment Agreement and all such Persons are in compliance with the terms of the Invention Assignment Agreement. After giving effect to the transactions contemplated by this Agreement, to the Knowledge of the Company, no current or former manager, director, shareholder, founder, officer, employee, contractor or consultant of the Company will own or retain any rights to use any of the Owned Company Intellectual Property or Owned Company Technology (other than, with respect to employees, contractors and consultants, the right to use such Owned Company Intellectual Property or Owned Company Technology within the scope of such Person’s employment by or engagement with the Company).

(t) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company to grant licenses to any Person or otherwise impair or limit the Company’s control of any Owned Company Intellectual Property or Owned Company Technology)

(u) All material Company Software is free from any defect, virus or programming, design or documentation error that would have a material effect on the operation or use of the Company Software. None of the Company Software or Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device) that is managed or otherwise operated by such Company Software, Company Products or such code, or on which such Company Software, Company Products or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person without the user’s consent. None of the Company Software or Company Products (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company has implemented commercially reasonable procedures to mitigate against the likelihood that the Company Software or Company Products contain any virus, Trojan horse, worm or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. To the Knowledge of the Company, the Company has made available to Parent a true, correct and complete list of all material open errors or bugs in the Company Software and Company Products.

(v) The Company has not received any notice or request to indemnify, defend or hold harmless any Person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property or Technology, which notice or request has not been finally resolved.

(w) Notwithstanding any other representations and warranties in this Agreement, except for representations and warranties set forth in this Section 3.13 pertaining to Outbound Intellectual Property Contracts and Inbound Intellectual Property Contracts, the representations and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties of the Company pertaining to all Intellectual Property matters.

3.14 Privacy.

(a) To the Knowledge of the Company, the Company and each of the Acquired Subsidiaries complies and at all times in the past four (4) years have complied in all respects with all of the following, in each case, to the extent applicable to the Company and each of the Acquired Subsidiaries except as would not, individually or in the aggregate, be reasonably expected to have a material and adverse impact on the Company: (i) Privacy Laws; (ii) the Company Privacy and Data Security Policies; and (iii) contractual requirements or terms of use concerning the Processing of Personal Information to which the Company or any of the Acquired Subsidiaries is a party or otherwise bound as of the date hereof.

(b) To the Knowledge of the Company, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or result in a material violation or breach of any applicable Privacy Laws or applicable Company Privacy and Data Security Policies (as currently existing or as existing at the time during which any Personal Information was collected or Processed by or for the Company or any of the Acquired Subsidiaries); or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.

(c) For the past three (3) years, to the extent required by applicable Privacy Laws, the Company and the Acquired Subsidiaries have posted to each of their websites and provided or otherwise made available in connection with any Company Products a Company Privacy and Data Security Policy. No disclosure or representation made or contained in any Company Privacy and Data Security Policy has been materially inaccurate, misleading, deceptive, or in material violation of any applicable Privacy Laws (including by containing any material omission). Other than Company’s online advertising activities, the Company does not “sell” Personal Information as defined under applicable Privacy Laws.

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, in the past four (4) years, (i) to the Company’s Knowledge, no Personal Information in the possession or control of the Company or any of the Acquired Subsidiaries, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company or any of the Acquired Subsidiaries, has been subject to any data breach or other security incident that presents a material risk of unauthorized access, disclosure, use, denial of use, alteration, corruption, destruction, compromise, or loss of such Personal Information or that has caused or would reasonably be expected to cause a material disruption to the conduct of the Company’s business or is otherwise considered a “data breach,” “personal data breach” or “data security breach” that required notification to any Governmental Entity or other Person under applicable Privacy Laws (a “Security Incident”), and (ii) the Company and the Acquired Subsidiaries have not notified and, to the Company’s Knowledge, there have been no facts or circumstances that would require the Company or the Acquired Subsidiaries to notify, any Governmental Entity or other Person of any Security Incident.

(e) The Company and each of the Acquired Subsidiaries have for the past four(4) years implemented and maintained commercially reasonable security measures, including written information security programs, to (i) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (ii) implement and maintain adequate administrative, technical, and physical safeguards to protect such Personal Information and the availability, integrity, and security of its Software, systems, applications, and websites involved in the Processing of Personal Information; and (iii) provide notification in compliance with applicable Privacy Laws in the case of any Security Incident.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, the Company and the Acquired Subsidiaries have used commercially reasonable efforts to address and remediate all high or critical threats and deficiencies identified in any security risk assessment and a privacy impact assessment performed on the Company and the Acquired Subsidiaries.

3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Contract related to the Acquired Business or to which the Company or one of the Acquired Subsidiaries is party or by which their respective assets, Intellectual Property, properties or businesses are bound other than any

Benefit Plan (except with respect to Section 3.15(a)(xi), 3.15(a)(xii), 3.15(a)(xiii) or 3.15(a)(xiv)), including the following:

(i) for the purchase of Goods or other assets or any other Contract which provides for or results in payments by the Company or one of the Acquired Subsidiaries as of the date hereof of $1,000,000 or more in the twelve calendar month period prior to December 31, 2020;

(ii) for the sale by the Company or one of the Acquired Subsidiaries of materials, supplies, goods, services, equipment or other assets or any other Contract, and which provides for revenue of the Company or one of the Acquired Subsidiaries of $1,000,000 or more in the twelve calendar month period prior to December 31, 2020;

(iii) that relates to Indebtedness;

(iv) for the lease or agreement under which it is lessor of or permits any third party to hold or operate any tangible personal property, for which the annual rental exceeds $100,000;

(v) that contains an exclusivity clause or a covenant not to compete in any line of business with any Person in any geographical area that restricts the Company or any of the Acquired Subsidiaries or covenant not to solicit or hire any person with respect to employment that restricts the Company or any of the Acquired Subsidiaries;

(vi) each material Outbound Intellectual Property Contract other than customer contracts entered into pursuant to the Company’s standard form agreement;

(vii) each material Inbound Intellectual Property Contract, excluding Contracts for commercially available, off-the-shelf Software;

(viii) each Contract that includes any grant by the Company to any Person of any express license, right or covenant not to sue with respect to any Patents;

(ix) with any Related Party of the Company or the Acquired Subsidiaries related to the Acquired Business;

(x) Contracts or purchase orders for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company or the Acquired Subsidiaries of an amount in excess of $200,000;

(xi) employment agreements, independent contractor agreements, or consulting agreements that provides any current Employee, director, consultant or independent contractor with an annual base salary or fee in excess of $200,000;

(xii) Contracts under which any current or former officer, director, Employee, consultant, or independent contractor will receive a change in control, severance, transaction, or other payment or benefit in connection with the Closing;

(xiii) collective bargaining agreements or other agreements with labor associations or labor representatives;

(xiv) Contracts with any staffing agency, temporary employee agency, professional employer organization, contracting services company or other similar company or agency;

(xv) Contracts to acquire, directly or indirectly (by merger or otherwise), the equity, assets, or rights of any other Person, other than in the Ordinary Course;

(xvi) Contracts with any Governmental Entity;

(xvii) Contracts where the Company or any of its Subsidiaries has assigned, transferred or licensed rights in any material Intellectual Property owned by the Company or its Subsidiaries to any third party, other than Outbound Intellectual Property Contracts or any other non-exclusive licenses that arise as a matter of law by implication as a result of sales of products and services by the Company and its Subsidiaries;

(xviii) Contracts where the Company or its Subsidiaries have commissioned a third party to develop any material Intellectual Property;

(xix) Contracts that contain any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates, right of first refusal, right of first offer provisions or similar preferential rights, or otherwise contemplate an exclusive or preferred relationship between the Company and its Subsidiary and any other Person;

(xx) Contracts in respect of any Action, including any such Contracts with respect to settlements thereof;

(xxi) Contracts under which the Company or any of the Acquired Subsidiaries have, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xxii) all Contracts with a Top Customer;

(xxiii) all Contracts with a Top Vendor;

(xxiv) any Contract providing for any minimum or guaranteed payments by the Company to any Person;

(xxv) all Leases;

(xxvi) Contracts that include any indemnification, warranty or similar obligations on the Company or the Acquired Subsidiaries that will survive the Closing Date, other than those Contracts entered into in the Ordinary Course; and

(xxvii) for a joint venture, strategic alliance, partnership, sharing of profit or shareholder Contract or similar Contracts.

(b) Each Contract listed in Section 3.15(a) of the Company Disclosure Schedule (collectively, the “Material Contracts”) is, subject to the Enforceability Exceptions, the legal, valid and binding obligation of the Company or one of the Acquired Subsidiaries that is a party thereto, and is enforceable against the Company or one of the Acquired Subsidiaries, and, to the Knowledge of the Company, against each other party thereto, as applicable, except if the failure to be legal, valid, binding or enforceable would not have a Material Adverse Effect. Neither the Company nor any of the Acquired Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material violation, breach or default under (or, to the Knowledge of the Company, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date of this Agreement, the Company has not received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

3.16 Litigation. Except as set forth in Section 3.16 of the Company Disclosure Schedule, as of the date of this Agreement, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of the Acquired Subsidiaries or that challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents or would prevent or materially delay the consummation of the other transactions contemplated hereby or thereby. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no unsatisfied Order, judgment, penalty, settlement or award against the Company or any of the Acquired

Subsidiaries. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.

3.17 Employee Benefits.

(a) Section 3.17(a) of the Company Disclosure Schedule includes a complete and accurate list of all Benefit Plans.

(b) With respect to each Benefit Plan, the Company has delivered or made available to Parent a correct and true copy of the following documents, to the extent applicable: (i) all plan documents and amendments thereto; (ii) for the most recent plan year, (A) the Form 5500 and all schedules thereto, (B) audited financial statements and (C) discrimination and other compliance testing results; (iii) the most recent Internal Revenue Service determination or opinion letter, as applicable; (iv) the most recent summary plan description and (v) a written summary of a non-written Benefit Plan.

(c) Each Benefit Plan has been established, maintained and administered in all material respects accordance with its terms and in compliance with all applicable provisions of applicable Laws, including but not limited to the UK Pensions Act 2008. There are no Actions, proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) pending against any Benefit Plan. All contributions, premiums, payments or other liabilities or expenses under or with respect to each Benefit Plan have been timely paid, and all material contributions, premiums, payments or other liabilities or expenses under or with respect to each Benefit Plan have been properly accrued on the Acquired Business’ most recent audited financial statements in compliance with GAAP.

(d) To the Knowledge of the Company, each Benefit Plan intended to qualify under Section 401 of the Code does so qualify (each, a “Qualified Plan”), and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of any Qualified Plan that would reasonably be expected to cause the denial or loss of such qualification or exemption.

(e) Neither the Company, the Acquired Subsidiaries nor any of their respective ERISA Affiliates has sponsored, maintained, contributed to, or been obligated to contribute to, in each case, for the past six (6) years: (i) a Benefit Plan subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA (including a “multiemployer plan” within the meaning of Section 3(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a defined benefit pension plan. Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, no defined benefit pension plan that is sponsored, maintained or contributed to by the Company or the Acquired Subsidiaries is unfunded or underfunded. No Benefit Plan has at any time held employer securities or employer real property, in each case within the meaning of ERISA, as a plan asset.

(f) Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, the Company has no obligation to provide or make available post-employment health or welfare benefits to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Law), and at the sole expense of such individual.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall not, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former Employee, individual independent contractor, consultant or director of the Acquired Business under any Benefit Plan or (iv) give rise to any “excess parachute payment” as defined in Section 280G of the Code. Neither the Company nor the Acquired Subsidiaries maintains any obligation to gross-up or reimburse any individual for any Taxes incurred by such individual under Section 409A or 4999 of the Code.

3.18 Labor and Employment Matters.

(a) The Company has provided to Parent a true, complete and correct list of all Employees currently employed by the Company and the Acquired Subsidiaries, or employed by a SpinCo Subsidiary but providing services primarily to the Acquired Business, including without limitation part-time employees and temporary employees, leased employees and/or independent contractors of the Company and the Acquired Subsidiaries, on a de-identified basis indicating their employing or engaging entity, dates of employment and current positions, status (full-time or part-time), location of work, salary or hourly wage rate (or for contractors, monthly fees), exemption status, incentive compensation, accrued vacation, leave of absence status (and for any employee on a leave of absence, the intended return date) and if applicable whether or not such individual is employed pursuant to a visa or work permit and the type and status of such visa or work permit.

(b) None of the Company, the SpinCo Subsidiaries or the Acquired Subsidiaries is a party or subject to any collective bargaining Contract with any labor union or other collective group, and neither the Company nor any Company Subsidiary has any collective groups of any kind.

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, to the Company’s Knowledge, and except that would reasonably be expected to be material to the Acquired Business, (i) there are no pending or threatened labor disputes, work stoppages, or requests for representation due to labor disagreements, or unfair labor practice charges with respect to the Employees’ employment with the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries and primarily related to the Acquired Business, (ii) there are no Actions against the Company or any of the SpinCo Subsidiaries or the Acquired Subsidiaries to the Acquired Business pending, or threatened to be brought or filed, by or with any Governmental Entity, arbitrator or other decisional authority in connection with the employment or alleged employment of any current or former employee, individual independent contractor, individual consultant or other individual contingent worker of the Company, any of the Acquired Subsidiaries or any of the SpinCo Subsidiaries primarily related to the Acquired Business and (iii) the Company and the Acquired Subsidiaries to the Acquired Business are in compliance with all applicable Laws pertaining to employment and employment practices to the extent they primarily relate to the Acquired Subsidiaries and/or the Acquired Business, including, without limitation, any Law relating to unfair labor practices, employment discrimination, wages or hours (including but not limited to exemption misclassification and misclassification of Employees as independent contractors), harassment, discrimination, retaliation, equal pay, pay equity, immigration and work authorization, the termination or layoff of Employees (including under the WARN Act or similar state, local or foreign Law), occupational safety and health (including but not limited to COVID-19 related Laws), workers’ compensation, payroll taxes, or social contributions.

(d) To the Company’s Knowledge, and except as would not reasonably be expected to be material to the Acquired Business, the Company and each of the Acquired Subsidiaries have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to Parent accurate and complete copies of the Company’s policies implemented in connection with the COVID-19 pandemic.

3.19 Environmental. Except as set forth in Section 3.19 of the Company Disclosure Schedule or that would reasonably be expected to be material to the Acquired Business (a) the Company and each of the Acquired Subsidiaries is and, since December 31, 2018, has been in compliance with all applicable Environmental Laws, and all past non-compliance has been resolved without ongoing obligations or costs (b) the Company and each of the Acquired Subsidiaries possesses and is and, since December 31, 2018, has been in compliance with all Environmental Permits required under applicable Environmental Law for the conduct of its operations, (c) none of the Company or any of the Acquired Subsidiaries has Released and, to the Knowledge of the Company, no other Person has Released any Hazardous Substances at or from any Real Property, including at any third party disposal location, or any property formerly owned, leased or occupied by the Company or any of the Acquired Subsidiaries that would reasonably be expected to result in any Liability to the Company or any of the Acquired Subsidiaries under any Environmental Law, and to the Company’s Knowledge, there exists no (i) underground or above ground storage tanks, (ii) materials or equipment containing friable asbestos or polychlorinated biphenyls, (iii) groundwater monitoring wells, drinking water wells or production water wells or (iv) landfills, surface impoundments or disposal areas at any of the Real Property, (d) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Acquired Subsidiaries under Environmental Laws, (e) the Company and the Acquired Subsidiaries have not assumed by contract or operation of Law any obligations or liabilities relating to Hazardous Substances or otherwise arising under or relating to applicable Environmental Laws that would reasonably be expected to cause a material liability, and (f) all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents that are in the possession of the Company or its Subsidiaries and relate to the business or assets of the Company or its Subsidiaries or the Real Property have been made available to Parent.

3.20 Insurance. Section 3.20 of the Company Disclosure Schedule contains a complete and accurate list of all material workers’ compensation, employers’ liability, automotive liability, general liability (including product or completed operations liability), professional liability, umbrella and excess liability, errors and omissions, property and casualty, fire, business interruption and other forms of material insurance policies which cover the Company, any of the Acquired Subsidiaries, or any of their respective Employees, other than with respect to any Benefit Plan (collectively, the “Insurance Policies”) including policy number, amount and type of coverage, deductible amount (if any) and including an indication of whether the coverage was on a claims made, occurrence or some other basis (and if on a claims made basis, a description of any retroactive premium adjustments) and a list of pending claims and the claims history of the Company and the Acquired Subsidiaries for claims in excess of $100,000 during the past two (2) years. All of the Insurance Policies are valid and in full force and effect and binding and enforceable in accordance with its terms in all material respects, in each case, subject to the Enforceability Exceptions. True and complete copies of such Insurance Policies have been made available to Parent or its Representatives. No written notice of cancellation or nonrenewal of any such Insurance Policy has been received by the Company or any of its Affiliates (including the Company’s Subsidiaries) and all premiums on such Insurance Policies due and payable have been paid, and no further premiums or payments will be due by the Company or the Acquired Subsidiaries after the Closing with respect to periods prior to the Closing. The Company has maintained such or similar types of insurance coverage at all times, and, since December 31, 2017 has not defaulted in respect of making payments (premium payments or otherwise) in connection therewith. The historical insurance programs of the Company and the Acquired Subsidiaries are commercially reasonable, there are no historical gaps in coverage, no coverage limits of any insurance policy have been exhausted, no policies existing will expire prior to the Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course).

3.21 Top Customers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth the names of the top ten (10) customers of the Company and the Acquired Subsidiaries by dollar purchase volume (measured by the gross amount invoiced to such customer during the applicable period) that purchased goods, products or services from the Company and the Acquired Subsidiaries during the years ended December 31, 2019 and December 31, 2020, respectively (each a “Top Customer” and collectively, the “Top Customers”), together with the amount of the dollar purchase volume of each such Top Customer.

(b) The Company and the Acquired Subsidiaries do not provide any special rebate, discount or similar programs (whether or not in writing) to any of the Top Customers. Each of the Company and the Acquired Subsidiaries maintains good relations with each of the Top Customers and is in compliance with the terms and conditions of its Top Customers, and, to the Knowledge of the Company, no event has occurred that would adversely affect the Company and the Acquired Subsidiaries’ relations with any such Top Customer. Since December 31, 2020, none of the Top Customers has canceled, terminated or, to the Knowledge of the Company, made any threat either verbally or in writing to: (i) cancel or otherwise terminate its Contract with the Company or the Acquired Subsidiaries, (ii) cancel or otherwise terminate its business relationship with the Company or the Acquired Subsidiaries or (iii) decrease its usage of any of the Company and the Acquired Subsidiaries’ services or products. To the Knowledge of the Company, none of the Top Customers has advised the Company or the Acquired Subsidiaries whether verbally or in writing that it (A) intends to cease purchasing the products of the Company or Subsidiaries or to reduce its purchases from the Company or the Acquired Subsidiaries by more than five percent (5%), on an annualized basis, from its annualized dollar purchase volume set forth on Section 3.21(a) of the Company Disclosure Schedule, or (B) will require the Company or the Acquired Subsidiaries to reduce prices or otherwise adversely change the terms of sale to such Top Customer as a condition of obtaining business or retaining existing business.

3.22 Top Vendors.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth the names of the top ten (10) vendors and/or suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company and the Acquired Subsidiaries by such vendor and/or supplier during the applicable period) from which the Company and the Acquired Subsidiaries ordered raw materials, components, supplies, data, content, merchandise, finished goods, data center hosting services and licenses for data center space, including co-location services and cloud computing and related services or other goods and services (collectively, “Goods”) during (i) the years ended December 31, 2019 and December 31, 2020, respectively (each a “Top Vendor” and collectively, the “Top Vendors”), together with the total amount for which each such Top Vendor invoiced the Company and the Acquired Subsidiaries for the applicable time period.

(b) The Company and the Acquired Subsidiaries maintain good relations with each of the Top Vendors, and, to the Knowledge of the Company, no event has occurred that would materially and adversely affect the Company and the Acquired Subsidiaries’ relations with any such Vendor. Since December 31, 2020, none of the Top Vendors has canceled, terminated or, to the Knowledge of the Company, made any threat either verbally or in writing to cancel or otherwise terminate its business relationship with the Company or the Acquired Subsidiaries. To the Knowledge of the Company, none of the Top Vendors has advised the Company or the Acquired Subsidiaries, whether verbally or in writing, that any Top Vendor intends to refuse or otherwise fail to supply Goods to the Company or the Acquired Subsidiaries at any time after the Closing Date in a manner consistent with past practices or has breached its obligations to the Company or the Acquired Subsidiaries in any material respect since December 31, 2019 that was not cured after a reasonable period after notice from the Company or the Acquired Subsidiaries.

3.23 Products Warranty. (i) Each product sold, leased, or delivered by the Company or the Acquired Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, except for such nonconformance which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Acquired Subsidiaries taken as a whole and (ii) neither the Company nor any of the Acquired Subsidiaries has any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damage in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company, except for such Liability which would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Acquired Subsidiaries taken as a whole. No product sold, leased, or delivered by the

Company or any of the Acquired Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has previously provided to Parent complete and accurate copies of the standard terms and conditions of sale or lease for the Company and the Acquired Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

3.24 No PPP Loan. Neither the Company nor any of the Acquired Subsidiaries has applied for or has received a “Paycheck Protection Program” loan through the U.S. Small Business Administration under the CARES Act.

3.25 Corrupt Practices. As of the date hereof, neither the Company, the Acquired Subsidiaries, nor to the Knowledge of the Company, any of their respective Employees, representatives or agents authorized to act on behalf of the Company or any Acquired Subsidiary, has since December 31, 2018: violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other similar anti-corruption or anti-bribery Laws in any jurisdiction applicable to the Company or the Acquired Subsidiaries (collectively, “Anti-Corruption Laws”); (b) paid, offered, promised, or authorized payment of money or any other thing of value to any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, candidate for foreign political office, or their family members or close associates for the purpose of influencing, directly or indirectly through another Person, any act, omission, or decision of such official, party or candidate in an official capacity so that the Company or any of the Acquired Subsidiaries might secure any advantage, obtain or retain business, direct business to any Person or otherwise obtain special or improper treatment or concessions, in each case, in violation of Anti-Corruption Laws; or (c) accepted or received any contribution, payment, gift or expenditure that was in violation of Anti-Corruption Laws.

3.26 Import/Export/Trade Compliance.

(a) Since December 31, 2018, the Company and the Acquired Subsidiaries have at all times conducted their respective import and export transactions been in compliance in accordance in all material respects, including with all import and export transactions, with (i) all applicable United States export control laws, and regulations, including the Export Administration Regulations and Export Controls Reform Act of 2018, in each case, if and to the extent applicable; (ii) all other applicable export controls in all jurisdictions in which the Company or the Acquired Subsidiaries currently operates or conducts the Business; and (iii) all applicable United States economic sanctions laws and regulations, including Foreign Assets Control Regulations (e.g. 31 C.F.R. Parts 500-599) and Countering America’s Adversaries Through Sanctions Act; (iv) all applicable United States customs and import laws and regulations, including those administered by Customs and Border Protection (“CBP”); and (v) all applicable anti-boycott laws and regulations promulgated by the United States.

(b) As of the date hereof, neither the Company, the Acquired Subsidiaries, nor to the Knowledge of the Company any of their respective Employees, is the target of any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United Nations Security Council, Her Majesty’s Treasury (United Kingdom), or the European Union.

(c) Neither the Company nor any of the Acquired Subsidiaries has any duties, fees, taxes or other amounts owing or to be owed to CBP for imports as of the date hereof, except for those incurred in the Ordinary Course.

(d) Neither Company Products, Company Services, nor Company Intellectual Property (including software and technical data) have ever at any time since December 31, 2018 been subject to the jurisdiction of the Arms Export Control Act (“AECA”), the International Traffic in Arms Regulations (“ITAR”), or the Directorate of Defense Trade Controls (“DDTC”).

3.27 Accounts and Notes Payable. All accounts payable and notes payable by the Company and the Acquired Subsidiaries to third parties arose in the Ordinary Course and, there is no such account payable or note payable that is past due according to its terms, except those contested in good faith.

3.28 Accounts and Notes Receivable.

(a) Section 3.28(a) of the Company Disclosure Schedule contains a true and complete listing of the Company and the Acquired Subsidiaries’ accounts and notes receivables as of the date hereof (the “Accounts Receivables”), showing the amount of each receivable, the carrying value of each receivable and an aging of amounts due thereunder. The Accounts Receivables (i) represent valid obligations and bona fide transactions made in the Ordinary Course, (ii) are fully collectible in the Ordinary Course without resort to Actions or collection agencies subject to the reserves therefor in the Financial Statements, and (iii) are not subject to refunds or adjustments, valid defenses, set-offs or counterclaims (other than returns in the Ordinary Course). The aggregate amount of any counterclaims or offsetting claims that are pending or have been threatened with respect to the Accounts Receivables do not exceed the aggregate amount of the reserves therefor.

(b) All of such Account Receivables relate solely to sales of goods or services to the customers of the Company and the Acquired Subsidiaries, none of whom are Affiliates of the Company or the Acquired Subsidiaries.

(c) Except as set forth on Section 3.28(c) of the Company Disclosure Schedule, there is: (i) no account debtor or note debtor delinquent in its payment by more than thirty (30) days; (ii) no account debtor or note debtor that has refused or threatened to refuse to pay its obligations to the Company or any of the Acquired Subsidiaries for any reason; (iii) no account debtor or note debtor that is insolvent or bankrupt; and (iv) no Account Receivable that has been pledged to any third party by the Company or any of the Acquired Subsidiaries.

3.29 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of the Acquired Subsidiaries.

3.30 Bank Accounts. Section 3.30 of the Company Disclosure Schedule set forth each of the bank accounts of each of the Company and the Acquired Subsidiaries as of the date hereof, together with the authorized signatories for such accounts.

3.31 Brokers. Other than Guggenheim Securities, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Acquired Subsidiaries or any Affiliates (excluding SpinCo or the SpinCo Subsidiaries) thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that, except as set forth in Parent Disclosure Schedule, each statement contained in this Article IV is true and correct on and as of the date of this Agreement and on and as of the Closing Date.

4.1 Organization and Good Standing. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite legal power to own, lease and operate its properties and to carry on the business in which it is engaged, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the business in which it is engaged or the ownership, leasing or holding of its properties makes such qualification required.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has the requisite legal power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and, subject to Parent’s receipt of the Parent Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby or thereby. The execution and delivery of this Agreement and each of the

Transaction Documents to which Parent or Merger Sub, as applicable, is or will be a party and the consummation of the Merger and the other transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of Parent and Merger Sub, as applicable, subject to Parent’s receipt of the Parent Stockholder Approval. This Agreement has been, and at the Closing each of the Transaction Documents to which Parent or Merger Sub, as applicable, is a party will be, duly executed and delivered by Parent or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the Company or the Stockholder Representative to the extent the Company or the Stockholder Representative is a party thereto, constitutes the valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Parent Stockholder Consent is the only vote of the holders of any of the equity interests of Merger Sub necessary in connection with the consummation of the Merger.

4.3 Capitalization.

(a) As of the date hereof and as of immediately prior to the Closing, the authorized share capital of Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the transactions contemplated by this Agreement and the Financing Instruments), the authorized share capital of Parent will consist of 100,000,000 shares of Parent Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 31,150,254 shares of Parent Common Stock and no Preferred Shares were issued and outstanding; (ii) 7,374,938 warrants, each exercisable to purchase a whole share of Parent Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; and (iii) no shares of Parent Common Stock subject to issuance upon exercise of outstanding options. As of the date hereof, Parent had $31,974,000 outstanding long-term indebtedness. Parent’s pro forma long-term indebtedness will be as described in Parent’s filings with the SEC. All (i) issued and outstanding Parent Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants constitute legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Subscription Agreements, the Note Subscription Agreements and this Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Parent any Parent Common Stock or other equity interests in Parent (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting, transfer or registration of any Equity Interests, other than as contemplated by this Agreement. There are no securities or instruments issued by or to which Parent is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Parent Common Stock Merger Consideration, (ii) the shares to be issued pursuant to the Subscription Agreement, (iii) any Notes to be issued pursuant to the Notes Subscription Agreements or (iv) any shares of Parent Common Stock issuable upon conversion of any Notes to be issued pursuant to the Notes Subscription Agreements. There are no declared or accrued unpaid dividends with respect to any shares of Parent Common Stock. The Parent Common Stock is free of any Liens created by Parent in respect thereof.

(b) The Parent Common Stock Merger Consideration has been duly authorized and, when issued and delivered to the Paying Agent against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Parent’s organizational documents or the laws of the State of Delaware.

(c) The Parent Common Stock Merger Consideration is not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the Former Holders or any other holder of the Parent Common Stock Merger Consideration to pledge, sell, assign or otherwise transfer the Parent Common Stock Merger Consideration under any organizational document, policy or agreement of, by or with Parent.

(d) The equity interests of the Subsidiaries of Parent are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) not subject to and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) free of any Liens created by Parent in respect thereof. Section 4.3(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of the authorized and outstanding equity of each Subsidiary of Parent and the owner(s) of record of such outstanding equity.

(e) Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no existing options, warrants, calls, rights, securities or Contracts to which Parent or any of its Subsidiaries is a party requiring, and there are no securities, or other interests of Parent and its Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests or other interests of Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase equity interests or other interests of Parent or any of its Subsidiaries. Except as set forth in Section 4.3(e) of the Parent Disclosure Schedule, there are no outstanding equity appreciation, phantom equity, stock unit, profit participation, equity, equity-based performance or similar rights with respect to Parent or its Subsidiaries. Except for Parent’s Organizational Documents, there are no agreements to which Parent or its Subsidiaries is a party with respect to the Parent Common Stock or the equity interests of any of Parent’s Subsidiaries, including any voting agreements relating to the voting of Parent Common Stock or the equity interests of any of Parent’s Subsidiaries.

4.4 No Conflicts.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Transaction Documents to which Parent or Merger Sub, as applicable, is a party do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or thereby will not (i) result in any breach or violation under any provisions of the Organizational Documents of Parent or Merger Sub, (ii) result in any breach of or constitute a default under any Contract to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub is bound or (iii) assuming compliance by Parent and Merger Sub with the matters referred to in Section 4.4(b), violate any Law or Order applicable to Parent or Merger Sub, except, in the case of the immediately preceding clause (i) and (ii), for any such breach, violation or default that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Transaction Documents or the consummation of the Merger or the other transactions contemplated hereby or thereby, except for (i) the filing and recordation of the Certificate of Merger, (ii) such Authorizations, Orders, registrations, declarations and filings disclosed in Section 4.4(b) of Parent Disclosure Schedule, (iii) such Authorizations, Orders, registrations, declarations, filings and notices as may be required as a result of any facts or circumstances related to the Company or the Acquired Subsidiaries, and (iv) such Authorizations, Orders, registrations, declarations, filings and notices which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Transaction Documents or to consummate the Merger or the other transactions contemplated hereby or thereby.

4.5 Compliance with Law; Authorizations.

(a) Except as set forth in Section 4.5(a) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is, and since December 31, 2018, has been, in compliance with all Laws applicable to them or their respective businesses, properties or assets, except for such noncompliance which would not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent. Neither Parent nor any of its

Subsidiaries has received any written notice, action or assertion from any Governmental Entity that is unresolved, pending or, to the Knowledge of Parent, threatened, alleging that Parent or any of its Subsidiaries is not in material compliance with any applicable Law.

(b) Parent and each of its Subsidiaries owns, holds, possesses or lawfully uses all of the Authorizations that are required for Parent and its Subsidiaries to lawfully conduct the their respective businesses as currently conducted, and all such Authorizations are valid and are in full force and effect and no suspension, cancellation or non-renewal of any of such Authorizations is pending, or to the Knowledge of Parent, threatened. Each of Parent and its Subsidiaries is in compliance with the requirements, terms and conditions of such Authorizations and has timely filed for renewal of the same.

4.6 Absence of Certain Changes; Events and Conditions. Except as set forth on Section 4.6 of the Parent Disclosure Schedule, since December 31, 2019, (a) there has not been any material adverse effect on Parent, and (b) except as expressly contemplated by this Agreement, Parent and its Subsidiaries have conducted their businesses in the Ordinary Course.

4.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Parent has timely filed or furnished, as applicable, all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2019 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective filing dates, or, if amended prior to the date hereof, as of the date of such amendment, were prepared and complied with, in each case, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed, or, if amended, as of the date of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of Parent). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of Parent, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(c) The management of Parent has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), to ensure (i) that material information relating to Parent, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of Parent by others within those entities and, to the Knowledge of Parent, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer and the principal financial and accounting officer of Parent to all material information required to be disclosed by Parent in the reports filed under the Exchange Act, and (ii) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since December 31, 2019, none of Parent, the board of directors of Parent nor, to the Knowledge of Parent, Parent’s auditors have been advised of, and Parent’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to Parent’s auditor and the board of directors of Parent (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Neither Parent nor any of its Subsidiaries has any Liability that is material to Parent and its Subsidiaries, taken as a whole, and is of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on most recent balance sheet of Parent and the consolidated Subsidiaries (including the notes thereto) included in Parent’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, or subsequent SEC Reports or (ii) incurred in connection with the transactions contemplated by this Agreement.

4.8 Material Contracts.

(a) The SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is party (the “Parent Material Contracts”).

(b) Each Parent Material Contract is, subject to the Enforceability Exceptions, the legal, valid and binding obligation of Parent or one of its Subsidiaries that is a party thereto, and is enforceable against Parent or one of its Subsidiaries, and, to the Knowledge of Parent, against each other party thereto, as applicable. Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in material violation, breach or default under (or, to the Knowledge of Parent, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any such Parent Material Contract. To the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Parent Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date of this Agreement, Parent has not received any written notice of termination or cancellation under any Parent Material Contract, received any written notice of breach or default in any material respect under any Parent Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Parent Material Contract. Complete and correct copies of each Parent Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.

4.9 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that challenges or seeks to enjoin, alter or delay or could otherwise adversely affect the consummation of the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents other than with respect to any investigation under the HSR Act or the Other Antitrust Laws.

4.10 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true, complete and accurate copies of executed (i) Subscription Agreements, dated as of the date of this Agreement, between Parent and the PIPE Investors, pursuant to which the PIPE Investors have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding a portion of the aggregate value of the consideration payable in the Merger, and (ii) subscription agreements with certain investors in such form as has been provided to the Company (collectively, the “Notes Subscription Agreement”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreement, shall purchase from Parent, and Parent shall issue to such investors, subject to the terms and conditions of an Indenture to be entered into in connection with the Closing between Parent and

Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”), $200,000,000 of unsecured promissory notes convertible into shares of Parent Common Stock at a conversion price equal to 135% of the per share price that a share of Parent Common Stock is being sold to the PIPE Investors pursuant to the Subscription Agreements (collectively, (i) and (ii), the “Financing Instruments”) pursuant to which the Persons party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the amounts set forth therein for the purpose, among others, of financing the transactions contemplated by this Agreement and related fees and expenses to be incurred by Parent and Merger Sub in connection therewith and for the other purposes set forth therein (the “Financing”).

(b) As of the date of this Agreement, (i) the Financing Instruments have not been amended or modified prior to the date of this Agreement, (ii) no such amendment or modification is contemplated by Parent or, to the Knowledge of Parent, by the other parties thereto (other than to add other Financing Sources) and (iii) the respective commitments contained therein have not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect. There are no other Contracts, side letters or arrangements to which Parent or Merger Sub is a party relating to the investing of the full amount of the Financing, other than as expressly set forth in the Financing Instruments.

(c) Assuming (x) the Financing is funded in accordance with the Financing Instruments, (y) the accuracy in all material respects of the representations and warranties set forth in Article III hereof and (z) the performance by the Company and the Acquired Subsidiaries of the covenants and agreements contained in this Agreement, the Financing, together with any cash on hand, is sufficient to satisfy Parent’s obligations hereunder to (i) make all payments contemplated to be made by Parent under this Agreement in connection with the Merger (including the payment of all amounts payable by Parent pursuant to Article II in connection with or as a result of the Merger), (ii) repay, prepay or discharge (after giving effect to the Merger) the principal of and interest on, and all other Indebtedness outstanding pursuant to, the Existing Credit Facilities and (iii) pay all fees and expenses required to be paid at the Closing by Parent or Merger Sub in connection with the Merger and the Financing (such amount, the “Required Amount”).

(d) As of the date of this Agreement, the Financing Instruments (in the forms delivered by Parent to the Company) are in full force and effect and constitute the legal, valid and binding obligations of Parent in accordance with their terms and conditions, except, in each case, as enforcement may be limited by the Enforceability Exceptions. Other than as expressly set forth in the Financing Instruments and subject to the stockholders of the Parent adopting a proposal at the Parent Stockholders Meeting approving the issuance of more than of 20% of the issued and outstanding shares of Parent Common Stock, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement relating to the Financing to which the Financing Sources, Parent, Merger Sub or any of their respective Affiliates is a party. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any counterparty to the Financing Instruments has committed any breach of any of its covenants or other obligations set forth in, or is in default under, any of the Financing Instruments. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to (i) constitute or result in a breach or default on the part of any Person under any of the Financing Instruments, (ii) constitute or result in a failure to satisfy any of the terms or conditions set forth in any of the Financing Instruments or (iii) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any term or condition of the Financing to be satisfied by it, contained in the Financing Instruments or (B) the full amounts committed pursuant to the Financing Instruments will not be available as of the Closing if the terms or conditions contained in the Financing Instruments to be satisfied by it are satisfied. As of the date of this Agreement, Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Instruments. Other than as set forth in the Financing Instruments, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing.

(e) For the avoidance of doubt, Parent affirms that it is not a condition to Closing under this Agreement, nor of the consummation of the Merger, for Parent to obtain the Financing.

(f) Notwithstanding anything to the contrary contained in this Agreement, each party thereto agrees that a breach of this representation and warranty in this Section 4.10 will not result in the failure of a condition precedent hereunder, if (notwithstanding such breach) (i) Parent is willing and able to consummate the transactions contemplated hereby on the Closing and (ii) has funds sufficient to consummate the transactions contemplated hereby at the Closing.

4.11 Solvency. Neither Parent nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Each of Parent, the Surviving Corporation and their respective Subsidiaries shall be Solvent following the Closing, after giving effect to the transactions contemplated by this Agreement or the other Transaction Documents.

4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub.

ARTICLE V

COVENANTS OF PARENT AND THE COMPANY

5.1 Conduct of Business.

(a) Except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated or permitted by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, including any actions required to effectuate the Reorganization and the Distribution, (iii) as required by applicable Law or (iv) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of (y) the termination of this Agreement in accordance with its terms and (z) the Closing Date, the Company shall, and it shall cause the Acquired Subsidiaries to, use its commercially reasonable efforts to conduct the Acquired Business in the Ordinary Course.

(b) From the date of this Agreement until the Closing Date or earlier termination of this Agreement, except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as otherwise contemplated or permitted by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, including any actions required to effectuate the Reorganization and the Distribution, (iii) as required by applicable Law or (iv) with the consent of Parent (not to be unreasonably conditioned or delayed), the Company shall not, and shall not permit the Acquired Subsidiaries to:

(i) grant, award, sell, pledge, issue, deliver, sell, redeem repurchase or propose to grant, award, sell, pledge, issue, deliver, sell, redeem, repurchase or otherwise acquire or dispose of any of its or the Acquired Subsidiaries’ capital stock or other equity interests;

(ii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or pay any dividend with respect to the Company’s capital stock or other equity interests (except for cash dividends or distributions to satisfy the Maximum Closing Cash Amount made on or before the Closing Date) or enter into or adopt a plan or agreement of reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(iii) other than as required by the terms of any Benefit Plan or Contract set forth under Section 3.17(a) of the Company Disclosure Schedule, or Law, make any distribution in respect of any of its equity interests or make any payment or transfer consideration of any kind to any Employee or Affiliate of the Company or the Acquired Subsidiaries or any Affiliate or relative of any such Employee or Affiliate, other than salary and Ordinary Course expense reimbursement;

(iv) amend the Company’s or the Acquired Subsidiaries’ Organizational Documents;

(v) (A) at or prior to Closing, make any new capital expenditures requiring expenditures in excess of $2,000,000 in the aggregate, or (B) become legally committed to any new capital expenditures following the Closing;

(vi) except as required by the terms of any Benefit Plan, Contract set forth under Section 3.17(a) of the Company Disclosure Schedule, or Law, (A) increase, or accelerate the vesting or payment of, the annual base salary, fee arrangement, bonus, severance, or other compensation or benefits payable to any Employee with an annual base salary or any independent contractor with annualized fees in excess of $250,000, or (B) enter into, amend, or terminate any employment agreement, independent contractor agreement, Benefit Plan or collective bargaining agreement;

(vii) hire or terminate any Employee (other than a termination for cause) whose annual base salary is, or is expected to be, at least $250,000;

(viii) except in the Ordinary Course, sell, lease, license, abandon, assign, transfer or other abandon any assets (tangible or intangible) of the Company or the Acquired Subsidiaries, or mortgage, pledge or subject to any Lien, any portion of the assets of the Company and the Acquired Subsidiaries, taken as a whole, except Permitted Liens;

(ix) change in any respect any accounting policies, practices or procedures of the Company or its Subsidiary, except as required by GAAP or applicable Law, or modify the Company or the Acquired Subsidiaries’ credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or payables, fail to pay or delay payment of payables or other Liabilities, or otherwise change the manner in which the Company or the Acquired Subsidiaries deal with customers, suppliers or vendors;

(x) create or suffer to exist any Lien on any of the assets or properties of the Company and the Acquired Subsidiaries other than Permitted Liens;

(xi) (i) amend in any respect, terminate, restate, supplement or transfer, in whole or in part, its rights and interests un or under any Material Contract, (ii) enter into any Contract that would be a Material Contract if in existence on the date of this Agreement, or (iii) waive, release or assign any material rights or claims;

(xii) dispose of or acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or material portion of the equity interests or assets of, or by any other manner, any business or any Person or division thereof (excluding the SpinCo Subsidiaries or the SpinCo Business as contemplated hereby);

(xiii) incur any Taxes outside the Ordinary Course; change any method of accounting for Tax purposes; enter into any agreement with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) change an accounting period of the Company or its Subsidiary with respect to any Tax; make any Tax election that is inconsistent with past practices, amend any Tax Return; change or revoke any election with respect to Taxes; or enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(xiv) amend, renew, or agree to a release, waiver or modification of an agreement with a Related Party or enter into a new transaction or agreement with a Related Party;

(xv) (A) issue any securities evidencing Indebtedness, (B) make any loans or advances of borrowed money, capital contributions to, or equity investments in, any Person (except for SpinCo) or (C) create any Subsidiaries (except for SpinCo);

(xvi) initiate, settle or compromise any Action in excess of $1,000,000;

(xvii) enter into any Contract, understanding or commitment that contains any restrictive covenant (other than customary confidentiality obligations) or otherwise materially restrains, limits or impedes the ability of the Company or the Acquired Subsidiaries to compete with or conduct any business in any geographic area or solicit the employment of any Persons;

(xviii) acquire any real property or enter into any new leases (as a tenant or landlord), licenses or other occupancy agreements;

(xix) dispose of, or disclose to any Person, any Intellectual Property that is material to the conduct of business of the Company or the Acquired Subsidiaries, except for Company Intellectual Property Registrations expiring at the end of its statutory term and Intellectual Property that is no longer in use or no longer has any commercial value to the Company or any of the Acquired Subsidiaries;

(xx) except in the Ordinary Course, change any distribution platform where the Company or the Acquired Subsidiaries conducts business with any of its customers;

(xxi) use or disclose to any Person, except as required by Law, pursuant to a valid and binding non-disclosure agreement or similar agreement or in the Ordinary Course and subject to obligations of confidentiality, any confidential information;

(xxii) open any new facility or enter into any new line of business or close any facility or discontinue any line of business or any business operations; or

(xxiii) authorize or enter into any agreement in furtherance of any of the foregoing.

5.2 Access to Information. Prior to the Closing, the Company shall, and shall cause each of the Acquired Subsidiaries to, afford to Parent and its Representatives reasonable access, upon reasonable notice, during normal business hours, to the senior management and Representatives of the Company, properties, books, Contracts and records (including financial, operating and other data and information) of the Company and the Acquired Subsidiaries; provided, however, that such access (a) does not disrupt the normal operations of the Company or the Acquired Subsidiaries, (b) would not reasonably be expected to violate any Law or the terms of any Contract, (c) would not reasonably be expected to result in the loss of the ability to successfully assert attorney-client and work product privileges or (d) would not result in the disclosure of, or provide access to, information which the Company has reasonably determined, in its sole discretion, should not be so disclosed due to its sensitive nature (including access to individual performance or evaluation records); provided, further, that the Company shall use commercially reasonably efforts to allow such access or disclosure to the extent it does not violate, breach or waive any Law, terms of any Contract, attorney-client privilege, or sensitive nature. All information provided pursuant to this Section 5.2 shall remain subject in all respects to the Non-Disclosure Agreement.

5.3 Preparation of Proxy Statement; Registration Statement.

(a) The parties acknowledge that in connection with the Parent Common Stock Merger Consideration and in order to proceed with the Financing, Parent is required under the continued listing standards of the NYSE American to obtain the approval by its stockholders of the issuance of Parent Common Stock that will be issued or issuable as part of the Financing and the Parent Common Stock Merger Consideration (the “Parent Stockholder Approval”). In furtherance of Parent obtaining such stockholder approval, the Company will deliver on a stand-alone basis as if the spin-out of businesses not being acquired by Parent has already occurred, audited consolidated financial statements of the Company and the Acquired Subsidiaries for the years ended December 31, 2019 and December 31, 2020 prepared in accordance with GAAP (collectively, the “Carve-Out Financial Statements”) no later than March 16, 2021. As promptly as reasonably practicable following the delivery of the Carve-Out Financial Statements and all of the information described in Section 5.3(e) hereof and other information of the Company and the Acquired Subsidiaries to be delivered to Parent by the Company or its auditors and required to be included in the Proxy Statement (as defined below), Parent shall (i) prepare and file with the SEC no later than April 2, 2021 a preliminary proxy statement to be sent to the stockholders of Parent relating to Parent Stockholders Meeting (such Proxy Statement, together with any amendments or supplements thereto, the “Proxy Statement”) (it being understood that the Proxy Statement will be used for the purpose of soliciting proxies from the stockholders of Parent at the Parent Stockholders Meeting to adopt and approve the Financing and the Parent Common Stock Merger Consideration, including the issuance of Parent Common Stock, and the transactions contemplated hereby, and all such other proposals the approval of which Parent and the Company reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement (the “Transaction Proposals”)), all in accordance with and as required by Parent’s Organizational Documents and applicable Law, and (ii) prepare, together with the Company, and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement.

(b) Parent and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Parent shall set a record date (which date shall be mutually agreed with the Company) (the “Record Date”) for determining the stockholders of Parent entitled to attend the Parent Stockholders Meeting that will enable Parent to mail the Proxy Statement promptly after the SEC declares the Registration Statement effective. Each of Parent and the Company will cause the Registration Statement to be mailed to their respective stockholders, with Parent mailing it to each stockholder who was a stockholder of Parent as of the Record Date promptly after the SEC declares the Registration Statement effective, and the Company mailing it to each of its then outstanding stockholders promptly after the SEC declares the Registration Statement effective. Promptly after the SEC declares the Registration Statement effective, Parent shall duly call, give notice of, convene and hold the Parent Stockholders Meeting for the purpose of obtaining Parent Stockholder Approval, which meeting shall be held not more than 45 days after the date on which Parent mails the Registration Statement to its stockholders.

(c) Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement or any supplement or amendment has been filed or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any other document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(d) Each of the Company and Parent shall use their respective reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the date it is first mailed to the stockholders of Parent or the Company and at the time of Parent Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent that is required to be set forth in an amendment or supplement to the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) The Company acknowledges that a substantial portion of the Registration Statement will include disclosure regarding the Company, its officers, directors and stockholders, and its business, management, operations and financial condition. Accordingly, the Company agrees to use commercially reasonable efforts to provide Parent with such information regarding the Company or the Acquired Subsidiaries that is required by applicable Law to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of Parent to the SEC or NYSE American in connection with the transactions contemplated hereby.

(f) Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Parent Stockholder Approval. Parent shall, through Parent’s board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, Parent Board Recommendation (a “Change in Recommendation”); provided, that Parent’s board of directors may make a Change in Recommendation if it determines in good faith that a failure to do so would constitute a breach of its fiduciary duties under applicable Law.

5.4 Company Stockholder Approval.

(a) In order to consummate the Merger, promptly and in no event later than two (2) Business Days following the SEC declaring the Registration Statement effective, the Company shall deliver to Parent a duly executed copy of the Company Stockholder Consent. The Company shall use its commercially reasonable efforts to obtain the Company Stockholder Consent promptly following the execution and delivery of this Agreement in accordance with all applicable Laws and the certificate of incorporation of the Company and the bylaws of the Company, in each case, as in effect as of the date hereof.

(b) Promptly and in no event later than five (5) Business Days following receipt of the Company Stockholder Consent, the Company shall prepare and deliver notice of such approval to those Stockholders who have not consented and such other Persons as required under applicable Law (the “Consent Notice”). Such notice and the delivery thereof shall comply with Section 228 of the DGCL and other applicable Law. Parent shall furnish to the Company such information as the Company may request for inclusion in the Consent Notice.

(c) The information provided and to be provided by the Company specifically for use in the Consent Notice shall not, with respect to the information supplied by such Person, on the date upon which the Consent Notice is distributed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly correct any such information provided by such Person that shall have become false or misleading in any material respect and to take all steps necessary to amend or supplement the Consent Notice so as to correct the same and the Company shall cause the Consent Notice as so corrected to be disseminated to the Stockholders to the extent required by Law.

5.5 Supplemental Information. At any time, from time to time, prior to the Closing, the Company shall promptly notify Parent of the occurrence of any event that would reasonably be likely to result in the Company’s failure to satisfy any of its conditions to Closing in accordance with Section 6.1 and Section 6.3.

5.6 Confidentiality. Parent acknowledges that the information being provided to it in connection with the consummation of the Merger is subject to the terms of that certain Non-Disclosure Agreement, dated as of October 18, 2020, between the Company and Parent (the “Non-Disclosure Agreement”), the terms of which are incorporated herein by reference. Parent acknowledges that the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms with respect to all other information provided to it or its Affiliates or Representatives regarding the Stockholders and their respective Affiliates, and the Stockholder Representative shall be a third party beneficiary of this Section 5.6. Effective solely upon the Closing, the Non-Disclosure Agreement shall terminate solely with respect to information relating solely to the Company and the Acquired Subsidiaries. In the event of the termination of this Agreement in accordance with its terms, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

5.7 Financing. Unless otherwise approved in writing by the Company, neither Parent nor Merger Sub shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy pursuant to, or any replacements of, any of the Financing Instruments in a manner adverse to Parent, Merger Sub or the Company. Each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Financing and transactions contemplated by the Financing Instruments on the terms and conditions described therein, including maintaining in effect the Financing Instruments and to: (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent and Merger Sub in the Financing Instruments and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Financing Instruments (other than conditions that Parent and Merger Sub control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Financing Instruments at or prior to Closing; (c) deliver notices to counterparties to the Financing Instruments sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Financing Instruments and (d) enforce its rights under the Financing Instruments in the event that all conditions in the Financing Instruments (other than conditions that Parent and Merger Sub control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable investors pay to (or as directed by) Parent and Merger Sub the applicable portion of the amount set forth in the Financing Instruments in accordance with their terms. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company, prompt written notice: (i) of any amendment to any Financing Instruments (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Financing Instruments known to Parent or Merger Sub; (iii) of the receipt of any written notice or other written communication from any party to any Financing Instruments with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Financing Instruments or any provisions of any Financing Instruments and (iv) if Parent or Merger Sub do not expect to receive all or any portion of the amount set forth in the Financing Instruments on the terms, in the manner or from the applicable investors as contemplated by the Financing Instruments. Parent and Merger Sub shall deliver all notices it is required to deliver under the Financing Instruments on a timely basis in order to cause the applicable investors to consummate the transactions contemplated by the Financing Instruments concurrently with the Closing and shall take all actions required under any Financing Instruments with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Parent Common Stock and when required under any such Financing Instruments.

5.8 Reasonable Best Efforts; Regulatory Clearance.

(a) Parent, Merger Sub and the Company shall each promptly apply for, and take (or cause their respective Affiliates to take) all necessary actions to obtain or make, as applicable, all Orders and Authorizations of, and all filings with, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated by this Agreement, the Separation and Distribution Agreement and the other Transaction Documents. Each party shall cooperate with and, subject to reasonable confidentiality considerations, promptly furnish information to the other party necessary in connection with preparing any filings or submissions pursuant to this Section 5.8. Without limiting the generality of the foregoing, if required, the parties shall, within ten (10) Business Days following the execution of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the Notification and Report Form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Parent shall be responsible for all filing fees payable in connection with such filings.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and its Affiliates shall use reasonable best efforts to take or cause to be taken any and all actions necessary to obtain promptly the termination or expiration of the applicable waiting period under the HSR Act and, if applicable, any Consents required under any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement as promptly as possible and no later than the Outside Date. Notwithstanding the foregoing, nothing in this Agreement shall require (i) Parent, Merger Sub, or any of their Subsidiaries or Affiliates to offer, negotiate, or agree to any structural or behavioral remedy (including without limitation any sale, divestiture, hold separate agreement, license, or the imposition of any condition upon the conduct or operation of any assets or businesses) or (ii) Parent, Merger Sub, or any of their Subsidiaries or Affiliates or the Company to litigate or otherwise engage in any legal proceeding or arbitration to avoid the entry of, or to have vacated or terminated, any Order (whether preliminary or permanent) related to the HSR Act or any Other Antitrust Laws that would prevent or delay the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its Affiliates shall not take any action with respect to any Order or any applicable Law which would bind the Stockholders, the Company or any of its Affiliates regardless of whether the transactions contemplated by this Agreement occur absent written consent from the Company or the Stockholders, as applicable.

(c) Each of Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or other Governmental Entities and shall respond promptly to any such inquiry or request. Each of Parent and the Company shall instruct their respective counsel to cooperate with each other and use their respective reasonable best efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates. The reasonable best efforts and cooperation shall include counsel’s undertaking (to the extent permitted by applicable Law and in each case regarding the transactions contemplated by this Agreement and without waiving attorney-client, work product or any other applicable privilege) to (i) furnish to each other’s counsel such reasonably necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws and (ii) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written or oral communications explaining or defending this Agreement or any of the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity or other Person. None of the Company, Parent or any of their respective Affiliates or Representatives shall independently contact any Governmental Entity or participate in any material meeting or discussion (or any other substantive communication) with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party, where practicable, prior reasonable notice of the meeting or discussion, the opportunity to confer with each other regarding appropriate contacts with and responses to personnel of said Governmental Entity, the opportunity to review and comment on the contents of any representations (oral or otherwise) expected to be communicated at the meeting or discussion, and, unless prohibited by the relevant Governmental Entity, the opportunity to attend and participate at the meeting or discussion (which, at the request of the Company or Parent, as applicable, shall be limited to outside antitrust counsel only).

(d) During the period from the date hereof and continuing until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing Date, except with the consent of the other parties (which shall not be unreasonably withheld, delayed or conditioned), Parent, the Company and their respective Affiliates shall not take any action, including entering into any transaction, that would reasonably be expected to prevent or materially delay any filings or approvals required under the HSR Act or the applicable Other Antitrust Laws.

(e) With the objective of enabling the Parent and the Company to consummate the Merger and the other transactions contemplated by this Agreement as expeditiously as possible after the date hereof (and in any event before the Outside Date), subject to Section 5.8(b), each of the Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Parent and the Company in doing, all things necessary, proper or advisable, including without limitation agreeing to any mitigation measures required by any other Governmental Entity, in order to (i) obtain all Consents, clearances, approvals, orders, authorizations, registrations, declarations and filings that are required to be obtained that are a condition to the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) resolve any objections to the Merger and the other transactions contemplated by this Agreement that may be raised by any Governmental Entity; provided, that neither Parent, on the one hand, nor the Company (or the Stockholder Representative, on behalf of the Stockholders), on the other, shall have any obligation to litigate or contest any court proceeding or administrative litigation brought by any Governmental Entity.

5.9 Public Announcements. Commencing as of the date of this Agreement, neither Parent, the Stockholder Representative, nor the Company or any of their respective Affiliates shall, without the approval of the other parties, issue any press releases or otherwise make any public statements with respect to the Merger, the Distribution, the Reorganization or the other transactions contemplated by this Agreement and the other Transaction Documents, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement by providing such parties not less than two (2) Business Days’ prior written notice in advance of such issuance; provided, however, that the Company may make announcements to its employees with respect to the Merger only upon the prior written consent by the Parent which shall not be unreasonably withheld, conditioned, or delayed, and provided, further, that Parent may make customary disclosures (a) as required under applicable securities Laws and exchange requirements, and (b) to its or its Affiliates current or prospective investors and other financing sources so long as such disclosure does not contain material non-public information; provided, further, that Parent shall provide the Company with a reasonable opportunity to comment thereon prior to disclosure and Parent shall consider in good faith any reasonable comments with respect to the same provided by the Company and make revisions thereon as mutually agreed with the Company.

5.10 Tax Matters. (a) All Transfer Taxes arising out of or in connection with the Merger and the other transactions contemplated by this Agreement (but excluding the Distribution and the Reorganization) shall be borne equally by Parent and the Company, and (b) all Transfer Taxes arising out of or in connection with the Distribution and the Reorganization (but excluding the Merger) and the other transactions contemplated by the Separation and Distribution Agreement shall be borne by SpinCo. SpinCo shall indemnify Parent and the Company for any Pre-Closing Taxes arising from the Distribution and the Reorganization that are not already addressed in clauses (a) or (b) of this Section 5.10, except to the extent that such Pre-Closing Taxes have already been taken into account in determining Indebtedness. SpinCo shall pay the Company the amount of Pre-Closing

Taxes for which it is responsible pursuant to the previous sentence no later five (5) days after demand for payment of such Pre-Closing Taxes, which demand shall be provided no earlier than ten (10) days prior to the date such Pre-Closing Taxes are due. The party required by applicable Law to file any necessary documentation or Tax Returns with respect to such Transfer Taxes shall timely file such documentation or Tax Returns and each party shall fully cooperate with the other party with respect to the preparation of any Tax Returns or other filings related to Transfer Taxes as may be required. No election under Section 336(e) of the Code or under Section 338 of the Code will be made with respect to the Merger or the other transactions contemplated by this Agreement. Prior to or at the Closing, the Company shall use commercially reasonable efforts to obtain and bind an insurance policy in connection with SpinCo’s indemnity obligations pursuant to this Section 5.10 (a “Tax Insurance Policy”). Prior to the Closing, the Company shall pay or cause to be paid, all costs and expenses related to the Tax Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy. From and after the date hereof, Parent and the Company agree to cooperate in good faith to replace SpinCo’s indemnity obligations pursuant to this Section 5.10 with the Tax Insurance Policy.

5.11 Employment Matters.

(a) As of the Closing Date, Parent shall cause or otherwise ensure that it, or the Acquired Subsidiaries continue to employ each Employee as of the Closing Date, including, but not limited to, those on vacation, sick leave, maternity leave, military service, disability, or other approved leave of absence whether required by Law, or by the Company’s policy or practice. For a period of at least nine (9) months after the Closing Date (the “Continuation Period”), Parent shall provide to each Employee as of immediately prior to the Closing Date (i) base salaries or hourly wage levels, incentive compensation opportunities (including bonuses and commissions, but excluding any equity-based incentive compensation) and severance payments and benefits that are no less favorable than the base salaries or hourly wage levels, incentive compensation opportunities and severance payments and benefits provided to such Employees immediately prior to the Closing Date and (ii) employee benefits which are substantially comparable in the aggregate to the employee benefits provided to such Employees immediately prior to the Closing Date. For the avoidance of doubt, during the Continuation Period, Parent shall cause or otherwise ensure that it, the Surviving Corporation, or the Acquired Subsidiaries provide each Employee who is on a leave of absence as of the Closing Date with employee benefits (including short-term disability) for the duration of such leave of absence that are substantially comparable in the aggregate to those employee benefits provided to such Employee as of immediately prior to the Closing. In addition, for the avoidance of doubt, Parent shall, following the Closing, be solely responsible for any severance payments and benefits under any Benefit Plan or otherwise owed to any individual who was an Employee of the Company prior to the Closing Date. Following the expiration of the Continuation Period and subject to the foregoing, the Employees will be offered the opportunity to participate in benefit plans and programs available to similarly situated employees of Parent and its Affiliates. Without limiting the generality of the foregoing, on and after the Closing Date, Parent will honor, and cause the Surviving Corporation and its Affiliates to honor all obligations under any Contracts with Employees or under any Benefit Plans. To the extent that any employee bonuses are reserved for on the Financial Statements, Parent shall cause such bonuses to be paid to such Employees in the Ordinary Course.

(b) For purposes of eligibility and vesting under the applicable policies, plans, programs or arrangements of Parent or the Acquired Subsidiaries, and for purposes of accrual of vacation and other paid time off and severance and other termination benefits, each Employee shall be credited with his or her years of service with the Company and their Affiliates before the Closing Date and such credit shall carry over and remain with each Employee on and after the Closing Date, except where credit would result in duplication of benefits. Parent or the Acquired Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by an Employee and his or her covered dependents under a Benefit Plan during the portion of the plan year of the Benefit Plan ending on the date such Employee’s participation in the corresponding Parent or the Acquired Subsidiaries benefit plan begins to be taken into account under such Parent or the Acquired Subsidiaries benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent or the Acquired Subsidiaries benefit plan.

(c) Notwithstanding anything to the contrary contained in this Section 5.11 or elsewhere in this Agreement, nothing contained in this Section 5.11 shall (i) confer upon any Person, other than the parties to this Agreement, the Separation and Distribution Agreement and the other Transaction Documents, any rights or remedies of any nature whatsoever, including any third party beneficiary rights, under or by reason of this Section 5.11, (ii) obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to (A) maintain any particular benefit or compensation plan or arrangement for any employee or former employee (or dependent or beneficiary thereof) or (B) retain the employment or service of any particular employee or any other Person (or any right to a particular term or condition of employment or service) for any duration, or (iii) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

5.12 Code Section 280G. The Company shall, prior to the Closing Date, submit to the vote of the Stockholders (and, to the extent necessary or appropriate in accordance with 26 C.F.R. 1.280G-1, Q/A-7(b)(3), the voting Stockholders of any “entity shareholder” within the meaning of 26 C.F.R. 1.280G-1, Q/A-7(b)(3)) the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive an “excess parachute payment” under Section 280G(b) of the Code so that in the event of the applicable approval, no payment received or which could be received by such “disqualified individual” would be an “excess parachute payment”, including using commercially reasonable efforts to obtain a waiver from each “disqualified individual” entitled to receive an “excess parachute payment” with respect to such individual’s right to receive such payment. The Company will provide disclosure to the Stockholders (and, to the extent necessary or appropriate in accordance with 26 C.F.R. 1.280G-1, Q/A-7(b)(3), the voting Stockholders of any “entity shareholder”) in a manner that is reasonably satisfactory to Parent and compliant with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The Section 280G waivers, disclosure materials, shareholder approval documents, and calculations relating thereto that are prepared by the Company and used in connection with any effort to obtain the approval of the Stockholders (and, to the extent necessary or appropriate, the voting Stockholders of any “entity shareholder”) shall be provided to Parent in advance of distribution to such Stockholders (or voting Stockholders of any “entity shareholder”), Parent shall be provided with a reasonable opportunity to comment thereon and the Company shall consider in good faith any reasonable comments with respect to the same provided by Parent.

5.13 Director and Officer Insurance.

(a) All rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, Employees and agents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities and each Person who served at the request of the Company, the Stockholder Representative or their Affiliates as a director, officer, manager, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise of or used by the Company or any of the Acquired Subsidiaries or the SpinCo Entities (the “D&O Indemnified Persons”), as provided in the Organizational Documents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the consummation of the Merger and shall continue in full force and effect from and after the Closing for a period of six years or, if later, until the settlement or final adjudication of any Action commenced during such period. Following the Closing, Parent shall cause the Surviving Corporation Charter and the Surviving Corporation Bylaws and the Organizational Documents of the Surviving Corporation’s Subsidiaries, to contain provisions with respect to indemnification, exculpation and advancement expenses of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Company and of the Acquired Subsidiaries or the SpinCo Entities, in each case as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder, except as is required under applicable Law. From and after the Effective Time, Parent shall assume, guarantee and stand surety for, and shall cause the Surviving Corporation and the Acquired Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.13(a).

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, (i) for a period of six years from the Closing Date, obtain, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all persons who were directors, managers or officers of the Company or any of the Acquired Subsidiaries or the SpinCo Entities (or any other Person covered by such directors’ and officers’ liability insurance), in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company and the Acquired Subsidiaries or the SpinCo Entities (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, managers and officers of the Company and the Acquired Subsidiaries or the SpinCo Entities, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (such policy selected from subsections (i) and (ii), the “D&O Policy”). Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain any such D&O Policy in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.13(c).

(d) The provisions of Section 5.13(c) shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

5.14 Exclusivity. Until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company and the Acquired Subsidiaries will not, directly or indirectly, take (and the Company shall not authorize any of its respective directors, managers, officers, Employees, accountants, consultants, legal counsel, advisors, agents and other Representatives or, to the extent within the Company’s or the Acquired Subsidiaries’ control, other Affiliates to take) or permit any other Person on its behalf to take, any action to (i) encourage, initiate, facilitate or engage in discussions or negotiations with, or enter into any Acquisition Proposal, (ii) enter into or consummate any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iii) participate or engage in any way in any discussions or negotiations with, or furnish any information to, any Person in connection with, or the making of any proposal that constitutes, or any would otherwise reasonably be expected to result in the making of, an Acquisition Proposal. The Company shall, and shall cause the Acquired Subsidiaries and its and their respective officers, Employees, Representatives and Affiliates to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person that may be ongoing with respect to the foregoing. The Company shall notify Parent and Merger Sub in writing promptly (but in no event later than two (2) Business Days) after receipt by the Company, the Acquired Subsidiaries or any of their respective Affiliates or Representatives of any Acquisition Proposal or any offer from any Person other than Parent or Merger Sub to effect an Acquisition Proposal;

provided, that the Company, its Affiliates or any of its or their respective Representatives shall be permitted to engage in discussions or negotiations or in disposition transactions with respect to the SpinCo Subsidiaries or the SpinCo Business after the date of this Agreement so long as any agreement relating thereto does not restrict the SpinCo Subsidiaries from performing their respective obligations under the Separation and Distribution Agreement and Transition Services Agreement, as applicable.

5.15 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company, SpinCo or any of the Acquired Subsidiaries or the SpinCo Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, and the Separation and Distribution Agreement, complete control and supervision over its operations and the operations of the Acquired Subsidiaries.

5.16 Books and Records. For a period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date, Parent and the Surviving Corporation shall use commercially reasonable efforts to maintain all books and records of the Company and the Acquired Subsidiaries and the SpinCo Entities relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Stockholders, as reasonably requested. If at any time after the Closing, any Stockholder or SpinCo requires a copy of any such book or record, Parent shall provide a copy thereof (at the expense of such Stockholder or SpinCo) as promptly as reasonably practicable.

5.17 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of the Surviving Corporation and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Stockholder, each of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries) and each of their and their respective Affiliates’ (including SpinCo’s and the SpinCo Subsidiaries’) respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company or any of the Acquired Subsidiaries or the SpinCo Entities occurring prior to the Closing Date (other than as contemplated by this Agreement), including controlling equity holder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Stockholder Released Parties; provided, however, that nothing in this Section 5.17 shall release the Stockholder Released Parties from (i) their obligations under this Agreement or the Transaction Documents, (ii) claims arising out of or relating to any Fraud, misappropriation of trade secrets or Intellectual Property, violation of Law or willful misconduct and (iii) any other claims that cannot be waived under applicable Law.

(b) Effective upon and following the Closing, each Stockholder, on its own behalf and on behalf of each of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries) and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and the Surviving Corporation, each of their respective Affiliates (excluding, for the avoidance of doubt, SpinCo and the SpinCo Subsidiaries) and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, Actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 5.13 hereof); provided, however, that nothing in this Section 5.17 shall release the Parent Released Parties (i) from obligations under this Agreement or the Transaction Documents, (ii) with respect to any right to indemnification or exculpation under any agreements or Organizational Documents of the Company or any of the Acquired Subsidiaries or the SpinCo Entities or (iii) with respect to any salary, bonuses, vacation pay, other compensation or employee benefits pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company or any of the Acquired Subsidiaries or the SpinCo Entities in effect as of the date of this Agreement and consistent with past practice.

5.18 Payment of Dissenting Shares. The Stockholder Representative, on behalf of the Stockholders, agrees to pay all fees and payments related to the determination of the Dissenting Shares from the Stockholder Representative Expense Fund in accordance with Section 2.8.

5.19 Transition Services Agreement. (a) The Company and Parent shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the Transition Services Agreement, and (b) SpinCo and the Company shall execute and deliver at the Closing, the Transition Services Agreement as shall have been mutually agreed by the Company and Parent.

5.20 Separation and Distribution Agreement. (a) The Company and Parent shall cooperate reasonably with each other, negotiate in good faith and use reasonable best efforts to agree upon the Separation and Distribution Agreement, and (b) SpinCo and the Company shall execute and deliver at the Closing, the Separation and Distribution Agreement as shall have been mutually agreed by the Company and Parent.

5.21 Use of Name. Parent agrees that, (a) from and after the Closing, neither Parent, the Surviving Corporation, the Acquired Subsidiaries nor any of their respective Affiliates shall use the names set forth on Section 5.21 of the Company Disclosure Schedule (or any similar name) in any form whatsoever and (b) Parent shall cause the Surviving Corporation and the Acquired Subsidiaries to, within thirty (30) days after the Closing, file an amendment to its applicable Organizational Documents to change its name to a name that does not use any part of the names set forth on Section 5.21 of the Company Disclosure Schedule (or any similar name).

5.22 Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Transaction Document, and except as set forth on Section 5.22 of the Parent Disclosure Schedule and as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of Parent shall be conducted in the ordinary course of business and in a manner consistent with past practice and Parent shall not, directly or indirectly, take any action that would reasonably be likely to materially delay or prevent the transactions contemplated by this Agreement. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Transaction Document, as set forth on Section 5.22 of the Parent Disclosure Schedule or and as required by applicable Law, Parent shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change the Parent’s organizational documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Common Stock or Warrants (other than as contemplated by that certain Warrant Agreement dated December 12, 2017);

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent, except as expressly contemplated pursuant to this Agreement, including pursuant to the Financing and in connection with any equity compensation arrangements with employees;

(e) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock;

(f) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(g) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(h) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent; or

(i) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

5.23 Parent Public Filings. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, Parent will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. As used in this Section 5.23, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE American. Any Additional SEC Reports which discuss or refer to this Agreement or the transactions contemplated hereby shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party to Effect the Merger. The obligations of each party to effect the Merger are subject to the satisfaction or written waiver by such party, in whole or in part (to the extent such conditions can be waived), on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. (i) The Company shall have obtained the Company Stockholder Consent, and (ii) Parent shall have obtained the Parent Stockholder Approval.

(b) HSR Act; Other Antitrust Laws. Any applicable waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and all Consents required to be obtained under the HSR Act and Other Antitrust Laws shall have been obtained.

(c) Reorganization and Distribution. The Reorganization and the Distribution shall have been consummated in accordance with the Separation and Distribution Agreement.

(d) No Order or Government Action. There shall be no Order or any Law enacted, promulgated, enforced or entered into by any Governmental Entity of competent jurisdiction which is in effect and which has the effect of retaining, enjoining or making illegal the consummation of any of the transactions contemplated hereby or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement or cause such transactions to be rescinded.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

(f) Share Listing. The shares of Parent Common Stock issuable as Parent Common Stock Consideration shall have been approved for listing on the NYSE American.

6.2 Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or written waiver by Parent, in whole or in part, to the extent such conditions can be waived) of the following conditions:

(a) Representations and Warranties of the Company. (i) The Company Fundamental Representations, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, and (ii) the other representations and warranties of the Company set forth in Article III of this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Covenants and Agreements. The Company and the Acquired Subsidiaries shall each have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Acquired Subsidiaries at or prior to the Closing.

(c) Closing Deliverables. Parent shall have received at the Closing all of the documents and certificates required to be delivered by the Company pursuant to Section 2.4(c).

6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or written waiver by the Company (in whole or in part, to the extent such conditions can be waived) of the following conditions:

(a) Representations and Warranties of Parent and Merger Sub. (i) The Parent Fundamental Representations, disregarding all qualifications contained therein relating to materiality or material adverse effect, shall be true and correct in all material respects as of the dated of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement, disregarding all qualifications contained therein relating to materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Parent or Merger Sub or prevent or materially impair or delay Parent’s or Merger Sub’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing.

(c) Closing Deliverables. The Company shall have received at the Closing all of the documents and certificates required to be delivered by Parent and Merger Sub pursuant to Section  2.4(b).

6.4 Frustration of Closing Conditions. No party may rely, either as a basis for not effecting the Merger or as a basis for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article IV to be satisfied, if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to effect the Merger and the other transactions contemplated hereby.

ARTICLE VII

TERMINATION

7.1 Termination.

(a) This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by either Parent or the Company, if the Closing does not occur at or before 5:00 p.m. (New York time) on June 30, 2021 (the “Outside Date”); provided, that if the Carve-Out Financial Statements are not provided to Parent by the Company on or before March 16, 2021 or the SEC has not declared the Registration Statement effective on or before May 14, 2021, then, in each case, the Outside Day may be extended by either Parent or the Company by written notice to the other Party to a time and date no later than 5:00 p.m. (New York time) on July 31, 2021; provided, further, that the right to terminate pursuant to this Section 7.1(a)(ii) shall not be available to either Parent or the Company if such party is then in breach of this Agreement such that any of the conditions to Closing set forth in Article IV would not then be satisfied;

(iii) by Parent, if any representation or warranty of the Company in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 6.1(a) through (d) or 6.2, and which inaccuracy, breach or failure to perform (A) cannot be cured by the Company, or, if capable of being cured, shall not have been cured (1) within 30 days of written notice thereof being given to the Company or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if Parent is then in breach of this Agreement such that any of the conditions to Closing set forth in Sections 6.1(e), (6.1(f), 6.3(a) or 6.3(b) would not then be satisfied;

(iv) by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Sections 6.1 or 6.3, and which inaccuracy, breach or failure to perform (A) cannot be cured by Parent or Merger Sub or, if capable of being cured, shall not have been cured (1) within 30 days of written notice thereof being given to Parent or (2) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date and (B) has not been waived by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Company is then in breach of this Agreement such that any of the conditions to Closing set forth in Sections 6.2(a) or 6.2(b) would not then be satisfied;

(v) by the Company if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date of such termination) have been satisfied or waived, (B) the Company has irrevocably confirmed that all conditions set forth in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but which would be capable of being satisfied if the Closing Date were the date of such termination) have been satisfied or waived and the Company is ready willing and able to consummate the Closing, and (C) within three Business Days after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, and the Closing shall not have been consummated;

(vi) by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other Action, in any case having the effect of permanently restraining enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, which Order or other Action is final and non-appealable (or for which the period to appeal has expired);

(vii) by Parent if the Company Stockholder Consent is not delivered to Parent within two (2) Business Days of the date hereof in accordance with Section 5.4(a); or

(viii) by Company prior to the time the Parent Stockholder Approval is obtained, if a Change in Recommendation has occurred.

(b) The party seeking to terminate this Agreement pursuant to Sections 7.1(a)(ii) through 7.1(a)(viii) shall give written notice of such termination to the other party hereto.

(c) In the event of termination by the Company or Parent pursuant to Section 7.1(a), the transactions contemplated by this Agreement shall be abandoned, without further action by any party hereto. If the transactions contemplated by this Agreement are abandoned as provided herein, all confidential information received by Parent, Merger Sub and their respective Representatives shall continue to be treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or the Stockholder Representative or their respective officers, managers, directors, stockholders, members or Affiliates hereunder or in respect hereof; provided, however, that the provisions of Sections 3.31 (Brokers), 4.12 (Brokers), 5.6 (Confidentiality), 5.9 (Public Announcements), this Section 7.2 (Effect of Termination), Section 7.3 (Termination Fee) and Article VIII (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement.

7.3 Termination Fee.

(a) If this Agreement is terminated (i) by the Company pursuant to Sections 7.1(a)(iv), 7.1(a)(v) or 7.1(a)(viii) or (ii) pursuant to Section 7.1(a)(ii) if the Company could otherwise have terminated pursuant to Sections 7.1(a)(iv), 7.1(a)(v) or 7.1(a)(viii) on the Outside Date, then Parent shall pay to the Company, as liquidated damages in connection with any such termination, a fee in an amount equal to $11,825,000 (the “Termination Fee”) by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Company within two (2) Business Days after such termination. For the avoidance of doubt, the Company may simultaneously pursue: (A) a grant of specific performance pursuant to Section 8.15, and (B) payment of the Termination Fee pursuant to this Section 7.3(a); provided, however, that the Company acknowledges and agrees that, in the event the Termination Fee shall become payable pursuant to this Section 7.3(a) and the Company shall receive full payment pursuant to this Section 7.3(a), the right to receive the Termination Fee shall constitute the Company’s and its Affiliates’ sole and exclusive remedy against Parent under this Agreement.

(b) Parent acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Merger and the other transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amount payable pursuant to this Section 7.3 is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) without the agreements contained in this Section 7.3, the parties would not have entered into this Agreement. Accordingly, if Parent fails to promptly pay the amounts due pursuant to Section 7.3(a) if and when due and, in order to obtain such payment, the Company commences a suit that results in a final nonappealable judgment against Parent for the Termination Fee or a portion thereof or any other damages, Parent shall pay to the Company its costs and expenses thereof (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee or portion thereof ordered to be paid by a court at an interest rate of five percent (5%) per annum.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival; R&W Insurance Policy. Except for the representations and warranties and acknowledgments in Section 8.20 and Section 8.21, the representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, the Separation and Distribution Agreement or in any certificate delivered in connection herewith shall terminate and be of no further force and effect from and after the Closing and no party shall have any Liability with respect thereto from and after the Closing; provided, however, that nothing in this Agreement shall limit any rights, claims or obligations for Fraud. Covenants to be performed after the Closing set forth in this Agreement, the Separation and Distribution Agreement or in any document delivered in connection herewith or therewith shall survive until fully performed. The sole source of recovery of Parent for any breach of any representation or warranty pursuant to this Agreement and the Separation and Distribution Agreement shall be the representation and warranty insurance policy obtained by Parent; provided, that in the case of Fraud, to the extent that the limit of liability under such representation and warranty insurance policy obtained by Parent has not been exhausted, Parent shall first use commercially reasonable efforts to seek recovery under and exhaust the representation and warranty insurance policy before seeking any recovery in connection with Fraud; provided, further, that Parent shall not be required to file suit against any insurer to seek recovery in respect of any such claim. Each Stockholder acknowledges and agrees that it shall be responsible for pro rata (on the basis of proceeds received by such Stockholder in connection with the transactions contemplated in accordance with this Agreement as a percentage of total proceeds received by the Stockholders in connection with the transactions contemplated in accordance with this Agreement) any Liabilities under this Agreement resulting from Fraud. Prior to or at the Closing, Parent shall use commercially reasonable efforts to obtain and bind an insurance policy in connection with the representations and warranties and other provisions of this Agreement (a “R&W Insurance Policy”). Prior to the Closing, Parent shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy. Parent and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would adversely affect the Former Holders without the Stockholder Representative’s prior written consent. From and after the date hereof, the Company and the Stockholder Representative agree to cooperate with Parent in connection with Parent’s procurement of the R&W Insurance Policy, including by providing information and documents requested or required by the insurer under the R&W Insurance Policy.

8.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by e-mail,

(c) mailed by registered or certified mail, postage prepaid, return receipt requested or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or e-mail:

If to Parent, Merger Sub or the Surviving Corporation, to:

Kaleyra, Inc.

Via Marco D’Aviano, 2,

Milano MI, Italy

Attention: Dario Calogero

Email: dario.calogero@kaleyra.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey C. Selman

Email: jeffrey.selman@us.dlapiper.com

and

DLA Piper LLP (US)

1251 Avenue of the Americas

27th Floor

New York, NY 10020

Attention: James L. Kelly

                 Ilya A. Bubel

Email: james.kelly@us.dlapiper.com

           ilya.bubel@us.dlapiper.com

If, prior to the Closing, to the Company, to:

Vivial Inc.

160 Inverness Drive West

Suite 250

Englewood, CO 80112

Attention: Richard G. Hallé; Nick Continenza

Email: RHalle@vivial.net; ncontinenza@vivial.net

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

If to the Stockholder Representative, to:

GSO Special Situations Master Fund LP

345 Park Avenue

New York, NY 10154

Attention: David Posnick, Eric Nadan, BXC Legal

Email: David.Posnick@Blackstone.com; Eric.Nadan@Blackstone.com;

Creditlegal@Blackstone.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Ackneil M. Muldrow III

Email: trey.muldrow@weil.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 8.2, upon delivery, (x) if delivered by e-mail as provided in this Section 8.2, upon manual or electronic confirmation of delivery, (y) if delivered by mail as provided in this Section 8.2, upon the earlier of the fifth Business Day following mailing and receipt and (z) if delivered by overnight courier as provided in this Section 8.2, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.2). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

8.3 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless, prior to the Closing Date, such amendment is in writing and signed by Parent and the Company, and, immediately following the Closing Date, such amendment is in writing and signed by Parent and the Stockholder Representative. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Notwithstanding anything else to the contrary herein, the provisions set forth in Sections 7.2, 7.3, in each case, may not be amended, modified or altered in any manner adverse to the Financing Sources in any respect without the prior written consent of such Financing Sources.

8.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses incurred in connection with this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, whether or not the Merger, the Distribution and/or the Reorganization, is consummated, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties; provided, that (a) each of the Company and Parent shall each pay and be responsible for, without duplication, (i) fifty percent (50%) of the costs, fees and expenses of obtaining, and relating to, the D&O Policy, (ii) fifty percent (50%) of the Transfer Taxes (other than the Transfer Taxes allocable to SpinCo in Section 5.10, which SpinCo shall be solely responsible), (iii) fifty percent (50%) of the filing fees required by Governmental Entities, including with respect to Consents required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, including Antitrust Fees pursuant to Section 5.8, and (b) Parent shall pay and be responsible for (i) one hundred percent (100%) of all of the Escrow Agent’s fees and expenses under the Escrow Agreement due in connection with the Closing, and (ii) one hundred percent (100%) of all of the Paying Agent’s fees and expenses under the Paying Agent Agreement due in connection with the Closing.

8.5 Successors and Assigns. This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign any or all of its rights and obligations hereunder to one or more of its Affiliates; provided, further, that no such assignment will relieve Parent or Merger Sub of any of its respective obligations hereunder. Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.6 Governing Law. All matters relating to or arising out of this Agreement, the Merger other transaction contemplated herein (whether sounding in contract, tort or otherwise) will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.7 Jurisdiction; Service of Process. Each party hereto irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party hereto agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.8.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Agreement.

8.10 No Third Party Beneficiaries. Except as set forth in the last sentence of this Section 8.10, no provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder, including, for the avoidance of doubt, the Former Holders. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 8.19 and (b) if the Merger is consummated, (i) each of the Former Holders shall be a third-party beneficiary of the provisions set forth in Article II, (ii) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 5.13, (iii) the

Stockholder Representative shall have the right to pursue damages (including damages for its loss of economic benefits) on behalf of the Former Holders in the event of any breach of this Agreement by Parent or Merger Sub (which right is hereby acknowledged by Parent and Merger Sub) and (iv) Prior Company Counsel shall be a third-party beneficiary of the provisions set forth in Section 8.17.

8.11 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), the Separation and Distribution Agreement and each of the documents delivered by the parties in connection herewith and therewith constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Non-Disclosure Agreement, which shall continue in full force and effect in accordance with its terms as modified hereunder) subject to the terms herein.

8.12 Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedules as though fully set forth in such section or subsection of the Disclosure Schedules. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside of the Ordinary Course of the Company and the Acquired Subsidiaries. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The Disclosure Schedules and the information and disclosures contained in the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement and shall not be deemed to broaden or otherwise amend any of the covenants or the representations and warranties contained in this Agreement.

8.13 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party hereto shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise, in accordance with the express provisions of this Section 8.15. The parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Parent, the Company or the Stockholder Representative, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Parent, the Company or the Stockholder Representative, as applicable, under this Agreement all in accordance with the terms of this Section 8.15. No party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 8.15. The parties hereto agree that, notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance (and any other equitable relief) to cause Parent and Merger Sub to effect the Closing on the terms and subject to the conditions in this Agreement, only if: (a) all conditions in Sections 6.1 and 6.2 have been satisfied or waived (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date)); and (b) Parent fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.2 (assuming, solely for purposes of this clause (b), that all conditions in Section 6.3 have been satisfied or waived as of the date that all conditions in Sections 6.1 and 6.2 were satisfied (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions are capable of being satisfied as of such date) or waived).

8.16 Stockholder Representative.

(a) Effective upon and following the Closing, the Company and each holder of Company Common Stock hereby irrevocably constitute and appoint GSO Special Situations Master Fund LP as the Stockholder Representative and as the true and lawful agent and attorney-in-fact of such holders of Company Common Stock with full power and authority to act, including full power of substitution, in their name and on their behalf with respect to all matters arising from or in any way relating to this Agreement and the other transactions contemplated by this Agreement contemplated hereby and thereby, to:

(i) represent, act for and on behalf of, and bind each of such holders of Company Common Stock in the performance of all of their obligations arising from or relating to this Agreement, including the execution and delivery of any certificate or document required under this Agreement to be delivered by the Stockholder Representative at the Closing;

(ii) give and receive notices and receive service of process under or pursuant to this Agreement and the other Transaction Documents;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of each holder of Company Common Stock in connection with the Adjustment Escrow Account, including giving any instructions or authorizations to the Escrow Agent to pay from the Adjustment Escrow Account any amounts owed by the holders of Company Common Stock pursuant to this Agreement or the Escrow Agreement or otherwise in connection with the transactions contemplated by this Agreement and the Escrow Agreement;

(iv) waive any conditions to Parent and Merger Sub’s obligation to close pursuant to Sections 6.1 and 6.3;

(v) amend this Agreement pursuant to Section 8.3; and

(vi) perform any and all other duties and acts contemplated to be performed by the Stockholder Representative as set forth in this Agreement and the other Transaction Documents.

(b) The Company hereby agrees that for any action arising under this Agreement relating to the holders of Company Common Stock, such holders of Company Common Stock may be served legal process by registered mail to the address of the Stockholder Representative or to such other address as the Stockholder Representative may from time to time give written notice to Parent, and that service in such manner shall be adequate and sufficient in all respects for any legal purpose, and that such holders of Company Common Stock will raise no defense or claim in any court in any jurisdiction that service in such manner was not adequate or sufficient. This appointment of agency and this power of attorney is coupled with an interest and shall be irrevocable and shall not be terminated by the holders of Company Common Stock or by operation of law, whether by the dissolution, liquidation or bankruptcy or any company, partnership or other entity or the occurrence of any other event, and any action taken by the Stockholder Representative shall be as valid as if such death, incapacity, termination, dissolution, liquidation, bankruptcy or other event had not occurred, regardless of whether or not the Stockholder Representative shall have received any notice thereof. The Stockholder Representative hereby accepts such appointment.

(c) Any decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of such holders of Company Common Stock shall be conclusive and binding upon such holders of Company Common Stock and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of such holders of Company Common Stock. The Stockholder Representative cannot be changed or substituted without the prior written consent of a majority in interest of the holders of Company Common Stock and such change or substitution of the Stockholder Representative shall not be effective until Parent receives written notice thereof.

(d) At Closing, pursuant to Section 2.4, Parent will deposit $500,000, as a fund for any payments or distribution to any Person (as determined in the reasonable discretion of the Stockholder Representative) (the “Stockholder Representative Expense Fund,” each, a “Payment” and collectively, the “Payments”) and the costs, fees, expenses (including legal fees and expenses) and liabilities of the Stockholder Representative incurred (or reasonably expected to be incurred) on behalf of or for the benefit of the Former Holders on or after the Closing Date in connection with this Agreement or any other Transaction Document (including the liabilities described in this Section 8.16) and in accordance with the Payment Schedule. The Stockholder Representative shall have the sole discretion to withdraw funds from the Stockholder Representative Expense Fund at any time (and without prior notice to any Person) to fund a Payment and/or the costs, fees and expenses (including legal fees and expenses) that it incurs on behalf of the Former Holders. In the event that the Stockholder Representative Expense Fund is exhausted or shall be insufficient to satisfy such Payment and/or such costs, fees and expenses of the Stockholder Representative, the Stockholder Representative shall, at its election, be entitled to either recover (on a dollar for dollar basis) any such expenses or other losses directly from the Former Holders (on a several basis (and not joint and several basis) based on such Former Holder’s Allocable Share) or be reimbursed for any such costs, fees, expenses or losses out of any amounts otherwise being distributed to the Former Holders out of the Stockholder Representative Expense Fund in accordance with the terms of the Paying Agent Agreement. If the Stockholder Representative incurs expenses, in its capacity as the Stockholder Representative, in an amount exceeding the Stockholder Representative Expense Fund, then the Stockholder Representative shall be entitled to receive from each Person who immediately prior to the Effective Time received, or is entitled to receive any payment under Article II of this Agreement, an amount equal to the difference between the total expenses incurred by the Stockholder Representative and the Stockholder Representative Expense Fund. On the later to occur of (i) the date that the Stockholder Representative determines in its sole discretion that it will not make any Payments and/or incur any further costs, fees, expenses or losses in his capacity as Stockholder Representative and (ii) the second anniversary of the Effective Time, the Stockholder Representative shall distribute any remaining portion of the Stockholder Representative Expense Fund to the Former Holders based on such Former Holder’s Allocable Share and in accordance with the Payment Schedule.

(e) All acts of the Stockholder Representative hereunder in its capacity as such will be deemed to be acts on behalf of the Stockholders and not of the Stockholder Representative individually. The Stockholder Representative will not have any Liability for any amount owed to Parent pursuant to this Agreement, including under Section 2.5. The Stockholder Representative will not be liable to the Company, Parent, Merger Sub or any other Person in its capacity as the Stockholder Representative, for any Liability of any Stockholder or otherwise, or for anything that it may do or refrain from doing in connection with this Agreement. The Representative will not be liable to the Stockholders, in its capacity as the Stockholder Representative, for any Liability of such Stockholders or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement. The Stockholder Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it will incur no Liability in its capacity as the Stockholder Representative to Parent, Merger Sub, the Company, the Stockholders or any other Person and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. Parent shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to any actions, consents, approvals, agreements and decisions required or permitted to be taken, given or made by the Stockholder Representative hereunder, and no Stockholder shall have any cause of action against Parent or any of its Subsidiaries or Affiliates to the extent that such Person has relied upon the instructions or decisions of the Stockholder Representative. The Stockholder Representative will not, by reason of this Agreement, have a fiduciary relationship in respect of any Stockholder, except in respect of amounts received on behalf of such Stockholder.

8.17 Attorney-Client Privilege and Waiver of Conflicts. Parent hereby waives and agrees to not assert, and agrees to cause the Surviving Corporation and the Acquired Subsidiaries to waive and not assert, any actual or potential conflict of interest arising out of or relating to the representation, of one or more Stockholders, SpinCo, the SpinCo Subsidiaries or any of their respective officers, directors, managers, Employees or Representatives (the “Applicable Matters”), by any law firm currently representing the Company, SpinCo, the SpinCo Subsidiaries, the Stockholder Representative and/or the Stockholders in connection with this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution (each, a “Prior Company Counsel”). Recognizing that Prior Company Counsel has acted as legal counsel to the Company, the Acquired Subsidiaries, SpinCo, the SpinCo Subsidiaries, certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and certain of their respective Affiliates prior to date hereof, and that Prior Company Counsel intends to act as legal counsel to certain of the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (which will include SpinCo and the SpinCo Subsidiaries and no longer include the Surviving Corporation and the Acquired Subsidiaries) after the Closing, Parent hereby waives, on its own behalf and agrees to cause its Affiliates (including the Surviving Corporation and the Acquired Subsidiaries) to waive, any conflicts that may arise in connection with Prior Company Counsel representing any such direct or indirect equity holders of the Company (as of immediately prior to the Closing) or their Affiliates (including SpinCo and the SpinCo Subsidiaries) in respect of the Applicable Matters after the Closing as such representation may relate to Parent, the Surviving Corporation or the Acquired Subsidiaries or this Agreement, the Separation and Distribution Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby, including the Merger, the Reorganization and the Distribution. Parent further waives and agrees to not assert, and agrees to cause the Surviving Corporation and the Acquired Subsidiaries to waive and not assert, any attorney-client privilege with respect to any communications by Prior Company Counsel, on the one hand, and one or more Stockholders or other direct or indirect equity holder of the Company (as of immediately prior to the Closing), or any of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries), or the Company or the Acquired Subsidiaries, or any of their respective Affiliates (including SpinCo and the SpinCo Subsidiaries), on the other hand, occurring prior to Closing (collectively, “Privileged Communications”) Parent hereby agrees that any attorney-client privilege attaching to any Privileged Communications shall survive the Closing and shall remain in effect with all rights to such Privileged Communications, including the right to control such attorney-client privilege, to be held by the Stockholders and SpinCo, as applicable. Accordingly, each of the parties hereto agrees to take the steps necessary to ensure that any privilege attaching to Privileged Communications shall survive the Closing, remain in effect and be assigned to and controlled by the Stockholders and SpinCo, as applicable. As such, the Surviving Corporation and the Acquired Subsidiaries shall not have access to any such Privileged Communications or to the files of Prior Company Counsel relating to such engagement from and after the Closing in respect of the Applicable Matters, and all books, records and other materials of the Company or any of the Acquired Subsidiaries in respect of the Applicable Matters in any medium (including electronic copies) containing or reflecting any of the Privileged Communications or the work product of legal counsel with respect thereto, including any related summaries, drafts or analyses, and all rights with respect to any of the foregoing, shall belong to such Stockholders and SpinCo, as applicable, or direct and indirect equity holders of the Company (as of immediately prior to the Closing). Without limiting the generality of the foregoing, from and after the Closing, (a) the Stockholders, and SpinCo, as applicable, the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including SpinCo and the SpinCo Subsidiaries and excluding the Surviving Corporation and the Acquired Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to the Privileged Communications in respect of the Applicable Matters, and none of the Surviving Corporation or the Acquired Subsidiaries shall be a holder thereof, (b) to the extent that files of Prior Company Counsel in respect of the Privileged Communications in respect of the Applicable Matters constitute property of the client, only the Stockholders and SpinCo, as applicable, and the direct and indirect equity holders of the Company (as of immediately prior to the Closing) and their respective Affiliates (including SpinCo and the SpinCo Subsidiaries and excluding the Surviving Corporation and the Acquired Subsidiaries) shall hold such property rights and (c) Prior Company Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications or files in respect of the Applicable Matters to the Surviving Corporation or any of the Acquired Subsidiaries by reason of any attorney-client relationship between Prior Company Counsel and the Surviving Corporation or any of the Acquired Subsidiaries or otherwise. Each of Parent and the Company hereby acknowledges and confirms that it has had the opportunity to review and obtain adequate information regarding the significance and risks of the waivers and other terms and conditions of this Section 8.17, including the opportunity to discuss with counsel such matters and reasonable alternatives to such terms. This Section 8.17 is for the benefit of the Stockholders, SpinCo and each Prior Company Counsel, and the Stockholders, SpinCo and each Prior Company Counsel are intended third party beneficiaries of this Section 8.17. This Section 8.17 shall be irrevocable, and no term of this Section 8.17 may be amended, waived or modified, without the prior written consent of the Stockholder Representative and the Prior Company Counsel affected thereby. The covenants and obligations set forth in this Section 8.17 shall survive for 10 years following the Closing Date.

8.18 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

8.19 Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges (on behalf of itself its Subsidiaries, Affiliates, Representatives and equity holders) that no recourse under this Agreement, any Transaction Document, and Financing Instruments or any documents or instruments delivered in connection with this Agreement or any Transaction Document or any Financing Instruments shall be had against any party’s Affiliates, any Financing Source or any of such parties’ Affiliates’ or such Financing Source’s respective former, current or future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party”, to the extent applicable, and collectively, the “Related Parties”), in each case other than the parties to this Agreement and each of the Transaction Documents and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Transaction Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no Liability whatsoever (whether in contract, tort or otherwise) shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any Liability of any party under this Agreement, Subscription Agreement, any Financing Instruments, or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation, including with respect to any dispute arising out of or relating in any way to the performance of any Financing Source’s obligations under the Financing Instruments or any of the other agreements with respect to the Financing. For the avoidance of doubt, prior to the Closing, neither Parent, Merger Sub nor any of their respective Affiliates on one hand, nor the Company or any of its Affiliates on the other hand, will have any recourse, be entitled to commence any Action or make any claim under this Agreement, the Transaction Documents or in connection with the Merger or other transactions contemplated by this Agreement except with respect to this Agreement, against the Company on one hand, and Parent on the other hand, as applicable, and with respect to each Transaction Documents, against the other parties thereto. The liability limitation provision in this Section 8.19 shall survive termination of this Agreement. For the avoidance of doubt, except as otherwise expressly set forth herein, Parent, Merger Sub and their Affiliates understand that it is the intention of the Stockholder Representative to distribute the amounts paid to it pursuant to the terms of this Agreement to its equity holders promptly following receipt.

8.20 Disclaimer of Warranties. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE THAT NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING) ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES, ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT. THE COMPANY DISCLAIMS (AND PARENT AND MERGER SUB DISCLAIM RELIANCE UPON) ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES) OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article III OF THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY (ON BEHALF OF ITSELF AND THE ACQUIRED SUBSIDIARIES AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS (AND PARENT AND MERGER SUB ACKNOWLEDGE AND AGREE TO SUCH DISCLAIMER OF) ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN ANY “DATA ROOMS” (VIRTUAL OR OTHERWISE), MANAGEMENT PRESENTATION OR CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO PARENT AND/OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT AND/OR MERGER SUB BY ANY REPRESENTATIVE OF THE COMPANY, ANY OF THE ACQUIRED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES (INCLUDING SPINCO AND THE SPINCO SUBSIDIARIES)). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE COMPANY OR ANY OF THE ACQUIRED SUBSIDIARIES AND THE SPINCO ENTITIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT AND/OR MERGER SUB REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OF THE ACQUIRED SUBSIDIARIES, AND PARENT AND MERGER SUB (ON THEIR OWN BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND THE REPRESENTATIVES OF THE FOREGOING PARTIES) ACKNOWLEDGE AND AGREE TO THE FOREGOING.

8.21 Independent Investigation.

(a) Parent and Merger Sub have conducted such investigations of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries as it has deemed necessary in order to make an informed decision concerning the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries and the transactions contemplated hereby. Parent has reviewed the documents, records, reports and other materials identified in the Company Disclosure Schedule, included in the electronic data room maintained on the Datasite for “Project Volcano” or otherwise provided to Parent, Merger Sub, or their respective Affiliates or any such party’s

Representatives, and is familiar with the content thereof. Parent and Merger Sub acknowledge that they, their respective Affiliates and/or their respective Representatives have been given access to the properties and assets of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries and are familiar with the condition thereof. For the purpose of conducting these investigations, Parent and/or Merger Sub have employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Parent and Merger Sub are relying solely upon the advice and opinion offered by their own Representatives and the representations and warranties set forth in Article III to this Agreement. Neither the Company, the Stockholder Representative, nor any of their respective Affiliates shall have or be subject to any Liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including any information, documents or material made available to Parent and its Representatives in any “data rooms” (virtual or otherwise), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby.

(b) Except as and to the limited extent expressly set forth in Section 8.20, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any of the Acquired Subsidiaries, the SpinCo Subsidiaries or their Affiliates (or any of the Representatives of any of the foregoing) or any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries or their Affiliates, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of Company and the Acquired Subsidiaries by Parent after the Closing in any manner or (iii) the probable success or profitability of the business of the Company and the Acquired Subsidiaries after the Closing, and each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c) In connection with Parent’s and Merger Sub’s investigation of the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries, Parent and Merger Sub have received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company, the Acquired Subsidiaries and the SpinCo Subsidiaries. Parent and Merger Sub acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Parent and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to them and (iii) none of Parent, Merger Sub, their respective Affiliates and their and their Affiliates’ respective Representatives shall have any claim against anyone with respect to any of the foregoing. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any of its Affiliates nor any of its or their respective Representatives has made any representation or warranty with respect to such projections or other forecasts or plans.

(d) Except as set forth in Article IV, the Company acknowledges and agrees that neither Parent, Merger Sub nor any of their respective Subsidiaries or Affiliates (or any of the Representatives of any of the foregoing) or any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to Parent, Merger sub and their respective Subsidiaries or their Affiliates, or any of their respective assets, rights or properties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

KALEYRA INC.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

VOLCANO MERGER SUB, INC.

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer

VIVIAL INC.

By:	/s/ James Continenza
Name:	James Continenza
Title:	Chief Executive Officer

GSO SPECIAL SITUATIONS MASTER FUND LP, solely in its capacity as the Stockholder Representative

By: Blackstone Alternative Credit Advisors LP, Its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

Annex B

KALEYRA, INC.

2019 EQUITY INCENTIVE PLAN

(adopted by stockholders on November 22, 2019; effective November 25, 2019; as amended and restated by the stockholders on [    ], 2021)

1. DEFINITIONS. The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or the Compensation Committee, except that the Board or the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Board or the Compensation Committee (or a properly delegated member or members of the Board or such Compensation Committee) shall have authorized the issuance of a specified number of Shares under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation. The Board may, at its discretion, impose requirements on the composition of the Compensation Committee (for any specific Plan purpose or for all Plan purposes) in order to meets specific requirements under applicable law.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: A grant under the Plan to a Participant of any one or any combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Cash Awards.

(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Change in Control” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

(ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction;

(iii) a merger, consolidation or similar transaction in which the Company is not the surviving corporation; or

(iv) a reverse merger, consolidation or similar transaction in which the Company is the surviving corporation but the shares of Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board, if any. If there is no Compensation Committee of the Board, the Board itself will be the Compensation Committee for purposes of this Plan.

“Company”: Kaleyra, Inc.

“Contributing Misconduct”: An act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment or service that contributed to an obligation to restate the Company’s financial statements.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) an acquisition by any Exchange Act Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of directors other than by virtue of a merger, consolidation or similar transaction; (iii) a sale or transfer of all or substantially all the Company’s assets, or (iv) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Disability”: With respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan, is the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO. To the extent the aggregate fair market value of stock with respect to which ISOs are exercisable by an individual for the first time during any calendar year under all plans of the Company (or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code) exceed $100,000, the ISOs will be treated as non-incentive options with the ISOs granted earlier first accorded ISO status.

“Option Proceeds”: With respect to any sale or other disposition (including to the Company) of Shares issued or issuable upon exercise of a Stock Option or SAR, an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than mere continued Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. The Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Kaleyra, Inc. 2019 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Proceeds”: With respect to any sale or other disposition (including to the Company) of Restricted Stock or a Restricted Stock Unit (including of Stock delivered thereon), an amount determined appropriate by the Compensation Committee to reflect the effect of the restatement on the Company’s stock price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or Stock Units sold or disposed of.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Share”: A share of Stock.

“Stock”: Common Stock of the Company, par value $ 0.0001 per share.

“Stock Unit”: An unfunded and unsecured promise, denominated in Shares, to deliver Stock or cash measured by the value of Stock in the future.

“Stock Options”: Options entitling the recipient to acquire Shares upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the terms of the Award.

2. PURPOSE. The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN.

(a) Shares Available for Issuance. Subject to the provisions of Section 7, the total number of Shares available for grants of Awards under the Plan as of [    ], 2021 shall be (A) [                ] Shares, which includes increases as provided herein made on the first day of the Company’s 2020 and 2021 fiscal years, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in 2020 and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on 2029, equal to the least of (i) 5% of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such lesser amount, if any, as the Board may determine (such aggregate number of shares that may be issued under the plan, the “Share Reserve”). Awards may be issued entirely in the form of ISOs or through any combination of any one or more of the forms of Awards authorized under the terms of the Plan. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards that convert, replace or adjust awards of an acquired company shall not reduce the number of Shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional Shares will be delivered under the Plan.

(c) Limitations on Director Awards. In addition and subject to Section 7, no non-Employee director may be granted Awards with an aggregate grant date value in excess of $1 million in any calendar year, or $2 million for the calendar year in which a non-Employee director is first appointed or elected to the Board. Such limitation on non-Employee director Awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-Employee director.

(d) Non-Issuances. The following actions do not result in an issuance of Shares under the Plan and accordingly do not reduce the number of Shares subject to the Share Reserve and available for issuance under the Plan:

(1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Shares), (3) the withholding of Shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of Shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(e) Reversions to Share Reserve. The Shares previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any Shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any Shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any Shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

(f) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

5. ELIGIBILITY AND PARTICIPATION. The Administrator will select Participants from among those Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company or its Affiliates. Eligibility for ISOs is limited to employees (as defined by Code Section 3401(c)) of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS.

(a) ALL AWARDS.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Awards that convert, replace or adjust awards of an acquired company may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after November 25, 2029, but previously granted Awards may continue in accordance with their terms beyond that date.

(3) Transferability. ISOs may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime may be exercised only by the Participant. Except as the Administrator otherwise expressly provides, Awards other than ISOs may not be transferred other than by will or by the laws of descent and distribution. During the Participant’s lifetime, other non-transferable Awards requiring exercise may only be exercised by the Participant. No Award may be transferred under a domestic relations order.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The following will apply unless the Administrator expressly provides otherwise: Immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, upon the cessation of the Participant’s Employment as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of cessation of Employment), but only within such period of time ending on the earlier of (i) the date 12 months following such cessation of Employment (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after cessation of Employment due to Participant’s Disability, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR (as applicable) will terminate. and

(D) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back Shares from an Award or permit a Participant to tender previously owned Shares in satisfaction of tax withholding requirements.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to Shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the Shares delivered shall be treated as awarded under the Plan (and shall reduce the number of Shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements. Notwithstanding any other provisions of this Plan, in the case of a “specified employee” of the Company, any payment that is triggered by separation from service shall be delayed until the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Any payment(s) that would otherwise be due during the six month period described in the preceding sentence will be accumulated and paid as of the first business day following the expiration of six months following the date of separation from services (or until the Employee’s death, if earlier). Delayed payment(s) will bear interest during the six-month delay period.

(10) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(11) Non-Exempt Employees. Notwithstanding any other provision herein, if an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Stock until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Covered Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award, in another agreement between the Participant and the Company or an Affiliate, or, if no such definition, in accordance with the Company’s or Affiliate’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock-based Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 6(a)(11) will apply to all Awards and are hereby incorporated by reference into such Awards.

(b) AWARDS REQUIRING EXERCISE.

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment (which may include, if the Administrator so determines and if the Stock is publicly traded at the relevant time, a broker-assisted exercise). In the absence of a determination by the Administrator that other forms of payment are permitted, all payments shall be made by cash or by check acceptable to the Administrator.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of the grant. In the case of an ISO granted to a ten-percent stockholder within the meaning of subsection (b)(6) of Section 422, the maximum term will not exceed five (5) years from the date of grant.

(c) AWARDS NOT REQUIRING EXERCISE. Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.

7. EFFECT OF CERTAIN TRANSACTIONS.

(a) MERGERS, ETC. The following provisions will apply to Awards in the event of a Covered Transaction, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(1) Awards May Be Assumed. In the event of a Covered Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Covered Transaction), and any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Covered Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(2) If Awards Are Not Assumed. In the event of a Covered Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted, the vesting of such Awards (and, with respect to Stock Options and SARs, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Covered Transaction (contingent upon the effectiveness of the Covered Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Covered Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Covered Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Covered Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Covered Transaction. With respect to the vesting of Awards that will accelerate upon the occurrence of a Covered Transaction pursuant to this subsection (2) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Covered Transaction.

(3) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Covered Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(b) CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of Shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the

Administrator will make appropriate adjustments to the maximum number of Shares specified in Section 4(a) that may be delivered under the Plan, to the maximum number of Shares specified in Section 4(a) that may be issued upon the exercise of ISOs, and to the maximum number of Shares specified in Section 4(a) that may be issued with respect to Awards that are not ISOs, and will also make appropriate adjustments to the number and kind of Shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder. The Administrator shall exercise its discretionary authority under the immediately preceding sentence consistent with the objectives of preserving the qualification as ISOs of Awards intended to continue to qualify as ISOs.

(3) Continuing Application of Plan Terms. References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

(c) CHANGE IN CONTROL.

(1) The provisions of this Section 7(c) will apply to Awards in the event of a Change in Control unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or in any director compensation policy of the Company or unless otherwise expressly provided by the Board at the time of grant of an Award.

(2) If any payment or benefit a Participant will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(3) Notwithstanding any provision of the foregoing paragraph to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Participant as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being involuntarily terminated), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(4) If a Participant receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of Section 7(c)(2) and the U.S. Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Participant agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section 7(c)(2)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of the first paragraph of this Section 7(c)(2), the Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(5) Unless the Participant and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control will perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company will appoint a nationally recognized accounting or law firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.

(6) The Company will use commercially reasonable best efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Participant and the Company within 15 calendar days after the date on which the Participant’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Participant or the Company) or such other time as requested by the Participant or the Company.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove any restriction from Shares previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION. The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Amendment to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. CLAWBACK. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

11. MISCELLANEOUS.

(a) Plan Not The Exclusive Source of Bonuses. The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

(b) No Contract of Employment. Neither the Plan, the selection of a person as a Participant, the payment of any Award to any Participant, nor any action by the Company or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(c) Severability. If any provision of this Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit provided for under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit provided for under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(d) Unfunded Status. The Plan is intended to constitute an unfunded plan.

(e) Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(f) Sub-Plans and Additional Plans. The Administrator may establish one or more sub-plans or additional rules governing Awards to non-U.S. employees or to employees in U.S. jurisdictions subject to state blue-sky or other special requirements. Such sub-plans or rules, together with the generally applicable terms of the Plan, shall constitute the Plan as it pertains to any Awards to which such sub-plans or rules apply.

PART II

INFORMATION OF REGISTRATION STATEMENT

Item 20.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation and Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

2.6*†	Agreement and Plan of Merger, dated as of February 18, 2021, by and among Kaleyra Inc., Volcano Merger Sub, Inc., Vivial Inc. and GSO Special Situations Master Fund LP, solely in its capacity as the Stockholder Representative (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K as filed with the SEC on February 23, 2021)

3.1*	Second Amended and Restated Certificate of Incorporation of Kaleyra, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K as filed with the SEC on December 2, 2019)

3.2*	Amended and Restated Bylaws of Kaleyra, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K as filed with the SEC on December 2, 2019)

5.1	Opinion of DLA Piper LLP (US)

10.1*	Form of Stockholder Support Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 23, 2021)

10.2*	Form of PIPE Subscription Agreement dated as of February 18, 2021 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K as filed with the SEC on February 23, 2021)

10.3*	Form of Convertible Note Subscription Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K as filed with the SEC on February 23, 2021)

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

23.2	Consent of BPM LLP

23.3	Consent of Eide Bailly LLP

24.1	Power of Attorney, incorporated by reference to the signature page to the Company’s Registration Statement on Form S-4 (No. 333-255026) filed April 5, 2021

99.1	Form of Preliminary Proxy Card

†

Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

•	A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

•

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

•

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KALEYRA, INC.

Date: May 6, 2021	By:	/s/ Dario Calogero
Dario Calogero
President, Chief Executive Officer, and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date
*	President, Chief Executive Officer, and Director	May 6, 2021
Dario Calogero	(Principal Executive Officer)

*	Chief Financial Officer	May 6, 2021
Giacomo Dall’Aglio	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	May 6, 2021
Dr. Avi S. Katz

*	Director	May 6, 2021
Neil Miotto

*	Director	May 6, 2021
John Mikulsky

*	Director	May 6, 2021
Dr. Emilio Hirsch

*	Director	May 6, 2021
Matteo Lodrini

* By:	/s/ Dario Calogero
Dario Calogero